UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Global Eagle Entertainment Inc.

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Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Global Eagle Entertainment Inc. 6100 Center Drive, Suite 1020 Los Angeles, California 90045

April 27, 2018

Dear Fellow Stockholders:

We cordially invite you to attend the 2018 Annual Meeting of Stockholders of Global Eagle Entertainment Inc. on Monday, June 25, 2018, at 12:00 p.m. (Pacific Time) at 6100 Center Drive, Third Floor, Los Angeles, California.

You can find details about the business that we will conduct at the Annual Meeting as well as other information about the Annual Meeting in the attached Notice of 2018 Annual Meeting of Stockholders and Proxy Statement. As a stockholder, we will ask you to vote on a number of proposals.

Whether or not you plan to attend the Annual Meeting, your vote is important. After reading the attached Notice of 2018 Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy or voting instructions.

On behalf of the management team and your Board of Directors, thank you for your continued support and interest in our company.

Sincerely,

Josh Marks

Chief Executive Officer and Director

Notice of 2018 Annual Meeting of Stockholders

June 25, 2018

12:00 p.m. (Pacific Time)

The 2018 Annual Meeting of Stockholders of Global Eagle Entertainment Inc. (the “Annual Meeting”) will be held on June 25, 2018 at 12:00 p.m. (Pacific Time) at 6100 Center Drive, Third Floor, Los Angeles, California for the following purposes:

AGENDA:

1.	Elect Stephen Hasker, Jeff Leddy and Josh Marks as Class I members of our Board of Directors;

2.	Approve an amendment to our 2017 Omnibus Long-Term Incentive Plan to increase the number of shares available for grant thereunder by two million shares;

3.	Approve (on an advisory basis) the compensation of our named executive officers for 2017;

4.	Ratify (on an advisory basis) the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

5.	Transact any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.

We describe these items of business in more detail in the Proxy Statement accompanying this Notice.

Only stockholders of record as of the close of business on April 26, 2018 are entitled to receive notice of, and to vote at, the Annual Meeting and any and all adjournments or postponements thereof. Stockholders who hold shares in street name may vote through their brokers, banks or other nominees.

Regardless of the number of shares you own or whether you plan to attend the Annual Meeting, please vote. All stockholders of record can vote (i) over the Internet by accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you, (ii) by calling the toll-free telephone number specified on the enclosed proxy card and following the instructions when prompted, (iii) by written proxy by signing and dating the enclosed proxy card and returning it to us pursuant to the instructions under “Other Matters—How do I vote?” on page 67 of this Proxy Statement or (iv) by attending the Annual Meeting and voting in person.

We encourage you to receive all proxy materials electronically. If you wish to receive these materials electronically, please follow the instructions on the proxy card. See also “Other Matters—Electronic Access to Proxy Statement and Annual Report” on page 71 of the Proxy Statement for more information in this regard.

By Order of the Board of Directors,

Stephen Ballas

Executive Vice President, General Counsel and Corporate Secretary

April 27, 2018

HOW DO I VOTE?

INTERNET Visit the website listed on your proxy card	BY PHONE Call the telephone number on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope	IN PERSON Attend the Annual Meeting

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2018

This Notice of 2018 Annual Meeting and Proxy Statement and our 2017 Annual Report are available on our website at www.globaleagle.com under “Investors—Financial Info.”

TABLE OF CONTENTS

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 25, 2018

This Proxy Statement is being furnished to stockholders of record of Global Eagle Entertainment Inc. (“Global Eagle,” the “Company,” “we,” “us” or “our”) as of the close of business on April 26, 2018 in connection with the solicitation by our Board of Directors (“Board”) of proxies for our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 6100 Center Drive, Third Floor, Los Angeles, California on Monday, June 25, 2018, at 12:00 p.m. (Pacific Time), or at any and all adjournments or postponements thereof, for the purposes stated in the Notice of 2018 Annual Meeting of Stockholders. This Proxy Statement and the enclosed form of proxy is being sent to our stockholders on or about May 9, 2018.

INTRODUCTORY INFORMATION

Why am I receiving these materials?

We have sent you these proxy materials because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. We invite you to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.

How do I attend the Annual Meeting?

Stockholders may participate in the Annual Meeting by visiting 6100 Center Drive, Third Floor, Los Angeles, California on Monday, June 25, 2018, at 12:00 p.m. (Pacific Time). We discuss how to vote in person at the Annual Meeting below under “Other Matters—How do I vote?” on page 67.

Who can vote at the Annual Meeting?

Only our stockholders of record at the close of business on April 26, 2018 (which is the record date for the Annual Meeting) will be entitled to vote at the Annual Meeting. On this record date, there were 90,936,719 shares of our common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, during normal business hours, we will make available for examination by any stockholder a complete list of all stockholders on the record date. We will make this list available at our offices at 6100 Center Drive, Suite 1020, Los Angeles, CA 90045. We will also make this list of stockholders available at the Annual Meeting.

Stockholders of Record: Shares Registered in Your Name

If at the close of business on April 26, 2018 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person during the meeting or vote by proxy.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 26, 2018 you held your shares in an account at a brokerage firm, bank, dealer or other similar organization, rather than in your own name, then you are a beneficial owner of shares held in “street name” and that organization will forward these proxy materials to you. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting without a legal proxy.

● 2018 Proxy Statement	1

INTRODUCTORY INFORMATION

What am I voting on?

The matters scheduled for a vote are to:

1.	Elect Stephen Hasker, Jeff Leddy and Josh Marks as Class I members of our Board (each to serve for a three-year term);

2.	Approve an amendment (the “Amendment”) to our 2017 Omnibus Long-Term Incentive Plan (the “2017 Omnibus Plan”);

3.	Approve (on an advisory basis) the compensation of our named executive officers for 2017, as disclosed in this Proxy Statement; and

4.	Ratify (on an advisory basis) the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

What are the recommendations of our Board?

Unless you give other instructions on your signed proxy card, or by telephone or on the Internet, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. We set forth the recommendations of our Board, together with a description of each item, in this Proxy Statement. In summary, our Board recommends a vote:

•	FOR the election of Stephen Hasker, Jeff Leddy and Josh Marks as Class I members of our Board (each to serve for a three-year term) (see Proposal 1);

•	FOR the approval of the Amendment to the 2017 Omnibus Plan (see Proposal 2);

•	FOR the approval (on an advisory basis) of the compensation of our named executive officers for 2017 (see Proposal 3); and

•	FOR the ratification (on an advisory basis) of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (see Proposal 4).

How many votes do I have?

For each matter that we are submitting for your vote, you have one vote for each share of common stock that you owned at the close of business on April 26, 2018.

How many votes are needed to approve each proposal?

•	For Proposal 1 (the election of our Class I director nominees), the three director nominees will be elected if the votes cast “FOR” each such director nominee exceed the votes cast “AGAINST” that nominee. Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of the nominee’s election.

•	To be approved, Proposal 2 (the approval of the Amendment to the 2017 Omnibus Plan) must receive “FOR” votes from the holders of a majority of the votes cast, i.e., the votes cast “FOR” the Proposal must exceed the votes cast as “AGAINST.” Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of this Proposal.

•	To be approved, Proposal 3 (the advisory approval of the compensation of our named executive officers for 2017) must receive “FOR” votes from the holders of a majority of votes cast, i.e., the votes cast “FOR” the Proposal must exceed the votes cast as “AGAINST.” Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of this Proposal. The outcome of this vote is advisory only, and will not be binding on us.

2	● 2018 Proxy Statement

INTRODUCTORY INFORMATION

•	To be approved, Proposal 4 (the advisory ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2018) must receive “FOR” votes from the holders of a majority of the votes cast, i.e., the votes cast “FOR” the Proposal must exceed the votes cast as “AGAINST.” Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of this Proposal. (Note that in the absence of instructions from you, your broker may use its discretion to vote your shares on this Proposal. See “Other Matters—What are ‘broker non-votes’?” on page 70.) The outcome of this vote is advisory only, and will not be binding on us.

● 2018 Proxy Statement	3

PROPOSAL 1  ELECT CLASS I DIRECTOR NOMINEES

(STEPHEN HASKER, JEFF LEDDY AND JOSH MARKS)

Our Board currently consists of three classes (Classes I, II and III). Our stockholders elect one class of directors each year. All directors are elected for three-year terms or until their successors are elected and qualified, or, if sooner, until the director’s death, resignation or removal.

At the Annual Meeting, our stockholders will vote to elect our Class I director nominees (Stephen Hasker, Jeff Leddy and Josh Marks), all of whom are incumbent directors. If elected, the Class I directors will each have a term expiring at the 2021 Annual Meeting of Stockholders. We set forth below on page 5 under “Directors and Executive Officers” information concerning each nominee for director. Each director nominee has agreed to serve if elected, and we have no reason to believe that any director nominee will be unable to serve the Company for the full three-year term.

Required Vote

This is an uncontested Board election. As such, under our by-laws, each nominee must receive the affirmative vote of a majority of the votes cast on his election, i.e., the votes cast “FOR” such director nominee must exceed the votes cast “AGAINST.” Shares represented by executed proxies (but with no marking indicating “FOR” or “AGAINST” the nominee) will be voted “FOR” the election of the director nominees. Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of the nominee’s election. If any nominee becomes unavailable for election as a result of an unexpected occurrence (such as his death prior to the Annual Meeting), your shares will be voted “FOR” the election of a substitute nominee that we proposed.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF STEPHEN HASKER, JEFF LEDDY AND JOSH MARKS AS CLASS I MEMBERS OF OUR BOARD AS OUTLINED IN THIS PROPOSAL 1.

4	● 2018 Proxy Statement

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Name	Class I (Term Expires at Upcoming 2018 Annual Meeting)	Class II (Term Expires at 2019 Annual Meeting)	Class III (Term Expires at 2020 Annual Meeting)
Jeff Leddy, Board Chair	X
Edward L. Shapiro, Lead Independent Director		X
Jeffrey E. Epstein*	X
Stephen Hasker	X
Josh Marks	X
Robert W. Reding			X
Jeff Sagansky		X
Harry E. Sloan		X
Eric Sondag			X
Ronald Steger			X
Eric Zinterhofer			X
Total directors in Class	4	3	4

*	Mr. Epstein has served on our Board since February 2013. He will not stand for re-election and will retire from our Board at the expiration of his current term at the Annual Meeting. We are grateful for his many years of service to our company.

CLASS I DIRECTORS

Terms Expiring (and nominated for re-election) at the 2018 Annual Meeting of Stockholders

Stephen Hasker Age: 48 Director Since: April 2015 Board Committees: Audit, Compensation	Stephen Hasker has been a member of our Board since April 2015. He has served on the board of directors of Appen Limited (ASX: APX) since April 2015, where he is a member of its Nomination and Remuneration Committee. He has been Chief Executive Officer of CAA Global since January 2018. He was previously the Global President and Chief Operating Officer of Nielsen Holdings PLC (NYSE: NLSN) from December 2015 to December 2017, and prior to that served as Nielsen’s President, Global Products from November 2009 to January 2014. Mr. Hasker joined Nielsen in 2009 from McKinsey & Company, where he was a partner in McKinsey’s Global Media, Entertainment and Information practice from 1998 to 2009. Prior to McKinsey, Mr. Hasker spent five years in several financial roles in the United States, Russia and Australia. Mr. Hasker has an undergraduate degree from the University of Melbourne and an MBA and a Masters in International Affairs from Columbia University. He is a member of the Australian Institute of Chartered Accountants.

We believe Mr. Hasker is qualified to serve on our Board due to his operational experience as Chief Executive Officer of CAA Global and as a public company executive at Nielsen N.V., and his overall experience with media and entertainment businesses.

Jeff Leddy Age: 63 Director Since: February 2013 Executive Chairman of the Company and Chairman of the Board Since: April 2018 Board Committees: None	Jeff Leddy has been Executive Chairman of our Company and Chairman of our Board of Directors since April 2018 and has served as a member of our Board of Directors since February 2013. He served as our Chief Executive Officer from February 2017 to March 2018. Mr. Leddy previously served as Chief Executive Officer of Verizon Telematics, Inc. (formerly Hughes Telematics, Inc. prior to its acquisition by Verizon Communications in July 2012) from December 2006 until January 2015 and served as a member of its board of directors from April 2006 to July 2012. From 2005 to 2011, he served on the boards of directors of various Hughes Communications-affiliated companies. From April 2003 through December 2006, Mr. Leddy served as Chief Executive Officer and President of SkyTerra Communications, Inc., and he served on its board of directors from 2006 to 2008. Prior to becoming Skyterra’s Chief Executive Officer, Mr. Leddy served in the roles of President, Chief Operating Officer and Senior Vice President of Operations for that company. Mr. Leddy has a BA in Physics from the Georgia Institute of Technology and an MS in Electrical Engineering from Stanford University.

We believe Mr. Leddy is qualified to serve on our Board due to his extensive experience with satellite communications and telematics businesses and extensive executive experience, including his public company experience as a chief executive officer and director.

● 2018 Proxy Statement	5

DIRECTORS AND EXECUTIVE OFFICERS

Josh Marks Age: 41 Director Since: April 2018 Board Committees: None	Josh Marks joined our company in August 2015 and has served as our Chief Executive Officer and as a member of our Board of Directors since April 2018. He previously served as our Executive Vice President, Connectivity from April 2017 to March 2018, as our Executive Vice President, Aviation Connectivity from July 2016 to March 2017 and as our Senior Vice President, Operations Solutions from August 2015 through June 2016. From January 2011 to August 2015, Mr. Marks was the Chief Executive Officer and a Director of Marks Systems, Inc. (d/b/a masFlight), an aviation big-data analytics company that he co-founded and that we acquired in August 2015. From February 2008 to December 2010, Mr. Marks was the Chief Financial Officer and a Director of eJet Aviation Holdings, a provider of VIP aircraft maintenance services, and the Executive Director of the American Aviation Institute, a commercial aviation policy think-tank. From 2003 to 2008, Mr. Marks served as a senior executive of MAXjet Airways, a transatlantic premium airline he co-founded. Earlier in his career, Mr. Marks served as Associate Director of the George Washington University aviation institute and held key roles at two technology companies, Virtualis Systems (acquired by Allegiance Telecom) and VelociGen (acquired by SOA Software). Mr. Marks has a BA and an MBA from Harvard University.
We believe Mr. Marks is qualified to serve on our Board due to his broad aviation and transportation experience and extensive experience with companies in the technology and analytics industries.

CLASS II DIRECTORS

Terms Expiring at the 2019 Annual Meeting

Jeff Sagansky Age: 66 Director Since: May 2011 Board Committees: Audit, Compensation	Jeff Sagansky has been a member of our Board since January 2013. (He also served as our President from 2011—when we were formed as a special purpose acquisition company—until January 2013—when we consummated our business combination with Row 44 and Advanced Inflight Alliance AG.) Mr. Sagansky has served on the board of directors of Platinum Eagle Acquisition Corp. (Nasdaq: EAGL) since December 2017 and on the board of directors of WillScot Corporation (Nasdaq: WSC) since November 2017, where he is a member of that board’s Nominating and Corporate Governance Committee and its Compensation Committee. He served on the board of directors of Scripps Networks Interactive, Inc. (Nasdaq: SNI) from June 2008 to April 2018, and was a member of that board's Audit Committee and its Corporate Governance Committee; Videocon d2h Limited (Nasdaq: VDTH) from May 2016 to April 2018, and was a member of that board's Audit Committee; and Starz Entertainment (Nasdaq: STRZA, STRZB) from January 2013 until December 2016, and was a member of that board's Audit Committee and its Compensation Committee. Mr. Sagansky

was also previously President of Silver Eagle Acquisition Corp. (a special purpose acquisition company) from April 2013 until its business combination with Videocon in March 2015; President, CEO and a member of the board of directors of Double Eagle Acquisition Corp. (a special purpose acquisition company) from June 2015 until its business combination with WillScot in November 2017; Chairman of RHI Entertainment, Inc. from 2009 to 2011; and Co-Chairman and interim chief executive officer of Peace Arch Entertainment Group, Inc. from 2007 to 2008. Mr. Sagansky has a BA from Harvard College and an MBA from Harvard Business School.

We believe Mr. Sagansky is qualified to serve on our Board of Directors due to his extensive executive leadership experience with the management and operations of companies in the entertainment sector, including public companies in the television industry, as well as his depth of experience in the media and entertainment industries generally.

6	● 2018 Proxy Statement

DIRECTORS AND EXECUTIVE OFFICERS

Edward L. Shapiro Age: 53 Director Since: February 2013 Lead Independent Director Since: April 2018 Board Committee: Governance	Edward L. Shapiro has been our Lead Independent Director since April 2018 and a member of our Board since February 2013. He served as our Board Chair from February 2013 through March 2018. He served as a Managing Partner of PAR Capital Management, Inc. from 1997 to December 2016. Prior to joining PAR Capital, Mr. Shapiro was a Vice President at Wellington Management Company, LLP, and before that an analyst at Morgan Stanley & Co. Mr. Shapiro has served on the board of directors of United Continental Holdings, Inc. (NYSE: UAL) since April 2016, and he served on the board of US Airways from 2005 to 2008. Mr. Shapiro also served on the board of directors of SONIFI Solutions, Inc. from November 2010 to December 2016. Mr. Shapiro has a BS in Economics from the Wharton School of the University of Pennsylvania and an MBA from UCLA Anderson School of Management.

We believe Mr. Shapiro is qualified to serve on our Board due to his extensive experience with travel, media and related businesses, considerable expertise in finance and financial matters, deep understanding of our aviation connectivity business through his service to Row 44 (one of our predecessor companies prior to our business combination with Row 44 and Advanced Inflight Alliance AG in January 2013) and the airline industry.

Harry E. Sloan Age: 68 Director Since: May 2011 Board Committee: Governance (Chair)	Harry E. Sloan has been our Board since 2011. (He also served as our Chairman and Chief Executive Officer from 2011—when we were formed as a special purpose acquisition company—until January 2013—when we consummated our business combination with Row 44 and Advanced Inflight Alliance AG.) Mr. Sloan served on the board of directors of Videocon d2h Limited (Nasdaq: VDTH) from May 2016 to April 2018, where he was a member of that board’s Nomination, Remuneration and Compensation Committee. Mr. Sloan was also previously Chairman and Chief Executive Officer of Silver Eagle Acquisition Corp. (a special purpose acquisition company) from April 2013 through its business combination with Videocon in March 2015. From November 2010 to December 2013, Mr. Sloan served on the board of directors of Promotora De Informaciones, S.A. (NYSE: PRIS) (also known as PRISA). From 2005 to 2009, Mr. Sloan served as Chairman and Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., and was its Chairman until 2011. From 1990 to 2001, Mr. Sloan was Chairman and Chief Executive Officer of SBS Broadcasting, S.A., a company that he founded in 1990, and he served as its Executive Chairman until 2005. Mr. Sloan currently serves on the Board of Visitors of the

1990, and he served as its Executive Chairman until 2005. Mr. Sloan currently serves on the Board of Visitors of the UCLA Anderson School of Management and on the Executive Board of UCLA School of Theater, Film and Television. Mr. Sloan has a BA from the University of California, Los Angeles and a JD from Loyola Law School.

We believe Mr. Sloan is qualified to serve on our Board due to his extensive background and experience as an executive in the media and entertainment industries and his substantial mergers-and-acquisitions experience.

CLASS III DIRECTORS

Terms expiring at the 2020 Annual Meeting

Robert W. Reding Age: 68 Director Since: January 2013 Board Committee: Compensation (Chair)	Robert W. Reding has been a member of our Board since January 2013. He has been a consultant in the commercial airline industry since January 2012. Prior to that, from September 2007 until December 2012, Mr. Reding was Executive Vice President—Operations for American Airlines and Executive Vice President of AMR Corporation. Prior to that, Mr. Reding served as Senior Vice President—Technical Operations for American Airlines from May 2003 to September 2007. Mr. Reding joined AMR Corporation in March 2000 and served as Chief Operations Officer of its AMR Eagle division through May 2003. Prior to joining AMR Corporation, Mr. Reding served as President and Chief Executive Officer of Reno Air (from 1992 to 1998) and as President and Chief Executive Officer of Canadian Regional Airlines (from 1998 to 2000). Mr. Reding is a graduate of the United States Air Force pilot training program and served as an officer and pilot flight examiner with the United States Air Force from 1972 to 1979. He has an FAA Air Transport Pilot Rating for Douglas DC-9-MD-80 and Boeing 737 series aircraft and has accumulated over 10,000 hours as a commercial pilot. He has served as a board member of various aviation, civic and charitable organizations. Mr. Reding has a BS in Aeronautical Engineering from California State Polytechnic University and an MBA from Southern Illinois University.

We believe Mr. Reding is qualified to serve on our Board due to his operating and management experience, including more than 30 years of experience in the airline industry.

● 2018 Proxy Statement	7

DIRECTORS AND EXECUTIVE OFFICERS

Eric Sondag Age: 42 Director Since: April 2018 Board Committees: Audit, Governance	Eric Sondag has been a member of our Board since March 2018. He is a Partner at Searchlight Capital Partners, a private equity firm, where he has worked since 2011. Mr. Sondag has served on the board of directors of Gymboree Group Inc. (OTCMKTS: GMBE) since October 2017 and on the board of directors of Cengage Learning Holdings II Inc. (OTCMKTS: CNGO) since April 2014. Mr. Sondag also serves on the board of advisors for Georgetown University’s McDonough School of Business. Prior to joining Searchlight Capital Partners, Mr. Sondag worked at GTCR Golder Rauner in Chicago in various capacities. Mr. Sondag has a BS from Georgetown University and has completed the Executive Management Program at INSEAD in Singapore.
We believe Mr. Sondag is qualified to serve on our Board due to his extensive investment experience in the media and technology industries.

Ronald Steger Age: 64 Director Since: April 2017 Board Committee: Audit (Chair)	Ronald Steger has been a member of our Board since April 2017 and has served as our Audit Committee Chair since June 2017. He has served on the board of directors of Overseas Shipholding Group, Inc. (NYSE: OSG) since August 2014 and currently serves on that board’s Audit Committee (as chair) and its Corporate Governance & Risk Committee. Mr. Steger will also join the board of directors of Great Lakes Dredge & Dock Corporation (Nasdaq: GLDD) in May 2018. Mr. Steger previously served on the board of directors of International Seaways Inc. (NYSE: INSW) from November 2016 to June 2017, where he served on that board’s Audit Committee and its Corporate Governance & Risk Assessment Committee. Since September 2015, Mr. Steger has served as the Senior Technical Advisor to the Effectus Group, an accounting advisory firm based in Silicon Valley, and since February 2014, he has served on the Advisory Board of ATREG, Inc., a global advisory firm specializing in the semiconductor and related advanced technology verticals. Mr. Steger began his career with KPMG in 1976 and was admitted into its partnership in 1986. He served as an SEC

Reviewing Partner at KPMG from 2003 to 2013 and retired from KPMG in December 2013. Mr. Steger has a BS in Accounting from Villanova University.

We believe Mr. Steger is qualified to serve on our Board due to his experience serving on boards of public companies and his extensive background in accounting.

Eric Zinterhofer Age: 46 Director Since: April 2018 Board Committee: Compensation	Eric Zinterhofer has been a member of our Board since March 2018. He is a Founding Partner at Searchlight Capital Partners, a private equity firm, where he has worked since 2010. Mr. Zinterhofer has served on the board of directors of Hemisphere Media Group, Inc. (Nasdaq: HMTV) since October 2016, and is a member of that board’s Executive Committee; on the board of directors of Charter Communications, Inc. (Nasdaq: CHTR) since November 2009, and is a member of that board’s Compensation and Benefits Committee, its Finance Committee and its Nominating and Governance Committee; on the board of directors of Liberty Latin America Ltd. (Nasdaq: LILA) since December 2017; and on the board of directors of Roots Corporation (TSE: ROOT) since December 2015. He previously served on the board of directors of Dish TV India Ltd. (NSE: DISHTV) from December 2009 to March 2017, and on the board of directors of General Communication Inc. (FRA: CG1) from March 2015 to March 2018.

Prior to co-founding Searchlight Capital Partners, Mr. Zinterhofer was a senior partner at Apollo Global Management in New York. Mr. Zinterhofer has a BA from the University of Pennsylvania and an MBA from Harvard Business School.

We believe Mr. Zinterhofer is qualified to serve on our Board due to his extensive investment experience in the media and technology industries and as a director of a large telecommunications company.

8	● 2018 Proxy Statement

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

Our current executive officers are as follows:

Name	Age	Title
Jeff Leddy	63	Executive Chairman of the Company
Josh Marks	41	Chief Executive Officer
Paul Rainey	42	Executive Vice President and Chief Financial Officer
Walé Adepoju	46	Executive Vice President and Chief Strategy Officer
Stephen Ballas	42	Executive Vice President, General Counsel and Corporate Secretary
Per Norén	53	Executive Vice President and Chief Commercial Officer
Sarlina See	47	Senior Vice President and Chief Accounting Officer

The following is biographical information for our current executive officers (other than our Company’s Executive Chairman Jeff Leddy and our CEO Josh Marks, who are members of our Board and whose biographical information we have provided under “Directors and Executive Officers—Directors” on page 5).

Paul Rainey

Paul Rainey joined our company as Chief Financial Officer in April 2017. Mr. Rainey previously served as Chief Financial Officer of Harris CapRock Communications from May 2014 to April 2017. Prior to Harris CapRock Communications, Mr. Rainey served as Chief Financial Officer of General Electric Company’s (NYSE: GE) Lighting Professional Solutions business from March 2013 to April 2014 and as Chief Financial Officer of its Power Equipment business from March 2010 to February 2013. Prior to March 2010, Mr. Rainey served in two senior financial planning and analysis roles at General Electric from January 2007 to March 2010 and from October 2003 to October 2005. Between those appointments, Mr. Rainey served as a FamilyLife missionary from November 2005 to December 2006. Mr. Rainey currently serves on the boards of directors of Cutwell 4 Kids and America Responds with Love, and previously served on the boards of directors of Hesed Consulting, Georgia CASA and the Notre Dame Business Advisory Council. Mr. Rainey has a MS in Accountancy and a BBA in Finance and Computer Applications from the University of Notre Dame.

Walé Adepoju

Walé Adepoju joined our company in July 2014 and has been our Executive Vice President and Chief Strategy Officer since April 2018. He previously served as our Executive Vice President, Media & Content from September 2016 to March 2018 and as our Chief Commercial Officer from May 2014 through August 2016. From September 2013 to April 2014, Mr. Adepoju was Chief Operating Officer of Advanced Inflight Alliance AG (“AIA”) (one of our predecessor companies prior to our business combination with Row 44 and AIA in January 2013) and previously served as AIA’s Chief Strategy Officer from April 2012 to August 2013. From May 2000 to April 2012, Mr. Adepoju served as Managing Director at IMDC Aviation Consulting. Prior to IMDC, Mr. Adepoju served as Director of Strategy at Spafax, which is affiliated with the advertising and public-relations company WPP PLC. Earlier in his career, Mr. Adepoju worked as an air transport analyst providing investment advice on aerospace companies and products. Mr. Adepoju has a degree in Manufacturing Engineering and a Masters in Air Transport Management from Cranfield University.

Stephen Ballas

Stephen Ballas joined our company as General Counsel and Corporate Secretary in April 2016 and has been our Executive Vice President, General Counsel and Corporate Secretary since September 2016. Prior to that, Mr. Ballas was a Senior Vice President and Deputy General Counsel at CBRE Group, Inc. (NYSE: CBG) from July 2013 to April 2016. From July 2011 to July 2013, Mr. Ballas served as a Senior Counsel at CBRE Global Investors, which is CBRE Group’s real estate

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DIRECTORS AND EXECUTIVE OFFICERS

investment management arm. He served as a Vice President at GSO Capital Partners, the credit-investment arm of The Blackstone Group (NYSE: BX), from 2010 to 2011, and as a Senior Counsel at the New York-based hedge fund TPG-Axon Capital from 2007 to 2010. Mr. Ballas was a corporate associate at the law firm of Simpson Thacher & Bartlett LLP from 2002 to 2007. Mr. Ballas has a BA in Economics from Duke University and a JD from Georgetown Law School.

Per Norén

Per Norén joined our company in March 2017 and has served as our Executive Vice President and Chief Commercial Officer since April 2018. He previously served as our Senior Vice President, Aviation Connectivity from March 2017 to March 2018. From August 2007 to February 2017, Mr. Norén held several senior positions at The Boeing Company, including as its Chief Customer Officer for Digital Aviation from January 2016 to February 2017, as its Vice President, Digital Solutions from January 2013 to December 2015 and as its Vice President, Information Services from January 2010 to December 2012. He was previously President and Chief Executive Officer of Carmen Systems, a technology, analytics and software company for the aviation and transportation industries, from 1998 to 2007. Mr. Norén graduated from the Swedish Military Academy and the Gothenburg School of Business, Economics and Law at The University of Gothenburg, Sweden. He also has a degree from the Executive Education Program at Harvard Business School.

Sarlina See

Sarlina See joined our company as Chief Accounting Officer in May 2017. Ms. See previously served as Global Business Unit Controller of Stanley Oil & Gas, which is a division of Stanley Black & Decker, Inc. (NYSE: SWK), from May 2013 to May 2017. From January 2008 through May 2013, Ms. See served as the Global Controller at Digital Energy, a division of GE Energy Connections (which is a business unit of General Electric Company). Prior to that, Ms. See held other senior finance positions and audit roles at various General Electric Company business units from 1997 to 2007. Ms. See has a BBA in Accounting from Idaho State University and is a licensed Certified Public Accountant in the State of Idaho.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Pursuant to Nasdaq Listing Rules, our Board must affirmatively determine that a majority of the members of our Board qualify as “independent.” Consistent with this requirement, based on a review and assessment performed by our General Counsel of all relevant identified transactions and relationships between each of our directors, or any of their family members, and us, our senior management and our independent registered public accounting firm, our Board affirmatively determined that each of our current directors (other than Messrs. Leddy and Marks, who are our Executive Chairman and our CEO, respectively) meets the standards of independence under applicable Nasdaq Listing Rules. In making this determination, our Board found all of our directors (other than Messrs. Leddy and Marks) to be free of any relationship that would impair his individual exercise of independent judgment with regard to the Company. Our Board also determined that each member of its Audit Committee and of its Compensation Committee is independent under Nasdaq Listing Rules applicable to service on those committees.

Board Leadership Structure

The Board annually elects a director to be chairperson of the Board. The Board Chair may or may not be an officer of the Company. The Board believes that it should decide whether to have an officer also serve as the Board Chair based on its business judgment after considering relevant factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders.

If the individual elected as Board Chair is an officer of the Company, or if the Board Chair is not independent, the Board believes that a Lead Independent Director should be appointed to help ensure robust independent leadership on the Board. When this is the case, the independent directors elect the Lead Independent Director. The Board will consider rotating the Lead Independent Director, if any, at such intervals as the Board determines based on the recommendation of its Corporate Governance & Nominating Committee (the “Governance Committee”).

The Lead Independent Director will preside at any meeting of the Board at which the Board Chair is not present, including at executive sessions for independent directors, at meetings or portions of meetings on topics where the Board Chair or the Board raises a possible conflict of interest involving the Board Chair, and when requested by the Board Chair. The Lead Independent Director may call meetings of the independent directors or of the Board, at such time and place as he or she determines. In addition, the Lead Independent Director will facilitate communication between the Board Chair and the independent directors; will review and have the opportunity to provide input on meeting agendas and meeting schedules for the Board; and will perform such other duties as the Governance Committee may from time to time establish.

Currently, Mr. Leddy (who is our Company’s Executive Chairman) also serves as our Board Chair, and Mr. Shapiro serves as our Lead Independent Director.

Meetings of the Board

Our Board met six times during 2017. During 2017, each Board member attended at least 75% of the aggregate number of meetings held for the Board and for the committees on which he served. Under our Board’s Corporate Governance Guidelines, all Board members are expected to attend our annual stockholders’ meetings. All of our then directors (other than Messrs. Hasker, Sloan and Sagansky) attended our 2017 Annual Meeting of Stockholders.

Independent Director Meetings

Our non-management directors generally meet in executive session, i.e., without management present, each time that the Board convenes for a regularly scheduled meeting. Our Lead Independent Director will generally preside over executive sessions of our independent directors.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Code of Ethics

We have a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on our website at www.globaleagle.com under “Investors—Governance.” We adopted our Code of Ethics to promote honest and ethical conduct and compliance with applicable governmental laws, rules and regulations.

Corporate Governance

We are committed to maintaining the highest standards of business conduct and corporate governance, as set forth in the following table and description of key governance policies.

GOVERNANCE HIGHLIGHTS

• Eleven directors, all of whom are independent (other than our Board Chair and Company’s Executive Chairman Jeff Leddy and our CEO Josh Marks)	• Pay-for-performance compensation program, which includes performance-based annual cash bonus payments (our AIP bonuses) and performance-based equity grants (our PSU awards)

• Appointment of a Lead Independent Director	• Annual “say on pay” votes, with most recent favorable “say on pay” vote over 99%

• Regular executive sessions of independent directors	• Stock ownership requirements for CEO and directors

• Risk oversight by the Board and its key committees	• Policy restricting trading, pledging and hedging of our stock

• All directors attended at least 75% of Board and Board committee meetings	• Majority voting requirement for directors in uncontested elections

• No “over-boarding” by our directors on other public-company boards (i.e., serve on more than five public company boards)	• Currently no poison pill takeover defense plans

Our key governance policies include:

•	Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines to provide a framework for effective corporate governance at our company. These guidelines describe the principles and practices that the Board will follow in carrying out its corporate-governance responsibilities. For example, under these guidelines, our directors may not be “over-boarded,” i.e., serve on more than five public-company boards (with service on our Board constituting one of the five) without the consent of our Governance Committee.

•	Related Party Transactions Policy. Our Audit Committee has a related party transactions policy whereby our Audit Committee must review and approve related party transactions between us and our directors, executive officers, their family members and our significant stockholders because these transactions may give rise to potential conflicts of interest. See “Related Party Transactions Policy and Transactions—Related Party Transactions Policy” beginning on page 64.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

•	Whistleblower Policy and Procedures. Our Whistleblower Policy and Procedures direct our Audit Committee to investigate complaints (received directly or through management) regarding:

•	fraud or deliberate error in the preparation, evaluation, review or audit of our financial statements;

•	fraud or deliberate error in the recording and maintaining of our financial records;

•	deficiencies in or noncompliance with our internal accounting controls;

•	misrepresentations or false statements to or by our senior officers or accountants regarding a matter contained in our financial records;

•	our financial reports or audit reports; and

•	deviations from full and fair reporting of our financial condition.

To this end, we maintain an EthicsPoint whistleblower hotline (staffed by a third-party vendor) to provide all of our current and former employees, vendors, customers, stockholders and other stakeholders with an anonymous and confidential method to report misconduct by us or our personnel. The hotline is available to report concerns regarding the financial-reporting, record-keeping and control matters covered by our Whistleblower Policy and Procedures. It is also available for compliance-related concerns; concerns regarding other inappropriate and illegal workplace conduct, such as fraud, criminal and other illegal acts; employment and human-resources complaints (e.g., discrimination and harassment); and concerns regarding enterprise-related risk. The hotline is reachable toll-free at (866) 422-3580 or at www.globaleagle.ethicspoint.com.

•	Conflicts of Interest Policy. Our Governance Committee has a Conflicts of Interest Policy to address actual, potential and apparent conflicts of interest that may arise in connection with personal and professional relationships. Under this policy, directors and executive officers must disclose all conflicts of interest to the Board, which must approve any “conflicted” transaction.

•	Equity Award Policy. Our Board has an Equity Award Policy to ensure that equity awards issued under our equity incentive plans are generally made on a regular schedule and duly approved by our independent Compensation Committee. Our management equity grants of traditional time-based restricted stock units and options are generally issued every year at the Compensation Committee meeting during the Spring, and our performance-based restricted stock units are generally issued every year at the Compensation Committee meeting during the Fall. In addition, the pricing date for equity grants must generally occur during an “open-window” trading period or two full business days after our next earnings release (whichever occurs first), and cannot precede the date on which the Compensation Committee actually approves the issuance of the award.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Information Regarding Committees of the Board of Directors

Our Board has an Audit Committee, a Compensation Committee and a Corporate Governance & Nominating Committee. We have posted the charter for each of our Board committees on our website at www.globaleagle.com under “Investors—Governance.” The following table provides the current membership (as of April 2018) and the total number of meetings during 2017 for each of these Board committees.

Name	Audit	Compensation	Corporate Governance & Nominating
Jeff Leddy, Board Chair
Edward L. Shapiro, Lead Independent Director			X
Jeffrey E. Epstein(1)			X
Stephen Hasker	X	X
Josh Marks
Robert W. Reding		X*
Jeff Sagansky	X	X
Harry E. Sloan			X*
Eric Sondag	X		X
Ronald Steger	X*
Eric Zinterhofer		X
Total meetings in 2017	9	5	3

*	Committee Chair

(1)	Mr. Epstein will retire from our Board at the expiration of his current Class I term at the Annual Meeting.

Role of the Board and Its Committees in Risk Oversight

Below is a description of each committee of our Board.

Audit Committee—All members of our Audit Committee are financially literate. Two of our Audit Committee members (Ronald Steger and Stephen Hasker) also qualify as an “audit committee financial expert” as defined in applicable SEC rules because each of them meets the requirement for past employment experience in finance or accounting, has the requisite professional certification in accounting or has comparable experience. The responsibilities of our Audit Committee include:

•	reviewing the Company’s annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm;

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Full Board One of our Board’s key functions is informed oversight of our risk management processes. The Board currently administers the risk oversight function as a full board as well as through its committees, which address risks inherent in their respective areas of committee oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Audit Committee Our Audit Committee has the responsibility to consider and discuss our enterprise risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements. Compensation Committee Our Compensation Committee reviews and discusses the Company’s compensation practices and the relationship among risk, risk management and compensation in light of the Company’s objectives. Governance Committee Our Governance Committee assists the Board in managing the Company’s overall enterprise risk by periodically assessing and responding as appropriate to risks that may arise in connection with the Company’s governance structures and processes.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

•	appointing our independent registered public accounting firm, determining the compensation of our independent registered public accounting firm and pre-approving our engagement of our independent registered public accounting firm for audit and non-audit services to be performed by that independent registered public accounting firm and the related fees for those services;

•	overseeing our independent registered public accounting firm;

•	meeting with our independent registered public accounting firm to discuss the audit and quarterly reviews;

•	reviewing with our independent registered public accounting firm and management the adequacy of our internal controls over financial reporting, and any significant findings and recommendations with respect to those controls;

•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and, if applicable, submissions by employees of concerns regarding questionable accounting or auditing matters;

•	meeting periodically with management to review and assess our enterprise risk exposures and the manner in which those risks are being monitored and controlled;

•	reviewing and approving all related party transactions;

•	understanding the impact of our operating and control environment on our financial reporting;

•	overseeing our implementation of new GAAP standards and use of non-GAAP financial measures; and

•	reviewing any material charges under GAAP and the facts and circumstances supporting the relevant analysis.

Compensation Committee—Our Compensation Committee is responsible for overseeing matters relating to the compensation of our Company’s Executive Chairman, CEO and other executive officers as well as the administration of our incentive-based plans for those officers and of our equity-based compensation plans. The functions of our Compensation Committee include:

•	determining and reviewing, on an annual basis, our compensation philosophy and policies;

•	determining the compensation of our Company’s Executive Chairman and our CEO (who are not present during that determination) and our other executive officers;

•	determining, or recommending to our Board for determination, the compensation of members of our Board and other committees thereof in connection with Board and committee service;

•	reviewing and discussing the “Compensation Discussion and Analysis” disclosure with management, recommending to the Board its inclusion in our annual proxy statement and preparing a report for inclusion in our proxy statement that certifies that the Compensation Committee has discharged this duty; and

•	reviewing our compensation practices and the relationship among risk, risk management and compensation in light of our objectives, including the design of compensation practices to avoid encouraging excessive risk-taking.

Compensation Committee Interlocks and Insider Participation—During 2017, none of the members of our Compensation Committee was a current or former employee of our Company. Jeff Sagansky served as our President from 2011 until 2013, as described above under “Directors and Executive Officers—Directors” on page 5, and is a party to a registration rights agreement described under “Related Party Transactions Policy and Transcations—Related Party Transactions” beginning on page 64. Jeff Leddy, who served as our CEO from February 2017 to March 2018 and who now serves as our Company’s Executive Chairman, served on our Compensation Committee in early 2017, but resigned from that role upon becoming our CEO.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

No “interlocking” relationships exist between our Board or our Compensation Committee and the board of directors or the compensation committee of any other entity. This means that none of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Governance Committee—Our Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board and for assisting our Board in developing and ensuring compliance with our foundational and corporate-governance policies and documents. The functions of our Governance Committee include:

•	identifying and recommending to our Board individuals qualified to serve as directors of the Company;

•	advising our Board with respect to its composition, procedures and committees, including establishing criteria for annual performance evaluations of our Board committees and our Board;

•	advising our Board with respect to proposed changes to the Company’s certificate of incorporation, by-laws and corporate-governance policies; and

•	advising our Board with respect to communications with our stockholders.

Director Nominations

Our Governance Committee has the responsibility of identifying, assessing and recommending potential director candidates to our Board. Potential candidates are generally interviewed by our Board Chair and the Chair of our Governance Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The Governance Committee then meets to consider and approve the final candidates, and makes its recommendation to the Board for a candidate’s appointment or election to the Board.

Our Governance Committee considers the following criteria when evaluating director candidates: (i) senior-level management and decision-making experience; (ii) a reputation for integrity and abiding by exemplary standards of business and professional conduct; (iii) ability to devote time and attention necessary to fulfill the duties and responsibilities of a director; (iv) a record of accomplishment in his or her respective fields, with leadership experience in a corporation or other complex organization, including government, educational and military institutions; (v) independence and the ability to represent all of our stockholders; (vi) compliance with legal and Nasdaq listing requirements; (vii) sound business judgment; (viii) reputation for candor and integrity; (ix) judgment, skills, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise; (x) maritime, government and digital media experience; and (xi) the needs of the Board. Although the Governance Committee does not have a formal policy regarding diversity in making its recommendations, the Governance Committee respects that a board of directors should reflect diversity in background, education, business experience, gender, race, ethnicity, culture, skills, business relationships and associations and other factors that will contribute to the highest standards of governance of the Company, and reviews its effectiveness in achieving that diversity when assessing the composition of the Board from time to time.

The Governance Committee also considers candidates that our stockholders propose as potential director nominees. We did not make any material changes in 2017 or in 2018 to the procedures by which stockholders may recommend nominees to our Board.

Majority Voting to Elect Directors

Our by-laws have a “majority vote” requirement in uncontested elections. Under this requirement, in order for a nominee to be elected in an uncontested election, the nominee must receive the affirmative vote of a majority of the votes cast on his or her election (i.e., the votes cast “FOR” a nominee must exceed the votes cast as “AGAINST”). Votes to

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“ABSTAIN” with respect to a nominee and broker non-votes are not considered “votes cast,” and so will not affect the outcome of the nominee’s election. See “Other Matters—What are ‘broker non-votes’?” on page 70.

The Company maintains a plurality vote standard in contested director elections (i.e., where the number of nominees exceeds the number of directors to be elected).

Director Resignation Policy Upon Change of Employment

Our Board’s Corporate Governance Guidelines require that our directors tender their resignation (subject to our Board accepting it) upon a change of their employment. The Governance Committee will then consider whether the change in employment has any bearing on the director’s ability to serve on our Board, and will make a recommendation to the Board regarding whether to accept the tendered resignation. Our Board will then determine whether to accept or reject the tendered resignation.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or the director addressed to our Corporate Secretary at 6100 Center Drive, Suite 1020, Los Angeles, CA 90045. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number of our shares that the stockholder beneficially owns on the date of the communication.

Our Corporate Secretary will review the communication to determine whether it is appropriate for presentation to the Board or the director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Our Corporate Secretary will submit appropriate communications to the Board through the Board Chair, or directly to the full Board or the director, on a periodic basis.

Director Compensation

Members of our Board who are not employees (“outside directors”) are provided compensation for their service. We have an Outside Director Compensation Program that is intended to compensate fairly each outside director with cash and equity compensation for the time and effort required to serve as a member of our Board. Our Compensation Committee periodically evaluates market data provided by its independent compensation consultant, Frederic W. Cook & Co., Inc., (“FW Cook”) to determine the appropriate total compensation of our outside directors and structure of the compensation program. In addition, our equity incentive plan places an annual limit of $400,000 on cash and equity compensation that we may provide to our outside directors.

In April 2017, based on benchmarking information that FW Cook provided, our Compensation Committee determined that our total outside director compensation was near the 25th percentile of our comparator group. We discuss our comparator group under “Executive Compensation—Compensation Benchmarking” on page 23.

Annual Cash Retainer and Cash Chair Fees. Each outside director receives a cash retainer of $75,000 per calendar year for his or her service on the Board. In addition, if our Board Chair is a non-management director, he or she receives an additional $25,000 per calendar year for his or her service as Board Chair; the Chair of our Audit Committee receives an additional $25,000 per calendar year for his or her service as Chair of that committee; and the Chair of our Compensation Committee receives an additional $10,000 per calendar year for his or her service as Chair of that committee.

Equity Compensation. Each outside director also receives equity compensation with a grant date fair value of $100,000 per calendar year for his or her service on the Board. For their service from January 2017 to June 2017, each outside director received an equity grant (with a total grant date value of $50,000), half the value of which consisted of RSUs and the other half of which consisted of non-qualified stock options. In June 2017, however, our Compensation Committee

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

determined that all future equity compensation for Board service should consist only of RSUs, to be granted to each director on the date of each annual stockholders’ meeting to align with an outside director’s year of service. These RSUs vest on the earlier of the one-year anniversary of the grant date and the next annual stockholders’ meeting. Accordingly, each of our outside directors received a $100,000 equity grant in June 2017 with these vesting terms for service through the 2018 Annual Meeting.

The table below provides summary information concerning compensation paid or accrued by us during 2017 to or on behalf of our then outside directors for services rendered as directors during 2017.

Name of Outside Director	Cash Compensation ($)		Stock Option Awards ($)	RSU Awards(5) ($)	Other Compensation ($)	Total ($)
Jeff Leddy(1)	12,250		7,044	7,044	—	26,338
Robert W. Reding	83,583	(2)	25,000	125,000	—	233,583
Jeffrey E. Epstein	87,292	(3)	25,000	125,000	—	237,292
Harry E. Sloan	75,000		25,000	125,000	—	225,000
Jeff Sagansky	75,000		25,000	125,000	—	225,000
Edward L. Shapiro	100,000		25,000	125,000	—	250,000
Stephen Hasker	75,000		25,000	125,000	—	225,000
Ron Steger(4)	66,458		10,359	110,359	—	187,176

*	The compensation listed in the table above appears higher than we describe above for the Outside Director Compensation Program because our outside directors received “stub” equity grants ($25,000 in stock options and $25,000 in RSUs) for service on our Board from January through June 2017 in order to align with our new “annual meeting to annual meeting” director equity grant cycle implemented in mid-2017. These “stub” equity grants vested in full in June 2017.

#	David Davis, our former CEO, was also a director during 2017, but he was not an outside director during 2017 and therefore did not receive any additional compensation for his service as a director. As such, he is not listed in the table above. Eric Sondag and Eric Zinterhofer joined our Board in 2018 and neither served as one of our directors nor received any compensation from us during 2017. Our CEO Josh Marks also joined our Board in 2018, but he is not an outside director and as such does not receive any additional compensation for his service as a director.

(1)	Jeff Leddy was an outside director until February 2017 (when he became CEO) and so received compensation for board service and as Chair of our Compensation Committee during early 2017. He became our CEO in February 2017 and ceased receiving compensation for his director service at that time. Mr. Leddy now serves as our Company’s Executive Chairman and so is not an outside director, and as such does not currently receive any additional compensation for his service as a director.

(2)	In connection with Mr. Leddy’s appointment as the Company’s CEO in February 2017, the Board reconstituted its committees and appointed Mr. Reding as Chair of the Compensation Committee at that time. Mr. Reding received a prorated fee (approximately $8,583) for his 2017 service as the Chair of our Compensation Committee.

(3)	In June 2017, Mr. Epstein resigned from our Audit Committee. Mr. Epstein received a prorated fee (approximately $12,292) for his 2017 service as the Chair of our Audit Committee until his resignation from that Committee. Mr. Epstein will retire from our Board at the expiration of his current Class I term of the Annual Meeting.

(4)	Mr. Steger joined our Board in April 2017 and received prorated cash and equity compensation for his director service during 2017. In addition, Mr. Steger received a prorated fee for service (approximately $12,708) for his service as Chair of the Audit Committee from June 2017 through the end of 2017.

(5)	The RSUs granted to directors in 2017 for service between July 2017 and June 2018 cliff vest on the earlier of June 30, 2018 and the date of our 2018 Annual Meeting.

Outside Director Stock Ownership Requirements

To align the interests of our Board members with the interests of our stockholders, our Board’s Governance Committee has adopted Stock Ownership Guidelines for our Outside Directors. Under the Guidelines, each outside director must retain ownership of our stock equal to three times the value of the annual cash retainer paid for Board service pursuant to

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our Outside Director Compensation Program as in effect from time to time. If at any time an outside director has not satisfied these Guidelines, the director must retain 100% of the shares remaining after payment of taxes and any exercise price upon exercise of stock options, upon the vesting of restricted stock or upon the settlement of vested RSUs. We count toward compliance with the Guidelines any shares that that our outside director owns outright (either directly or beneficially, e.g., through a family trust) and vested restricted stock or RSUs held by the outside director. We do not count toward Guideline compliance (i) any shares held by mutual, hedge or other investment funds in which the outside director is a general partner, limited partner or investor, (ii) unexercised, outstanding stock options (whether or not vested), (iii) unvested/unearned restricted stock or RSUs and (iv) shares transferred or paid to an outside director’s employer pursuant to that employer’s policies.

Although the Outside Director Stock Ownership Guidelines are not applicable to our CEO because he is an employee director (and as such is not an “outside director”), we have also adopted Stock Ownership Guidelines applicable to our CEO. See “Executive Compensation—Additional Elements of Our Compensation Program” beginning on page 30.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

For the 2017 fiscal year, our “named executive officers” (“NEOs”) (as defined under SEC rules) were the following executive officers:

Name	Current Title (as of April 2018)

Jeff Leddy	Executive Chairman (former Chief Executive Officer)

David M. Davis	Former Chief Executive Officer

Paul Rainey	Executive Vice President and Chief Financial Officer

Thomas Severson	Former Chief Financial Officer

Josh Marks	Chief Executive Officer (former Executive Vice President, Connectivity)

Walé Adepoju	Executive Vice President and Chief Strategy Officer (former Executive Vice President, Media & Content)

Stephen Ballas	Executive Vice President, General Counsel and Corporate Secretary

With respect to the foregoing NEOs:

•	CEO Changes. Mr. Davis separated from the Company effective February 20, 2017. Jeff Leddy became CEO on February 21, 2017 and served as CEO through March 31, 2018. On April 1, 2018, Mr. Leddy became our Company’s Executive Chairman, and Mr. Marks became our CEO.

•	CFO Changes. Mr. Severson separated from the Company effective February 20, 2017. Mr. Rainey joined as our CFO on April 3, 2017.

Business Highlights

We have completed several acquisitions since our business combination with Row 44 and AIA in January 2013, and, as a result, our Company has grown and our executive compensation programs and philosophies have evolved over time. Throughout 2017, we continued to invest significant time and effort in growing our businesses, continuing to add to our capabilities and further defining our business strategy. Key accomplishments in 2017 included:

•	We refinanced our former credit facilities with a new $500 million senior-secured term loan and a new $85 million senior-secured revolving credit facility, which improved our access to capital with a lower effective interest rate.

•	We appointed Jeff Leddy as our CEO. He provided stability to the Company by navigating us through executive turnover and guiding us through a difficult 2016 audit process. As a result, he has positioned us for long-term growth.

•	We hired Paul Rainey as our CFO. Mr. Rainey was an important addition to our executive team because he has significant experience in our industries and a strong financial background, and he has begun the process of transforming our finance and accounting organization.

•	We started the process to explore capital-raising transactions with value-add investors. This capital-raising effort ultimately resulted in a $150 million investment by Searchlight Capital Partners in early 2018. The investment of debt capital strengthened our liquidity so that we can fund and support our growth initiatives. In addition, we plan to leverage Searchlight’s wealth of technology, media, communications and operational expertise.

Important Compensation Decisions for 2017

2017 Annual Cash Incentive (“AIP”) Compensation

We believe that the compensation of our executive officers and employees should tie closely to the performance of our company so that their interests are aligned with those of our stockholders. Despite management achieving several strategic

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EXECUTIVE COMPENSATION

accomplishments in 2017 that we believe positioned us well for the future, our Compensation Committee determined in February 2018 that our expected 2017 financial results fell short of our internal targets for the year. As such, our Compensation Committee determined that none of our NEOs would receive an Annual Incentive Plan (“AIP”) cash bonus for 2017.

Replacement of our CEO and CFO in 2017

David M. Davis (former CEO)

On February 17, 2017, Mr. Davis’s employment as our CEO and his service as a member of our Board terminated.

Because we treated the separation as an involuntary termination without cause, Mr. Davis received a severance payment in the form of a one-time cash payment equal to $1,094,000 (175% of his then-current annual base salary). (This amount equaled his contractual severance entitlement under his employment agreement.) Given that we had completed the 2016 performance year but not yet paid or determined 2016 AIP cash bonuses at the time of Mr. Davis’s separation, the Committee determined it was appropriate to provide him his 2016 AIP bonus if and when paid for the 2016 performance year and as calculated under the AIP. However, our Compensation Committee subsequently determined not to award any of our executive officers AIP cash bonuses for the 2016 performance year, and so Mr. Davis ultimately did not receive any 2016 AIP bonus. The Compensation Committee also agreed to reimburse Mr. Davis for up to $10,000 for his outside legal expenses incurred in negotiating his separation from the Company.

On February 20, 2017, we also entered into a consulting agreement with Mr. Davis pursuant to which Mr. Davis agreed to provide consulting and advisory services to the Company for three months following his separation date. Further, that agreement provided that any equity held by Mr. Davis would continue to vest until the termination date of his consulting period. Mr. Davis ceased providing consulting services to us in May 2017.

We also agreed to provide Mr. Davis up to one year following the end of that consulting period (i.e., until May 2018) to exercise any stock options vested through the completion of his consulting period.

Tom Severson (former CFO)

On February 20, 2017, Mr. Severson’s employment as our CFO terminated. Because we treated the separation as an involuntary termination without cause, Mr. Severson received severance in the form of continued payments of his salary for 12 months following his separation. (This severance amount equaled his contractual severance entitlement under his employment agreement.) Also, as required by his employment agreement, we agreed to provide him his 2016 AIP bonus if and when paid for the 2016 performance year and as calculated under the AIP. However, our Compensation Committee subsequently determined in April 2017 not to award any of our executive officers AIP bonuses for the 2016 performance year, and so Mr. Severson ultimately did not receive any 2016 AIP bonus.

All of Mr. Severson’s unvested options and restricted stock units were immediately forfeited upon his separation from the Company.

2017 Retention Bonuses

In April 2017, the Compensation Committee approved retention bonuses for some of our executive officers to incentivize them to remain with the Company. As a result, Messrs. Adepoju, Ballas and Marks received retention bonuses of $185,000, $115,000 and $175,000, respectively, payable in three equal installments on June 30, September 30 and December 30, 2017, subject to continuous employment through each date. Messrs. Adepoju, Ballas and Marks all remained continuously employed by the Company through December 30, 2017, and therefore each received the full amount of his retention bonus.

● 2018 Proxy Statement	21

EXECUTIVE COMPENSATION

Compensation Policies and Practices

• Independence

Our Board has a Compensation Committee that is 100% independent under Nasdaq and SEC rules. The Compensation Committee engages its own independent compensation consultant (currently FW Cook) and confirms each year that the consultant has no conflicts of interest and is independent.

• No Hedging

We have a policy prohibiting all directors and employees from engaging in any hedging transactions with respect to our securities. This policy prohibits purchases of any financial instrument that would permit a director, officer or employee to own our securities but without the full risks and rewards of that ownership.

• Compensation Clawback Policy

We have a “compensation clawback policy” that permits us, subject to the discretion and approval of our Board, to recover certain performance-based cash and equity incentive compensation paid to any current or former “Section 16 officer” if there is a restatement of our financial results in certain circumstances.

• Director Stock Ownership Guidelines

We have Stock Ownership Guidelines for Outside Directors that require our outside directors to retain shares valued at three times their annual cash retainer for director service until they meet the required stock ownership threshold.

• CEO Stock Ownership Guidelines	We have Stock Ownership Guidelines for our CEO that require our CEO to retain shares valued at three times his or her annual base salary until he or she meets the required stock ownership threshold.

• Equity Award Policy

We have an Equity Award Policy that is designed to maintain the integrity of our equity award process, including for the timing and value of awards. The Equity Award Policy sets the general timing of our equity grants and imposes controls around those grants and around any award made outside of the normal equity grant cycle.

• No “Single Trigger” Change in Control Payments	None of our NEOs has “single trigger” change in control payments or benefits (including automatic accelerated vesting of equity awards upon a change in control only).

• No Tax Gross-Ups	We do not provide tax gross-ups to any of our NEOs.

Executive Compensation Philosophy and Objectives

We operate in highly competitive industries providing media, content, connectivity and data analytics to markets across air, sea and land, which are characterized by frequent technological advances, rapidly changing market requirements and the regular emergence of new market entrants. To succeed in this environment, we must continuously develop and refine new and existing products and services, devise new business models and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of business professionals. We believe that the compensation of our executive officers should be closely tied to the long-term performance and growth of our Company so that their interests are aligned with those of our stockholders.

Consistent with this philosophy, the following core principles provide a framework for our executive compensation philosophy:

•	to provide a competitive compensation package to attract and retain talented executive officers, who drive success for our Company, our stockholders, our customers and our employees;

•	to reward the achievement of corporate and individual objectives that promote the growth and profitability of our business; and

•	to align the interests of our executive officers with those of our stockholders by providing both short-term incentive compensation (our AIP cash bonus program) and long-term incentive compensation (our equity program).

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EXECUTIVE COMPENSATION

We strive to balance incentives that promote long-term, sustainable performance and that discourage inappropriate risk-taking. We believe that our metrics and targets for earning performance-based incentives, such as the revenue and “Adjusted EBITDA”* targets for our AIP program in 2017, are consistent with our business objectives and our goal of increasing stockholder value over the long-term.

Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions

Our Compensation Committee is responsible for reviewing and approving compensation for all of our executive/Section 16 officers. This includes approving the goals, target compensation opportunities and actual payouts for our executive/Section 16 officers under our AIP cash bonus program and long-term incentive program, and the overall design and terms of the compensation programs in which our executive/Section 16 officers participate. Our CEO recommends to the Compensation Committee the compensation packages for all of our executive/Section 16 officers (other than for our Company’s Executive Chairman and our CEO), including base salary changes, AIP bonus targets (and actual AIP payouts) and equity and any other incentive awards.

In carrying out its responsibilities, the Compensation Committee considers a number of factors, including:

•	our historical and projected future performance;

•	an evaluation of the competitive market based on available data and the collective experience of the members of the Compensation Committee with other similar companies, as well as based on recommendations of the Compensation Committee’s independent compensation consultant, FW Cook;

•	the executive officer’s experience and expertise;

•	retention needs; and

•	the compensation levels of our other executive officers at that time.

Compensation Committee’s Independent Compensation Consultant

FW Cook is our Compensation Committee’s independent compensation consultant. FW Cook reports directly to our Compensation Committee, attends committee meetings and provides advice to the Compensation Committee Chair and the Compensation Committee. FW Cook prepares analyses for the Compensation Committee based on its review of market data, including compensation levels at, and the financial performance of, a comparator group of companies identified for the relevant compensation period. FW Cook meets with the Compensation Committee to solicit input on job scope, performance, retention issues and other factors that it views as relevant. FW Cook also assists in the development of recommendations on compensation-program design and pay opportunities for executive officers.

FW Cook does not provide any services to us other than the services that it provides to our Compensation Committee. Our Compensation Committee has assessed the independence of FW Cook pursuant to, and based on the factors set forth in, SEC and Nasdaq rules, and determined no conflicts of interest exist in respect of its engagement of FW Cook.

Compensation Benchmarking

We review and benchmark annually our compensation practices that support our ability to retain and motivate our existing leadership talent and attract new leadership talent to our Company. This effort includes a review of the competitiveness of our executive compensation practices in the global markets in which we compete for talent; the historical practices of the companies that we have acquired over the past several years; a review of the consistency of pay across our company; and an assessment of how our compensation programs support our short- and long-term business objectives.

*	Adjusted EBITDA is a non-GAAP financial measure. See Annex A for a discussion of how we define Adjusted EBITDA.

● 2018 Proxy Statement	23

EXECUTIVE COMPENSATION

Based on recommended changes from FW Cook, for purposes of determining our compensation for our executive officers for 2017, our comparator group included the following companies:

Avid Technologies, Inc.	Ixia
Calix Inc.	Netgear Inc.
CSG Systems International, Inc.	ShoreTel, Inc.
Gogo Inc.	Silver Spring Networks, Inc.
GTT Communications, Inc.	Synchronoss Technologies, Inc.
Harmonic, Inc.	TiVo Corporation
IMAX Corporation	ViaSat Inc.
Infinera Corporation	Vonage Holdings Corp.
Iridium Communications Inc.

This group included 17 then publicly-traded U.S. companies in the technology and media industries. FW Cook then provided a competitive analysis of target pay opportunities and incentive-program design practices based on the comparator companies. We utilized this comparator group and FW Cook’s analysis in preparing 2017 compensation proposals to the Compensation Committee in Spring 2017. Our Compensation Committee considered this benchmarking information in reaching its determinations regarding the compensation of our executive officers for 2017.

In December 2017, based on a review of other technology and media businesses with revenue and enterprise value between $200 million and $2 billion, our Compensation Committee removed Ixia and ShoreTel, Inc. from our comparator group for 2018 compensation benchmarking (because they had been taken private) and removed ViaSat (given its much larger size relative to us). Our Compensation Committee added National CineMedia, Inc. and Shutterstock to the comparator group because they are size-appropriate media-and-content-related businesses. Our new comparator group that our Compensation Committee used for 2018 executive-officer compensation benchmarking was:

Avid Technologies, Inc.	Infinera Corporation
Calix Inc.	Iridium Communications Inc.
National CineMedia, Inc.	Netgear Inc.
CSG Systems International, Inc.	Shutterstock, Inc.
Gogo Inc.	Silver Spring Networks, Inc.
GTT Communications, Inc.	Synchronoss Technologies, Inc.
Harmonic, Inc.	TiVo Corporation
IMAX Corporation	Vonage Holdings Corp.

With these changes, the resulting comparator group for 2018 now includes 16 U.S. public companies. When our Compensation Committee determined the comparator group in December 2017, we were positioned slightly above the median by revenue relative to the comparator group, and our enterprise value ranked at the 25th percentile of the comparator group. Our Compensation Committee considered benchmarking information from this comparator group in reaching its determinations regarding the compensation of our executive officers for 2018.

Say-on-Pay Vote Result

At our 2017 Annual Meeting, over 99% of the votes cast on our “say-on-pay” proposal were voted in favor of our compensation paid to our named executive officers for 2016. Our Board and our Compensation Committee reviewed these vote results when evaluating our executive compensation policies and decisions, and our Compensation Committee will continue to consider the results of our “say-on-pay” votes when making future compensation decisions for our executive officers.

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EXECUTIVE COMPENSATION

Elements of Executive Compensation

We believe the compensation packages of our NEOs for 2017 were consistent with our compensation objectives, as outlined in the following table. This table sets forth the key elements of the 2017 compensation provided to our NEOs, along with the primary objective associated with each element of compensation.

Compensation Element	Type	Primary Objective
Base salary	Fixed annual cash payment	Attract and retain high-performing and experienced leaders at a competitive level of salary.
Annual performance-based cash compensation (short-term “at-risk” cash incentive compensation) under our Annual Incentive Program	Variable annual cash bonus

Motivate and reward executives for achieving annual “Adjusted EBITDA” and/or revenue goals and the achievement of strategic goals at the Company, department and individual level. See “Executive Compensation—Annual Cash Incentive (‘AIP’) Compensation” beginning on page 26.

Long-term “at-risk” equity incentive compensation (Options, RSUs and PSUs)	Equity with multi-year vesting	Align the interests of our NEOs with stockholder interests, encourage the maximization of stockholder value and retain key executive officers over the long term.

Compensation Mix

For 2017, our Compensation Committee reviewed the comparator-group data as described above and approved target levels and a mix of fixed and variable compensation for our executive officers. To tie our executive compensation programs to our performance, we weighted the targeted 2017 total compensation package more towards variable AIP and long-term equity incentives than towards fixed (i.e., base salary) compensation. The charts below show the target mix* of each element of the 2017 total compensation package for (1) Mr. Leddy (our CEO from February 2017 to the end of that year) and (2) the rest of our 2017 NEOs that remain currently employed with us:

*	The mix of fixed and variable compensation in the charts above is based on our stock price on the date of Compensation Committee approval of the equity awards and not our stock price on December 21, 2017 (which was the date of stockholder approval of our 2017 Omnibus Long-Term Incentive Plan under which those equity awards were issued).

2017 Compensation Decisions

Base Salary

We set our executive officers’ base salaries based on the scope of their responsibilities, historical job performance and individual experience. We also aim to set base salaries at levels generally comparable with those of executive officers in similar positions and with similar responsibilities at comparable companies as necessary to attract and retain our executive officers. Our Compensation Committee reviews base salaries for our executive officers at least annually, and may further adjust salaries from time to time as it determines.

● 2018 Proxy Statement	25

EXECUTIVE COMPENSATION

The table below shows the annual base salary rate (as of December 31, 2017) for each of our 2017 NEOs:

Name	Annual Base Salary Rate at December 31, 2017 ($)	Changes to Annual Base Salary Rate (if any) during 2017

Jeff Leddy	625,000	None. Mr. Leddy commenced employment as our CEO on February 21, 2017 at an annual base salary rate of $625,000 and did not receive any salary adjustment during the remainder of 2017.

David M. Davis	—	None. Mr. Davis ceased employment with our company on February 17, 2017.

Paul Rainey	375,000	Mr. Rainey commenced employment as our CFO on April 3, 2017 at an annual base salary rate of $375,000 and did not receive any salary adjustment during the remainder of 2017.

Thomas Severson	—	None. Mr. Severson ceased employment with our company on February 20, 2017.

Josh Marks	385,000	Increased from $335,000 effective April 1, 2017.

Walé Adepoju	428,506	Increased from $418,055 effective April 1, 2017.

Stephen Ballas	350,000	Increased from $335,000 effective April 1, 2017.

Annual Cash Incentive (“AIP”) Compensation

Our Compensation Committee determined in June 2017 that the AIP payouts for our NEOs for 2017 should be structured as follows:

•	40% of the AIP payout was to be based on achievement against an “Adjusted EBITDA” target,

•	30% of the AIP payout was to be based on achievement against a consolidated revenue target, and

•	30% of the AIP payout was to be based on achievement (based on a performance rating scaled from “1” to “5,” with a rating of “4” constituting target level of performance) against Company and individual strategic objectives identified for each NEO (as described below).

In addition, in June 2017:

•	Our Compensation Committee determined that in order for the Company to make any payouts under the AIP for 2017, the Company’s actual Adjusted EBITDA must exceed 90% of the target Adjusted EBITDA goal set by the Compensation Committee.

•	Our Compensation Committee determined that executive officers could earn from 0% to 150% of their target AIP amounts for the 2017 performance year based on actual achievement against the performance targets established for each of the three metrics outlined above.

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EXECUTIVE COMPENSATION

The following table sets forth the full-year AIP bonus target (as a percentage of base salary and in dollar amount) for each of our NEOs for 2017 (other than Messrs. Davis and Severson who did not participate in the 2017 AIP given their departure from our company in early 2017), and assumes no proration for mid-year employment start dates during 2017:

Name	2017 AIP Bonus Target (% of Salary)	2017 AIP Bonus Target ($)
Jeff Leddy	100%	625,000
Paul Rainey	75%	281,250
Josh Marks	75%	288,750
Walé Adepoju	75%	321,380
Stephen Ballas	75%	262,500

The following table sets forth the performance metrics under the AIP for 2017 and the relative weighting of those metrics in determining AIP bonuses for our NEOs for 2017:

Performance Metric	Weighting	Target (millions) ($)
Adjusted EBITDA	40%	—*
Consolidated Revenue	30%	—*
Company and Individual Strategic Goals	30%	Described below for each NEO

*	In February 2018, after considering our Company’s then-expected performance results for 2017, the Compensation Committee determined that our financial performance fell below expectations and as such that our NEOs for 2017 would not receive any AIP cash bonus for the 2017 performance year, irrespective of our Company’s actual 2017 financial performance.

The following table sets forth the strategic/individual goals for each of our NEOs for 2017 (other than Messrs. Davis and Severson who did not participate in the 2017 AIP given their departure from our company in early 2017):

Name	Strategic/Individual Goals
Jeff Leddy

•  Develop strategic direction for the Company

•  Structure the company for profitable growth

•  Consolidate operations from previous acquisitions

•  Build global finance and IT leadership team

•  Continue to develop relationships with key stakeholders and customers

Paul Rainey

•  Build global finance and accounting leadership team

•  Support leadership to improve liquidity position

•  Develop and implement IT strategy, including unified ERP system

•  Improve and maintain compliance with SEC reporting requirements

•  Improve control environment

Josh Marks

•  Retain Connectivity customers and achieve new Connectivity wins across aviation, maritime and land

•  Improve the performance and cost-efficiency of our global satellite network

•  Recruit commercial, operational and engineering leaders and integrate management teams

•  Realize network infrastructure and technology synergies through consolidation of EMC business

Walé Adepoju

•  Retain key Media & Content customers and achieve new Media & Content customer wins

•  Improve overall Media & Content customer satisfaction

•  Streamline content purchasing processes and delivery

•  Grow content distribution business

•  Diversify lab services offerings

Stephen Ballas

•  Continue development of corporate-governance framework and policies

•  Continue development of Legal & Compliance Department organization structure and processes

•  Continue development and execution of compliance program

•  Execute on identified M&A initiatives in a cost-effective manner

•  Improve Legal & Compliance Department cost structure, without material diminution in client service

•  Collaborate with CFO on SEC reporting and improvement of control environment, as appropriate

● 2018 Proxy Statement	27

EXECUTIVE COMPENSATION

In February 2018, our Compensation Committee evaluated our Company’s and executive officers’ 2017 actual performance achievement as measured against the financial and strategic goals initially established for them.

At that time, and as noted above, after considering our Company’s then-expected performance results for 2017, the Compensation Committee determined that our financial performance fell below expectations and as such that our NEOs for 2017 would not receive any AIP cash bonus for the 2017 performance year, irrespective of our Company’s actual 2017 financial performance and the NEO’s performance against his Company and individual strategic goals.

Long-Term Incentive Compensation (Equity-Based)

We currently use stock options, RSUs and PSUs to reward long-term performance. We believe that providing a meaningful portion of an executive officer’s total compensation package in the form of equity awards vesting over multi-year periods aligns the long-term incentives of our executive officers with the interests of our stockholders. Our equity award program takes into consideration, among other things, our pool of shares available for grant under our equity plan, the rate at which we deplete our pool of shares available for grant, our annual equity usage rates, the extent to which prior years’ grants continue to properly motivate the employee to achieve our overall goals and corresponding levels of dilution to our stockholders resulting from such awards.

Time-Vesting Stock Options and Restricted Stock Units (RSUs)

In April 2017, our Compensation Committee approved long-term incentive grants with “time-vesting” vesting requirements for our NEOs for 2017 that consisted entirely of RSUs. Our “time-vesting” RSUs generally vest in four equal annual installments, with the first installment generally vesting on the first anniversary of the “vesting commencement date” (which is generally the date of grant) and the remaining installments generally vesting annually thereafter (subject to continuous service on each vesting date).

Our executive officers also receive our “time-vesting” non-qualified stock options from time to time. With respect to these “time-vesting” non-qualified stock options, 25% of the shares underlying such options generally vest on the first anniversary of the “vesting commencement date” (which is generally the date of grant) and the balance generally vests in equal monthly installments over the following 36 months (subject to continuous service on each vesting date).

Total Shareholder Return Performance-Based Restricted Stock Units (PSUs)

Our Compensation Committee implemented a PSU program in 2016 to incorporate into our ongoing long-term incentive program a new long-term “performance-based” incentive instrument with vesting tied to our multi-year stock-price performance.

Our PSUs granted in September 2017 vest based on the Company’s Total Shareholder Return (“TSR”) relative to the TSR of the constituents of the Russell 2000 Index over a three-year performance period commencing on the grant date. Vesting is further subject to the recipient’s continuous employment through the third anniversary of the grant date. The Company granted the PSUs as a “target” number of PSUs, with the actual number of PSUs later vesting to be based on the Company’s relative TSR percentile ranking versus the constituents of the Russell 2000 as measured at the end of the three-year performance period, as follows:

TSR Percentile Ranking	Share Payout as a % of Target PSUs*
80th Percentile or Greater	150% (Maximum)
60th Percentile	100% (Target)
30th Percentile or Less	0%

*	Payout percentage linearly interpolated for performance between the 30th and 60th percentiles and between the 60th and 80th percentiles.

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EXECUTIVE COMPENSATION

The table below shows the Compensation Committee’s grant value of RSUs, stock options and PSUs awarded to our NEOs for 2017. Award values are based on our stock price on the date of Compensation Committee approval, while the amounts shown in the Summary Compensation Table reflect the grant date fair value on December 21, 2017, which was the date of stockholder approval of our 2017 Omnibus Long-Term Incentive Plan.

Name	Restricted Stock Units ($)	Stock Options ($)	PSUs (at Target) ($)	2017 Aggregate Long-Term Incentive Total ($)
Jeff Leddy(1)	1,244,000	2,470,000	—	3,714,000
David M. Davis(2)	—	—	—	—
Paul Rainey(3)	325,000	325,000	100,000	750,000
Thomas Severson(2)	—	—	—	—
Josh Marks	577,500	—	192,480	769,480
Walé Adepoju	642,759	—	214,231	888,500
Stephen Ballas(4)	200,000	—	66,600	266,600

Our Compensation Committee approved these equity awards in early 2017. However, given the lack of remaining share availability at that time under our former equity plan, we deferred the issuance of these awards until our stockholders approved our 2017 Omnibus Long-Term Incentive Plan at our 2017 annual stockholders’ meeting on December 21, 2017. For purposes of the equity compensation disclosure above, we consider the “grant date” to be December 21, 2017, whereas the values in the table reflect the award value on the Compensation Committee approval date, as indicated in the narrative preceding the table.

(1)	Mr. Leddy commenced employment as our CEO on February 21, 2017 and his negotiated compensation package did not include any PSUs.

(2)	Messrs. Davis and Severson ceased employment on February 17 and 20, 2017, respectively, and therefore did not receive any equity awards for 2017.

(3)	Mr. Rainey commenced employment as our CFO on April 3, 2017 and his compensation package reflects a negotiated mix of RSUs, stock options and PSUs.

(4)	With respect to Mr. Ballas, the Company’s practice prior to June 2016 was to grant a large, one-time “front loader” award of stock options and RSUs upon hiring a new executive officer, with the expectation that either no additional grant or a smaller grant would be made the following year. Mr. Ballas received his “front loader” equity award on his employment commencement date in April 2016, and therefore received a smaller total equity award during 2017.

2018 Compensation Decisions Regarding 2017 NEOs

2017 AIP Determination

As noted above, in February 2018, our Compensation Committee determined not to award any of our executive officers AIP cash bonuses for the 2017 performance year.

Jeff Leddy

In March 2018, in connection with the Board’s appointment of Mr. Leddy to the position of Executive Chairman of the Company effective April 1, 2018, the Compensation Committee determined that Mr. Leddy’s annual base salary rate would become $300,000 upon his assuming the Executive Chairman role. (This was a reduction from his then-current $625,000 annual base salary rate while CEO). In addition, or Compensation Committee determined that he would not be eligible for any AIP bonus for his service as Executive Chairman (versus his prior AIP target while CEO of 100% of his annual base salary). The Compensation Committee did not make any additional changes to Mr. Leddy’s compensation arrangements, and he continues to participate as a “Tier II participant” in the Company’s Change in Control and Severance Plan for Senior Management. For further information regarding our Change in Control and Severance Plan for Senior Management, please refer to “Executive Compensation—Executive Severance Plan” on page 30.

Josh Marks

In March 2018, in connection with the Board’s appointment of Mr. Marks as the Company’s CEO effective April 1, 2018, the Compensation Committee determined that, effective April 1, 2018, Mr. Marks’ annual base salary rate would become $500,000 upon his assuming the CEO role. (This was an increase from his previous $385,000 annual base salary rate while Executive Vice President, Connectivity). In addition, our Compensation Committee determined that his AIP bonus

● 2018 Proxy Statement	29

EXECUTIVE COMPENSATION

target for the 2018 performance year would be 100% of his base salary (versus his prior AIP target while Executive Vice President, Connectivity of 75% of his annual base salary). Mr. Marks continues to participate in the Company’s Change in Control and Severance Plan for Senior Management as a “Tier II participant.” The Compensation Committee also determined that Mr. Marks would be entitled to a one-time relocation expense reimbursement and temporary living expenses in Los Angeles, California through April 2018, and that if the Company terminates Mr. Marks’ employment without “Cause” or if Mr. Marks terminates his employment for “Good Reason” (each as defined in the Company’s Change in Control and Severance Plan for Senior Management), then the Company will reimburse Mr. Marks for his lease termination and relocation expenses.

Paul Rainey

In April 2018, in connection with the Company’s annual merit increase assessment process for all employees, our Compensation Committee approved an increase to Mr. Rainey’s salary to $384,375 (from $375,000), effective April 1, 2018. The Compensation Committee did not change any other elements of Mr. Rainey’s compensation.

Stephen Ballas

In April 2018, in connection with the Company’s annual merit increase assessment process for all employees, our Compensation Committee approved an increase to Mr. Ballas’s salary to $358,750 (from $350,000), effective April 1, 2018. The Compensation Committee did not change any other elements of Mr. Ballas’s compensation.

Walé Adepoju

Our Compensation Committee did not make any changes to Mr. Adepoju’s compensation in 2018.

Additional Elements of Our Compensation Program

No “Single Trigger” Change in Control Payments—We do not have any agreements or plans with our executive officers that provide for “single trigger” change in control payments or benefits (i.e., automatic accelerated vesting of equity awards upon a change of control only).

Executive Severance Plan—In April 2017, our Compensation Committee approved a Change in Control and Severance Plan for Senior Management (our “Executive Severance Plan”), in which all of our executive officers (including all currently employed 2017 NEOs) now participate. Participants in the Executive Severance Plan are not eligible to participate in any other severance plan sponsored by the Company. Our Compensation Committee adopted the Executive Severance Plan because it believes that the Executive Severance Plan is reflective of current compensation practices and trends and will help ensure retention and continuity of our executive officers. The Compensation Committee further believes that the Executive Severance Plan is essential to recruiting, retaining and developing high-quality executive talent in a competitive job market because it provides protection to the executive officer if the Company does not retain him or her in certain circumstances.

Participants under the Executive Severance Plan are eligible to receive (i) severance benefits upon a qualifying termination of employment, including enhanced benefits for a qualifying termination that occurs within a window period surrounding a change in control of the Company, and (ii) accelerated and continued vesting in respect of equity awards held by them if their employment terminates without “Cause” or for “Good Reason” (each such term as defined in the Executive Severance Plan).

Participants are eligible to receive severance and vesting benefits based on being designated a “Tier I, II or III” participant under the plan. Although Mr. Leddy was entitled to be designated as a “Tier I” participant under the plan upon becoming our CEO, he elected to be treated as a “Tier II” participant. Mr. Marks made a similar election upon becoming our CEO in April 2018 and is also a “Tier II” participant. All of our other executive officers may be designated as “Tier II” or “Tier III” participants under the plan. All of our other currently-employed 2017 NEOs are designated as Tier II participants.

The Executive Severance Plan provides participants with the following severance payments and benefits upon a termination of employment either (1) by the Company other than for “Cause” or (2) by the participant for “Good Reason” (each such capitalized term as defined in the Executive Severance Plan) (a “Qualifying Termination”):

•	if the Qualifying Termination occurs at any time outside of the Change in Control Protection Period (as defined below):

•	a lump-sum cash payment equal to (a) 1.75 for the Tier I participant, 1.0 for Tier II participants or 0.5 for Tier III participants, multiplied by (b) the participant’s annual base salary; and

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EXECUTIVE COMPENSATION

•	payment of a pro-rated portion of the participant’s annual cash bonus award for the year of termination (with the bonus calculated based on “actual” performance);

•	if the Qualifying Termination occurs upon, within 120 days prior to or within two years following, a Change in Control (as defined in the Executive Severance Plan) (the “Change in Control Protection Period”):

•	a lump-sum cash payment equal to (a) 2.0 for the Tier I participant, 1.0 for Tier II participants or 0.5 for Tier III participants, multiplied by (b) the sum of (1) the participant’s annual base salary plus (2) his or her target annual cash bonus award; and

•	payment of a pro-rated portion of the participant’s annual cash bonus award for the year of termination (with the bonus calculated based on the greater of (a) the “actual” annual bonus such participant would have earned and (b) the participant’s target annual cash bonus);

•	payment of any unpaid annual bonus in respect of a prior fiscal year (or performance period already completed) that ended on or before the date of termination (without any requirement to remain employed through the payment date to earn such bonus);

•	continued health care coverage for up to 12 months post-termination for Tier I and Tier II participants, and for up to 6 months for Tier III participants, with the participant paying his or her side of the premiums;

•	outplacement assistance for up to 12 months post-termination for Tier I and Tier II participants, and for up to 6 months for Tier III participants; and

•	with respect to Tier I and Tier II Participants, vesting of equity awards as follows (unless the underlying equity award agreement provides for more favorable vesting, in which case such agreement shall control):

•	with respect to any outstanding time-vesting equity awards held by the participant:

•	if the Qualifying Termination occurs at any time outside of the Change in Control Protection Period, accelerated vesting of a pro-rated portion of all outstanding and unvested equity awards based on (i) the number of days employed from the grant date through the date of termination plus (ii) 365 days; or

•	if the Qualifying Termination occurs within the Change in Control Protection Period, immediate and fully accelerated vesting of all outstanding and unvested equity awards (or their as-assumed, -converted or -replaced awards as described below under “Treatment of Equity Awards Held by Non-Terminated Participants upon a Change in Control”); and

•	with respect to any outstanding performance-vesting equity awards held by the participant, unvested shares subject thereto will be eligible to vest and, if applicable, become exercisable in accordance with the terms of the applicable award agreement evidencing such award.

The participant’s receipt of severance payments and benefits under the Executive Severance Plan is conditioned upon his or her execution of an effective release of claims against the Company and compliance with restrictive conditions set forth in the Executive Severance Plan, including a condition prohibiting the solicitation of the Company’s customers and employees that remains in effect for a restricted period following termination. This restricted period is 21 months for the Tier I participant, 12 months for the Tier II participants and 6 months for the Tier III participants, as such period may be reduced or eliminated (x) by the Compensation Committee or (y) if and to the extent required to comply with the laws of the jurisdiction in which the participant was primarily providing services to the Company immediately prior to such termination.

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EXECUTIVE COMPENSATION

Treatment of Equity Awards Held by Non-Terminated Participants upon a Change in Control

The Executive Severance Plan provides that if the participant remains employed on the date on which a Change in Control occurs, then:

•	with respect to any outstanding time-vesting equity awards held by the participant:

•	if the Company’s successor does not assume, convert or replace such awards with publicly-traded equity securities (or their equivalent) having an equivalent value (and vesting schedule), the awards, to the extent unvested, will immediately vest in full; or

•	if the Company’s successor so assumes, converts or replaces such awards, the awards will remain subject to vesting in accordance with their terms (including the provisions described above regarding the treatment of such award upon a Qualifying Termination); and

•	with respect to any outstanding performance-vesting equity awards held by the participant, unvested shares subject thereto will be eligible to vest and, if applicable, become exercisable in accordance with the terms of the applicable award agreement evidencing such award.

CEO Stock Ownership Guidelines—We have Stock Ownership Guidelines for our CEO that require that our CEO retain shares valued at three times his or her annual base salary. If the threshold is not met, then our CEO may not sell any of his or her “net” shares (i.e., after permitted sales for tax withholdings) acquired upon the exercise of stock options or the settlement of vested RSUs.

No Tax Gross-Ups—We do not provide tax gross-ups to our executive officers.

No Hedging Transactions—We have a policy prohibiting all of our directors, officers and employees from engaging in hedging or monetization transactions that would permit the director, officer or employee to own Company securities but without the full risks and rewards of ownership. We adopted this policy because we believe that all of our directors, officers and employees should be aligned with our stockholders’ long-term interests, and we believe these sorts of hedging transactions would misalign their incentives in that regard.

Compensation Clawback Policy—We have a “compensation clawback policy” that permits us, subject to the discretion and approval of the Board, to recover certain performance-based cash and equity incentive compensation (e.g., our AIP cash bonus awards) paid to any current or former “Section 16 officer” (as so designated by the Board or its Compensation Committee under Rule 16a-1(f) of the Exchange Act) in the event of a restatement of our financial results in certain circumstances. Specifically, the policy provides that (i) if we are required to restate our financial statements due to material non-compliance by us with any financial reporting requirement under securities laws, (ii) fraud or willful misconduct contributed to the restatement and (iii) any executive officer received a recoverable incentive-based compensation award in excess of the amount that he or she would have received had the restated financial statements been in effect for the period in which the incentive-based compensation amount was awarded, our Board may elect to recover the overpayment. The policy permits clawback from any executive officer who received an award overpayment, irrespective of whether the executive officer contributed to the fraud or willful misconduct. Our Board can clawback awards subject to the clawback for up to three years after the award vests or is granted.

Tax Deductibility and Accounting Implications—As a general matter, our Compensation Committee takes into account the various tax and accounting implications and costs of compensation to our executive officers. Although our incentive compensation programs was intended to allow the company to make awards to executive officers that are deductible under Section 162(m) of the Internal Revenue Code, U.S. tax laws have recently changed in this regard. Commencing with the 2018 fiscal year, the performance-based compensation exception to the deductibility limitations under Section 162(m) will no longer apply, and the deduction limitation under Section 162(m) will instead apply to compensation paid to our named executive officers. Our Compensation Committee may seek ways to limit the impact of these changes to Section 162(m) of the Internal Revenue Code, but our Compensation Committee believes that the new tax deduction limitation should not compromise our ability to establish and implement compensation and incentive programs that support the compensation objectives described above under “Executive Compensation Philosophy and Objectives.” Achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Robert W. Reding, Chair

Stephen Hasker

Jeff Sagansky

Eric Zinterhofer

This Compensation Committee Report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the filing date hereof and irrespective of any general incorporation language in any such filing.

● 2018 Proxy Statement	33

EXECUTIVE COMPENSATION

Executive Compensation Tables

Summary Compensation Table

The following table shows the compensation earned in respect of 2017, 2016, and 2015 by each of our 2017 NEOs for the years in which they were NEOs (as determined pursuant to the SEC’s disclosure requirements for executive compensation in Item 402 of Regulation S-K).

Name and Current Principal Position (unless otherwise indicated)	Year	Salary(1) ($)	Bonus(2) ($)		Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)

Jeff Leddy(7) Executive Chairman of the Company, Former CEO	2017	535,256	—		519,639	584,630	—	44,875	1,684,400	(14)

David M. Davis(8) Former CEO	2017	85,336	—		—	—	—	1,103,750	1,189,086
	2016	562,625	—		1,058,192	562,316	—	54,300	2,237,433
	2015	537,671	—		399,997	386,790	516,313	—	1,840,771

Paul Rainey(9) CFO	2017	280,047	—		342,132	236,667	—	—	858,846

Thomas Severson(10) Former CFO	2017	47,788	—		—	—	—	302,935	350,723
	2016	116,667	—		672,800	648,000	—	46,400	1,483,867

Josh Marks(11) CEO, Former Executive Vice President, Connectivity	2017	372,500	175,000		620,058	—	—	57,492	1,225,050

Walé Adepoju(12) Chief Strategy Officer, Former Executive Vice President, Media & Content	2017	425,893	185,000		690,128	—	—	2,075	1,303,096
	2016	415,542	—		387,496	521,146	—	—	1,324,184
	2015	406,027	—		199,998	193,395	280,373	—	1,079,793

Stephen Ballas Executive Vice President, General Counsel, and Corporate Secretary	2017	346,250	115,000		214,739	—	—	1,724	677,713
	2016	243,734	50,000	(13)	553,487	407,605	—	—	1,253,916

(1)	Amounts set forth in this column reflect the amounts actually received by the NEO as salary payments during 2017, and therefore represent a blend of the salary rates applicable to the NEO throughout the year where the NEO experienced a salary change mid-year.

(2)	Amounts set forth in this column reflect the amounts earned by the NEO during 2017 as cash retention bonuses described under “Executive Compensation—2017 Retention Bonuses” on page 21. The amount for Mr. Ballas for 2016 reflects a $50,000 sign-on bonus when he joined the Company. See also footnote 13 to this table below.

(3)	Amounts set forth in this column represent the grant date fair value of stock-based awards (RSUs and PSUs) granted during the year computed in accordance with Accounting Standards Codification Topic No. 718, “Compensation—Stock Compensation” (“ASC 718”). For 2017, we determined the aggregate grant date fair value of the stock awards reflected in these columns using the valuation methodology and assumptions set forth in Note 12. Common Stock, Stock-Based Awards and Warrants to our consolidated financial statements in our 2017 Annual Report on Form 10-K (“2017 Form 10-K”).

(4)	Amounts set forth in this column represent the grant date fair value of stock-based awards granted during the year computed in accordance with ASC 718. For 2017, we determined the aggregate grant date fair value of the stock option awards reflected in these columns using the valuation methodology and assumptions set forth in our 2017 Form 10-K.

(5)	Amounts set forth in this column reflect the amounts earned by the NEO during the applicable year as payments under the AIP.

(6)

Amounts set forth in this column for 2017 include: (1) for Mr. Leddy, approximately $12,042 for outside director cash compensation related to his service as an outside director from January 2017 to February 2017, approximately $27,000 for commuting expenses between Mr. Leddy’s primary residence and the Company’s Los Angeles, California headquarters and approximately $5,833 for 401(k) employer matching contributions; (2) for Mr. Davis, approximately $1,093,750 as severance, approximately $9,000 for commuting expenses between Mr. Davis’ primary residence and the Company’s Los Angeles, California headquarters and approximately $1,000 for 401(k) employer matching contributions; (3) for Mr. Severson,

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approximately $302,211 as severance and approximately $724 for 401(k) employer matching contributions; (4) for Mr. Marks, approximately $56,818 for relocation benefits for his relocation to Miramar, Florida so that he could work principally out of our Miramar, Florida offices and approximately $674 for 401(k) employer matching contributions; (5) for Mr. Adepoju, approximately $2,075 for 401(k) employer matching contributions; and (6) for Mr. Ballas, approximately $1,723 for 401(k) employer matching contributions. Amounts set forth in this column for 2016 include: (1) for Mr. Davis, approximately $50,000 for commuting expenses between his primary residence and the Company’s Los Angeles, California headquarters and $4,300 for 401(k) employer matching contributions; and (2) for Mr. Severson, $41,900 for housing cost benefits associated with his temporary relocation to Los Angeles during our CFO transition in late 2016, and $4,500 for 401(k) employer matching contributions.

(7)	Mr. Leddy became our CEO on February 21, 2017 and ceased serving in that role in March 2018. He became Executive Chairman of the Company on April 1, 2018.

(8)	Mr. Davis separated from the Company effective February 20, 2017.

(9)	Mr. Rainey became our CFO on April 3, 2017.

(10)	Mr. Severson became our CFO in August 2016 and separated from the Company on February 20, 2017.

(11)	Mr. Marks was our Executive Vice President, Connectivity from April 2017 to March 2018. He became our CEO on April 1, 2018.

(12)	Mr. Adepoju was our Executive Vice President, Media & Content from September 2016 to March 2018. He became our Chief Strategy Officer on April 1, 2018.

(13)	This amount represents a $50,000 sign-on bonus that Mr. Ballas received when he joined the Company.

(14)	As noted in footnote 6 to this table, the compensation reported for Mr. Leddy includes compensation related to his service as an outside director from January 2017 to February 2017.

● 2018 Proxy Statement	35

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in 2017

The following table sets forth information relating to our grants in 2017 of plan-based awards in 2017 to our 2017 NEOs. Messrs. Davis and Severson did not receive any grants in 2017 because they separated from the Company in February 2017 before our Compensation Committee had approved any awards for the year. Our Compensation Committee approved these Equity Awards in early 2017. However, given the lack of remaining share availability at that time under our former equity plan, we deferred the issuance of these Awards until our stockholders approved our 2017 Omnibus Long-Term Incentive Plan at our 2017 annual stockholders’ meeting on December 21, 2017. For purposes of the equity compensation disclosure below, we consider the “grant date” to be December 21, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Number of Shares Under Equity Incentive Plan Awards(2)			RSUs: Number of Shares of Stock or Units (#)(3)	Stock Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jeff Leddy	12/21/2017	—	—	—	—	—	—	2,194	—	—	5,639

	12/21/2017	—	—	—	—	—	—	—	5,029	3.21	5,130

	2/17/2017	156,250	625,000	937,500	—	—	—	—	—	—	—

	12/21/2017	—	—	—	—	—	—	200,000	—	—	514,000

	12/21/2017	—	—	—	—	—	—	—	350,000	6.22	202,825

	12/21/2017	—	—	—	—	—	—	—	650,000	6.22	376,675

David M. Davis	—	—	—	—	—	—	—	—	—	—	—

Paul Rainey	4/3/2017	93,750	187,500	562,500	—	—	—	—	—	—	—

	12/21/2017	—	—	—	—	—	—	101,246	—	—	260,202

	12/21/2017	—	—	—	—	—	—	—	232,026	3.21	236,667

	12/21/2017	—	—	—	1,038	31,152	46,728	—	—	—	81,930

Thomas Severson	—	—	—	—	—	—	—	—	—	—	—

Josh Marks	4/28/2017	96,250	288,750	577,500	—	—	—	—	—	—	—

	12/21/2017	—	—	—	—	—	—	179,906	—	—	462,358

	12/21/2017	—	—	—	1,998	59,962	89,943	—	—	—	157,700

Walé Adepoju	4/28/2017	107,127	321,380	642,759	—	—	—	—	—	—	—

	12/21/2017	—	—	—	—	—	—	200,236	—	—	514,607

	12/21/2017	—	—	—	2,224	66,738	100,107	—	—	—	175,521

Stephen Ballas	4/28/2017	87,500	262,500	525,000	—	—	—	—	—	—	—

	12/21/2017	—	—	—	—	—	—	62,305	—	—	160,124

	12/21/2017	—	—	—	692	20,768	31,152	—	—	—	54,615

(1)	Represents potential 2017 AIP cash bonus payouts under the AIP at threshold, target and maximum levels of performance. As previously noted under “2017 Executive Compensation—Annual Cash Incentive (‘AIP’) Compensation” beginning on page 26, none of our 2017 NEOs received an AIP bonus payment for the 2017 performance year. The “Threshold” figure however assumes that the Company achieved the minimum level of performance necessary to fund the AIP in 2017, and further assumes that the Company achieved a threshold level of consolidated revenue for 2017 and a “2” performance rating for each executive officer for his strategic/individual goal achievement. The “Target” figure assumes that the Company achieved the target level of Adjusted EBITDA under the AIP for 2017, and further assumes the Company achieved its target consolidated revenue for 2017 and a “4” performance rating for each executive officer for his strategic/individual goal achievement. The “Maximum” figure reflects the maximum bonus that the NEO could earn for 2017 under the terms of the AIP.

(2)

Represents number of PSUs granted in 2017 at threshold, target and maximum levels of performance. PSUs granted in 2017 cliff vest in September 2020, based on the Company’s relative total shareholder return (“TSR”) versus the constituents of the Russell 2000 index over a three-year performance period from September 2017 to September 2020 subject to continuous employment on the vesting date. In order for any of the PSUs to be

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earned, relative TSR achievement during the performance period must exceed the 30th percentile ranking amongst the Russell 2000 constituents. For purposes of calculating the threshold number of unvested PSUs outstanding under the award in this table, we have assumed that PSUs (initially awarded as a “target” number of PSUs) will be awarded at the end of their three-year performance period at the minimum performance threshold for the awards to be granted (i.e., achievement at the 31st relative TSR percentile ranking). Under the terms of the PSUs awards, no PSUs will be awarded for relative TSR performance below this threshold.

(3)	For all recipients (other than Mr. Leddy): Represents RSUs that generally vest in four equal annual installments (with the first installment vesting in April 2018) subject to continuous employment on each vesting date. For Mr. Leddy, his RSUs vest in three equal installments on the first, second and third anniversary of employment commencement date (which was February 21, 2017), subject to continuous service through the applicable vesting date.

(4)	Represents non-qualified stock options that have a seven-year term. For all recipients (other than Mr. Leddy): Stock options generally vest and become exercisable with respect 25% of the underlying shares in April 2018, and vest in 36 equal monthly annual installments thereafter, subject to continuous employment on each vesting date. For Mr. Leddy, his stock options consist of (a) a fully-vested option representing the right to purchase 350,000 shares and (b) an option representing the right to purchase 650,000 shares, vesting in equal monthly installments commencing on February 21, 2017 (with the first installment vesting on March 21, 2017) over the following three years, subject to continuous service through the applicable vesting date.

(5)	Amounts reflect the grant date fair value of equity awards using a Monte-Carlo simulation computed in accordance with ASC 718. We provide information regarding the assumptions used to calculate the value of the equity awards in Note 12. Common Stock, Stock-Based Awards and Warrants to our consolidated financial statements in our 2017 Form 10-K.

Outstanding Equity Awards at 2017 Year-End

The following table sets forth the equity-based awards held by our 2017 NEOs that were outstanding on December 31, 2017.

As described under “Executive Compensation—Important Compensation Decisions for 2017” beginning on page 20, Messrs. Davis and Severson separated from our employ in February 2017.

			Option/Stock Appreciation Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(10)		Equity Incentive Awards: Market Value of Unearned Shares, Units or Other Rights Not Vested ($)(11)(12)	RSUs: Number of Shares or Units of Stock That Have Not Vested (#)		RSUs: Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
Jeff Leddy	2/19/2013		25,000	(4)	—		10.00	2/19/2018	—		—	—		—
	3/16/2015		21,067	(4)	—		13.15	3/16/2020	—		—	—		—
	3/16/2015		10,533	(4)	—		13.15	3/16/2020	—		—	—		—
	3/10/2016		15,444	(4)	—		9.25	3/10/2021	—		—	—		—
	12/21/2017	(1)	5,029	(4)	—		3.21	4/3/2024	—		—	—		—
	12/21/2017	(1)	350,000	(5)	—		6.22	2/21/2024	—		—	—		—
	12/21/2017	(1)	180,556	(6)	469,444	(6)	6.22	2/21/2024	—		—	—		—
	12/21/2017	(1)	—		—		—	—	—		—	200,000	(8)	458,000
David M. Davis	1/31/2013		675,000	(7)	—		10.00	1/31/2018	—		—	—		—
	1/13/2014		20,833	(7)	—		16.70	1/13/2019	—		—	—		—
	7/9/2014		70,833	(7)	—		11.43	7/9/2019	—		—	—		—
	3/16/2015		45,645	(7)	—		13.15	3/16/2020	—		—	—		—
	3/16/2016		49,550	(7)	—		9.25	3/10/2021	—		—	—		—
	10/11/2016		—		—		—	—	293	(13)	3671	—		—
Paul Rainey	12/21/2017	(2)	—		—		—	—	—		—	101,246	(9)	231,853
	12/21/2017	(2)	232,026	(7)	—		3.21	4/3/2024	—		—	—		—
	12/21/2017	(2)	—		—		—	—	934		2,139	—		—

● 2018 Proxy Statement	37

EXECUTIVE COMPENSATION

			Option/Stock Appreciation Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(10)	Equity Incentive Awards: Market Value of Unearned Shares, Units or Other Rights Not Vested ($)(11)(12)	RSUs: Number of Shares or Units of Stock That Have Not Vested (#)		RSUs: Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
Thomas Severson	—		—		—		—	—	—	—	—		—
Josh Marks	8/3/2015		—		—		—	—	—	—	32,500	(9)	74,425
	8/3/2015		77,083	(7)	107,917	(7)	12.51	8/3/2020	—	—	—		—
	10/11/2016		—		—		—	—	1,140	2,611	—		—
	12/21/2017	(3)	—		—		—	—	—	—	179,906	(9)	411,985
	12/21/2017	(3)	—		—		—	—	1,798	4,117	—		—
Walé Adepoju	9/16/2013		460,000	(7)	—		10.00	9/16/2018	—	—	—		—
	9/16/2013		7,072	(7)	—		10.00	9/16/2018	—	—	—		—
	9/16/2013		32,928	(7)	—		10.00	9/16/2018	—	—	—		—
	6/5/2014		87,500	(7)	12,500	(7)	10.57	6/5/2019	—	—	—		—
	3/16/2015		—		—		—	—	—	—	7,604	(9)	17,413
	3/16/2015		28,697	(7)	13,167	(7)	13.15	3/16/2020	—	—	—		—
	3/10/2016		—		—		—	—	—	—	16,540	(9)	37,877
	3/10/2016		27,568	(7)	35,444	(7)	9.25	3/10/2021	—	—	—		—
	10/11/2016		—		—		—	—	544	1,246	—		—
	10/11/2016		26,349	(7)	63,991	(7)	9.21	10/11/2023	—	—	—		—
	12/21/2017	(3)	—		—		—	—	—	—	200,236	(9)	458,540
	12/21/2017	(3)	—		—		—	—	2,002	4,585	—		—
Stephen Ballas	4/11/2016		—		—		—	—	—	—	36,100	(9)	82,669
	4/11/2016		56,424	(7)	78,993	(7)	8.44	4/11/2021	—	—	—		—
	10/11/2016		—		—		—	—	436	998	—		—
	12/21/2017	(3)	—		—		—	—	—	—	62,305	(9)(14)	142,678
	12/21/2017	(3)	—		—		—	—	622	1,424	—		—

*	The closing price of a share of our common stock on December 29, 2017 (the last Nasdaq trading day in 2017) was $2.29, and we have used that per-share price for purposes of determining market values in this table.

(1)	Our Compensation Committee approved this equity award in early 2017. However, given the lack of remaining share availability at that time under our former equity plan, we deferred the issuance of this award until our stockholders approved our 2017 Omnibus Long-Term Incentive Plan at our 2017 annual stockholders’ meeting on December 21, 2017. The vesting commencement date for this equity award was February 21, 2017, which was Mr. Leddy’s employment commencement date.

(2)	Our Compensation Committee approved this equity award in early 2017. However, given the lack of remaining share availability at that time under our former equity plan, we deferred the issuance of this award until our stockholders approved our 2017 Omnibus Long-Term Incentive Plan at our 2017 annual stockholders’ meeting on December 21, 2017. The vesting commencement date for this equity award was April 3, 2017, which was Mr. Leddy’s employment commencement date.

(3)	Our Compensation Committee approved this equity award in early 2017. However, given the lack of remaining share availability at that time under our former equity plan, we deferred the issuance of this award until our stockholders approved our 2017 Omnibus Long-Term Incentive Plan at our 2017 annual stockholders’ meeting on December 21, 2017. The vesting commencement date for this equity award was April 28, 2017, which was the date that the Compensation Committee approved this award.

(4)	Represents stock options that Mr. Leddy received as an outside director. Mr. Leddy ceased receiving equity awards under our Outside Director Compensation Program when he became our CEO on February 21, 2017.

(5)	Represents stock options that were granted to Mr. Leddy in connection with his assuming the CEO position on February 21, 2017 and that were fully vested on his employment commencement date.

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(6)	Represents stock options that vest and become exercisable on a monthly basis over a three-year period following February 21, 2017 until fully vested, subject to continuous employment on each vesting date.

(7)	Represents stock options that vest and become exercisable with respect to 25% of their underlying shares on the first anniversary of their grant date and vest with respect to the remaining 75% of their underlying shares on a monthly basis over the following three years until fully vested, subject to continuous employment on each vesting date. However, for the equity grant to Mr. Rainey that was subject to our stockholders’ approval of the Company’s new 2017 Omnibus Long-Term Incentive Plan (which our stockholders approved on December 21, 2017), these stock options vest and become exercisable with respect to 25% of their underlying shares on April 3, 2018 and vest with respect to the remaining 75% of their underlying shares on a monthly basis over the following three years until fully vested, subject to continuous employment on each vesting date.

(8)	Represents restricted stock units that vest and become exercisable in three equal annual installments beginning on February 21, 2017, subject to continuous employment on each vesting date.

(9)	Represents restricted stock units that vest and become exercisable in four equal annual installments beginning on the first anniversary of their grant date, subject to continuous employment on each vesting date. However, for the equity grants that were subject to our stockholders’ approval of the Company’s new 2017 Omnibus Long-Term Incentive Plan (which our stockholders approved on December 21, 2017), these restricted stock units vest and become exercisable in four equal installments beginning on April 3, 2018 for Mr. Rainey and on April 28, 2018 for Messrs. Marks, Adepoju and Ballas, subject to continuous employment on each vesting date.

(10)	Represents PSUs that cliff vest on the third anniversary of the grant date, based on our relative total shareholder return versus the constituents of the Russell 2000 index over a three-year performance period, and subject to continuous employment on the vesting date. However, for the equity grants that were subject to our stockholders’ approval of the Company’s new 2017 Omnibus Long-Term Incentive Plan (which our stockholders approved on December 21, 2017), these PSUs cliff vest in September 2020, based on our relative total shareholder return versus the constituents of the Russell 2000 index over the three-year performance period, and subject to continuous employment on the vesting date.

(11)	The market values of both the RSUs and PSUs were calculated by multiplying $2.29 (the closing price of a share of our common stock on December 29, 2017) by the number of unvested RSUs and unearned PSUs. In respect of the PSUs, see also footnote 9 to this table.

(12)	This column includes the number of unvested PSUs assuming actual performance for the performance period is achieved at the “Threshold” level as indicated in the table under “Executive Compensation—Grants of Plan-Based Awards in 2017” on page 36. For purposes of calculating the threshold number of unvested PSUs outstanding under the award, we have assumed that PSUs (initially awarded as a “target” number of PSUs) will be awarded at the end of their three-year performance period at the minimum performance threshold for the awards to be granted (i.e., achievement at the 31st relative TSR percentile ranking). Under the terms of the PSUs awards, no PSUs will be awarded for relative TSR performance below this threshold.

(13)	Mr. Davis separated from our employ on February 17, 2017. Under the terms of his PSU award agreement, Mr. Davis will receive a pro rata payout based on actual relative TSR performance after the end of the performance period for these PSUs (i.e., October 2019), with proration based on the number of full months he was employed (including his consulting period with us from February 2017 through May 2017) during the three-year performance period. Accordingly, he will receive 7/36ths of the ultimate payout of this award (for his seven full months of service between October 2016 and May 2017) based on actual relative TSR performance at the end of the performance period.

(14)	With respect to Mr. Ballas, the Company’s practice prior to June 2016 was to grant a large, one-time “front loader” award of stock options and RSUs upon hiring a new executive officer, with the expectation that either no additional grant or a smaller grant would be made the following year. Mr. Ballas received his “front loader” equity award on his employment commencement date in April 2016, and therefore received a smaller total equity award during 2017.

Option Exercises and Stock Vested

The following table provides information regarding all exercises of our stock options and the vesting of RSUs (during the year ended December 31, 2017) held by our 2017 NEOs during that period.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Jeff Leddy	—	—	—	—
David M. Davis	—	—	22,470	92,200
Paul Rainey	—	—	—	—
Thomas Severson	—	—	—	—
Josh Marks	—	—	16,250	49,400
Walé Adepoju	—	—	9,316	38,213
Stephen Ballas	—	—	12,034	37,666

*	Amounts above do not reflect the withholding of any shares on vest to satisfy the NEO’s tax obligations.

● 2018 Proxy Statement	39

EXECUTIVE COMPENSATION

(1)	Value Realized on Exercise would represent the difference between the market price of the underlying common stock on the exercise date and the exercise price of the options. However, none of our NEOs exercised options in 2017.

(2)	Value Realized on Vesting is based on the closing price of our common stock on the vest date.

Employment Agreements

We have (or had) employment agreements with each of our 2017 NEOs, as summarized below:

Jeff Leddy

We entered into an employment agreement with Mr. Leddy on February 21, 2017, in connection with his then appointment as our CEO. Under that employment agreement, Mr. Leddy received an initial annual base salary of $625,000. Mr. Leddy was also entitled to an AIP cash bonus with an initial target of 100% of his annual base salary. Pursuant to his employment agreement, Mr. Leddy received an initial equity grant consisting of (a) an option (fully vested at grant) representing the right to purchase 350,000 shares of our common stock, (b) an additional option representing the right to purchase 650,000 shares of our common stock (the “Initial Option Award”) vesting over a three-year period, and (c) RSUs representing 200,000 shares of our common stock (the “Initial RSU Award”) vesting over a three-year period, subject to continuous service on each vesting date. The exercise price of the stock options was $6.22, which was the closing price of our common stock on Nasdaq on February 17, 2017 (which was the date that our Compensation Committee approved his initial employment agreement).

In addition, we agreed to reimburse Mr. Leddy for travel to and from his principal residence to the Company’s office locations and for accommodations while traveling. Mr. Leddy’s agreement also provides for severance and change in control protection benefits under our Executive Severance Plan, and he is a “Tier II” participant in that Plan. See “Executive Compensation—Executive Severance Plan” beginning on page 30. In addition to the benefits provided under the Executive Severance Plan, if we terminate Mr. Leddy without Cause (as defined in the employment agreement) (i) the unvested portions of his Initial Option Award and Initial RSU Award shall become fully vested and (ii) all options granted under his employment agreement that are vested shall remain exercisable for one year after his termination of service.

On March 29, 2018, we amended and restated Mr. Leddy’s employment agreement in connection with his new appointment as our Company’s Executive Chairman effective April 1, 2018. As described under “Executive Compensation—2018 Compensation Decisions Regarding 2017 NEOs” beginning on page 29, under this new employment agreement, Mr. Leddy now receives an annual base salary of $300,000 and is no longer entitled to receive an AIP cash bonus for his service as Executive Chairman.

David M. Davis

On February 17, 2017, Mr. Davis’ employment as our CEO and service as a member of our Board terminated. For a description of the agreements that we entered into with Mr. Davis upon his separation from us, see “Executive Compensation—Important Compensation Decisions for 2017” beginning on page 20.

Paul Rainey, CFO

We entered into an employment agreement with Mr. Rainey on April 7, 2017, in connection with his appointment as our CFO. Under his employment agreement, Mr. Rainey received an initial annual base salary of $375,000. Mr. Rainey is also entitled to an AIP cash bonus with an initial target of 75% of his annual base salary. Pursuant to his employment agreement, Mr. Rainey received an initial equity grant with a grant-date fair value of $750,000, consisting of (1) options and RSUs vesting over a four-year period (with a grant date fair value of $650,000) and (2) PSUs cliff vesting in October 2020 (with a grant date fair value of $100,000), subject to his continuous employment on each vesting date. The exercise price of the stock options was $3.21, which was our Nasdaq closing price on October 20, 2017 (which was the date that was two full business days after we released our unaudited fourth-quarter 2016 financial results and as such the “pricing date” under our Equity Award Policy).

Mr. Rainey’s agreement also provides for severance and change in control protection benefits under our Executive Severance Plan, and he is a Tier II participant in that Plan. See “Executive Compensation—Additional Elements of Our Compensation Program” beginning on page 30.

40	● 2018 Proxy Statement

EXECUTIVE COMPENSATION

In April 2018, we increased Mr. Rainey’s annual base salary in connection with our 2018 annual merit increase process, and he now receives an annual base salary of $384,375. See “Executive Compensation—2018 Compensation Decisions Regarding 2017 NEOs” beginning on page 29.

Tom Severson

On February 20, 2017, Mr. Severson’s employment as our CFO terminated. For a description of the severance that we paid to Mr. Severson upon his separation from us, see “Executive Compensation—Important Compensation Decisions for 2017” beginning on page 20.

Josh Marks, CEO

We entered into an employment agreement with Mr. Marks on August 4, 2015 in connection with his then appointment as our Senior Vice President Operations Solutions. The agreement provided for an initial annual base salary of $275,000. Under that agreement, Mr. Marks was entitled to an AIP cash bonus with an initial target of 50% of his base salary. On August 9, 2016, we entered into an amended and restated employment agreement with Mr. Marks in connection with his then appointment as our Executive Vice President, Aviation Connectivity. Under this amended and restated employment agreement, his base salary became $335,000 and his AIP cash bonus target became 75% of his annual base salary. In April 2017, we again increased Mr. Marks’ base salary to $385,000.

On March 23, 2018, we again amended and restated Mr. Marks’ employment agreement in connection with his appointment as our CEO effective April 1, 2018. As described under “Executive Compensation—2018 Compensation Decisions Regarding 2017 NEOs” beginning on page 29, under this new employment agreement, Mr. Marks now receives an annual base salary of $500,000 and has an AIP bonus target that is 100% of his base salary. Mr. Marks will also receive a one-time relocation expense reimbursement and temporary living expenses in Los Angeles, California for up to one year.

Mr. Marks’s new employment agreement also provides for severance and change in control protection benefits under our Executive Severance Plan, and Mr. Marks has agreed to be designated as a “Tier II” participant in that Plan. See “Executive Compensation—Executive Severance Plan” beginning on page 30. In addition, if the Company terminates his employment without “Cause” or if Mr. Marks terminates his employment for “Good Reason” (each as defined in the Executive Severance Plan), then we will also reimburse Mr. Marks for lease termination penalties related to his Los Angeles apartment (if he is still renting an apartment at the time of termination) and transportation expenses for Mr. Marks to relocate from Los Angeles to Washington, D.C.

Walé Adepoju

We entered into an employment agreement with Mr. Adepoju on July 30, 2014 in connection with his then appointment as our Executive Vice President and Chief Commercial Officer. The agreement provided for an initial annual base salary of $400,000. Under that agreement, Mr. Adepoju was also entitled to an AIP cash bonus with an initial target of 50% of his base salary. In April 2015, we increased Mr. Adepoju’s base salary to $408,000 and his AIP cash bonus target to 75% of his annual base salary. In April 2016, we increased his base salary to $418,055. In April 2017, we increased it again to $428,506, and this remains his current base salary.

Mr. Adepoju also has severance and change in control protection benefits under our Executive Severance Plan, and he is a “Tier II” participant in that Plan. See “Executive Compensation—Executive Severance Plan” beginning on page 30.

Stephen Ballas

We entered into an employment agreement with Mr. Ballas on March 11, 2016 in connection with his appointment as our General Counsel and Corporate Secretary. Under the employment agreement, Mr. Ballas received an initial annual base salary of $335,000. Mr. Ballas was also entitled to an AIP cash bonus with an initial target of 50% of his annual base salary. Pursuant to his employment agreement, Mr. Ballas also received a $50,000 sign-on bonus and an initial equity grant (consisting of RSUs and options) with a grant date value equal to $812,500 vesting over a four-year period, subject to continuous employment on each vesting date.

● 2018 Proxy Statement	41

EXECUTIVE COMPENSATION

In April 2017, we increased Mr. Ballas’s base salary to $350,000 and his AIP cash bonus target to 75% of his annual base salary. In April 2018, we increased his annual base salary in connection with our 2018 annual merit increase process, and he now receives an annual base salary of $358,750. See “Executive Compensation—2018 Compensation Decisions Regarding 2017 NEOs” beginning on page 29.

Mr. Ballas also has severance and change in control protection benefits under our Executive Severance Plan, and he is a “Tier II” participant in that Plan. See “Executive Compensation—Executive Severance Plan” beginning on page 30.

Potential Payments upon Termination or Change in Control

We believe that severance and change in control protections are important components of our executive officers’ compensation packages because these protections provide security and stability that enable our executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its stockholders in mind at all times, even under circumstances that may be adverse to the executive officer’s job security. To that end, we have adopted an Executive Severance Plan, which we describe further under “Executive Compensation—Executive Severance Plan” beginning on page 30.

The following narrative summarizes the payments and benefits that our 2017 NEOs would have been entitled to receive under the Executive Severance Plan upon certain terminations of employment and/or a change in control, assuming those events occurred on December 31, 2017 and applying their severance and change in control protection benefits as in effect on December 31, 2017.

Death, Disability or Retirement.

•	Regarding Messrs. Davis and Severson. As previously noted, Messrs. Davis and Severson separated from our employ in early 2017. The actual severance payments and agreements related to their employment termination are described under “Executive Compensation—Important Compensation Decisions for 2017” beginning on page 20.

•	Regarding Messrs. Leddy, Rainey, Marks, Adepoju and Ballas. Messrs. Leddy, Rainey, Marks, Adepoju and Ballas would not have received any cash benefits upon death, disability or retirement, but our RSU and option award agreements provide for continued or accelerated vesting of the unvested portion of those awards in the event of termination of employment due to death or disability. Under the equity award agreement for the PSUs, if a PSU recipient dies or becomes disabled prior to the end of the performance period, the Company will waive the continuous-employment vesting requirement, and the PSU award will vest at the applicable TSR performance level as measured at the end of the three-year performance period.

Termination outside a Change in Control Protection Period.

•	Regarding Messrs. Davis and Severson. As previously noted, Messrs. Davis and Severson separated from our employ in early 2017. The actual severance payments and agreements related to their employment termination are described under “Executive Compensation—Important Compensation Decisions for 2017” beginning on page 20.

•	Regarding Messrs. Leddy, Rainey, Marks, Adepoju and Ballas. As of December 31, 2017, Messrs. Leddy, Rainey, Marks, Adepoju and Ballas participated in the Executive Severance Plan as Tier II participants. If their employment had been terminated by the Company without “Cause” or by them for “Good Reason” (each as defined in the Executive Severance Plan) (a “Qualifying Termination”) other than during the period that is within 120 days prior to or within 2 years following a “Change in Control” (as defined in the Executive Severance Plan) (the “Change in Control Protection Period”), then each would have received (subject to execution of an effective release of claims against the Company and compliance with restrictive conditions set forth in the Executive Severance Plan):

•	a lump-sum cash payment equal to 1.0x his annual base salary;

•	a pro-rated portion of his annual cash bonus award for the 2017 performance year, with the bonus calculated based on “actual” performance (which the Compensation Committee determined in February 2018 to be zero for the 2017 performance year);

42	● 2018 Proxy Statement

EXECUTIVE COMPENSATION

•	payment of any unpaid annual bonus in respect of a prior fiscal year (or performance period already completed) that ended on or before the date of termination (without any requirement to remain employed through the payment date to earn such bonus);continued subsidized health care coverage for up to 12 months following termination;

•	outplacement assistance for up to 12 months following termination;

•	with respect to any outstanding time-vesting equity awards, accelerated vesting of a pro-rated portion of all outstanding and unvested equity awards based on (i) the number of days employed from the grant date through December 31, 2017 plus (ii) 365 days; and

•	with respect to any outstanding performance-vesting equity awards, vesting as provided in the relevant award agreement, which currently provide for the PSU award to vest based on the applicable relative TSR performance level as measured at the end of the three-year performance period, prorated based on the portion of the performance period employed (e.g., if terminated on December 31, 2017, approximately three full months into the 36-month performance period for the PSUs granted in September 2017, then the individual would have remained eligible for 3/36ths of that PSU award).

In addition to the above, Mr. Leddy is entitled to full acceleration of his unvested RSUs and stock options.

Termination within a Change in Control Protection Period.

•	Regarding Messrs. Davis and Severson. As previously noted, Messrs. Davis and Severson separated from our employ in early 2017. The actual severance payments and agreements related to their employment termination are described under “Executive Compensation—Important Compensation Decisions for 2017” beginning on page 20.

•	Regarding Messrs. Leddy, Rainey, Marks, Adepoju and Ballas. As described above, Messrs. Leddy, Rainey, Marks, Adepoju and Ballas participated in the Executive Severance Plan as Tier II participants as of December 31, 2017. If their employment had been terminated by the Company due to a Qualifying Termination within the “Change in Control Protection Period” described above, then each would have received (subject to execution of an effective release of claims against the Company and compliance with restrictive conditions set forth in the Executive Severance Plan):

•	a lump-sum cash payment equal to 1.0x the sum of his annual base salary and target annual cash bonus award;

•	a pro-rated portion of the annual cash bonus award for the 2017 performance year, with the bonus calculated based on the greater of “actual” performance and “target” performance;

•	payment of any unpaid annual bonus in respect of a prior fiscal year (or performance period already completed) that ended on or before the date of termination (without any requirement to remain employed through the payment date to earn such bonus);continued subsidized health care coverage for up to 12 months following termination;

•	outplacement assistance for up to 12 months following termination;

•	with respect to any outstanding time-vesting equity awards, immediate and fully accelerated vesting of all outstanding and unvested equity awards and a limited exercise continuation period; and

•	with respect to any outstanding performance-vesting equity awards, vesting as provided in the relevant award agreement, which currently provide for vesting to fully accelerate for the PSUs based on the relative TSR performance as measured on the change-of-control date.

● 2018 Proxy Statement	43

EXECUTIVE COMPENSATION

The following table shows the payments and benefits that our 2017 NEOs would have been entitled to receive upon qualifying terminations of employment and/or a change in control, assuming those events occurred on December 31, 2017 and applying their severance and change in control protection benefits as in effect on December 31, 2017. With respect to this table:

•	As previously noted, Messrs. Davis and Severson separated from our employ in early 2017. The actual severance payments and agreements related to their employment termination are described above under “Executive Compensation—Important Compensation Decisions for 2017” beginning on page 20. We have not presented the payments and benefits that Messrs. Davis and Severson would have been entitled to on December 31, 2017 because their terminations occurred prior to that date.

•	Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

NEO	Benefit	Termination for Cause or without Good Reason ($)	Termination without Cause or for Good Reason, without a Change of Control ($)	Termination for Good Reason or Without Cause following a Change in Control ($)
Jeff Leddy	Severance(1)	—	625,000	1,250,000
	Benefits continuation(2)	—	3,171	3,171
	Accelerated equity awards(3)	—	458,000	458,000
	Total	—	1,086,171	1,711,171
David M. Davis(4)	Severance	—	—	—
	Benefits continuation	—	—	—
	Accelerated equity awards	—	—	—
	Total	—	—	—
Paul Rainey	Severance(1)	—	375,000	750,000
	Benefits continuation(2)	—	7,097	7,097
	Accelerated equity awards(3)	—	57,964	231,853
	Total	—	440,061	988,950
Thomas Severson(4)	Severance	—	—	—
	Benefits continuation	—	—	—
	Accelerated equity awards	—	—	—
	Total	—	—	—
Josh Marks	Severance(1)	—	385,000	770,000
	Benefits continuation(2)	—	12,981	12,981
	Accelerated equity awards(3)	—	140,209	486,410
	Total	—	538,190	1,269,391
Walé Adepoju	Severance(1)	—	428,506	857,012
	Benefits continuation(2)	—	6,623	6,623
	Accelerated equity awards(3)	—	135,969	513,830
	Total	—	571,098	1,377,465
Stephen Ballas	Severance(1)	—	350,000	700,000
	Benefits continuation(2)	—	2,600	2,600
	Accelerated equity awards(3)	—	63,229	225,347
	Total	—	415,829	927,947

44	● 2018 Proxy Statement

EXECUTIVE COMPENSATION

(1)	Represents cash severance provided under the Executive Severance Plan, as described in the narrative preceding this table.

(2)	Represents the cost of Company-subsidized continued health and welfare benefits for 12 months following termination under our Executive Severance Plan, based on our estimated costs to provide such coverage to each NEO as of December 31, 2017. There is no separate cost to the Company for offering outplacement services to each executive officer.

(3)	Represents the aggregate value of the NEO’s unvested stock options, PSUs and RSUs that would have vested (partially or in full, as described in the narrative preceding this table) on an accelerated basis, determined by multiplying the number of accelerating option shares, RSUs and PSUs by the Nasdaq trading price of our common stock on December 29, 2017 ($2.29), which was the last Nasdaq trading day in 2017, and subtracting any applicable exercise prices for the options. As noted in the narrative above this table, the NEOs would only have been entitled to payments on any accelerated PSUs based on actual relative-TSR performance. We have not ascribed any value to the PSUs in the table above because, as of December 31, 2017, the minimum relative-TSR performance criteria would not have been achieved and as such the “actual” number of PSUs awarded would have been zero. Similarly, because the closing price of our stock on December 29, 2017 was less than the exercise price of any applicable accelerated options, no value is reported in the table above with respect to any options.

(4)	As previously noted, Messrs. Davis and Severson separated from our employ in early 2017. The actual severance payments and agreements related to their employment termination are described above under “Executive Compensation—Important Compensation Decisions for 2017” beginning on page 20. We have not presented the payments and benefits that Messrs. Davis and Severson would have been entitled to on December 31, 2017 because their terminations occurred prior to that date.

Equity Compensation Plan Information

The following table provides information (as of December 31, 2017) with respect to all of our equity compensation plans in effect as of December 31, 2017:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity Compensation Plans Approved by Stockholders
Global Eagle Entertainment Inc. Amended and Restated 2013 Equity Incentive Plan	7,243,506	(2)	$9.63	(3)	—	(4)
Global Eagle Entertainment Inc. 2017 Omnibus Long-Term Incentive Plan	4,855,387	(5)	$5.39	(6)	3,858,852
Equity Compensation Plans Not Approved by Stockholders(1)	252,513	(7)	$8.03	(8)	—

(1)	Represents the Global Eagle Entertainment Inc. 2016 Inducement and Retention Stock Plan for EMC Employees. We do not plan to issue any further shares under this plan.

(2)	Consists of 1,762,049 unvested RSU awards (of which 337,823 constitute PSU awards) and 5,481,457 stock option awards outstanding as of December 31, 2017.

(3)	Based on 5,481,457 stock options outstanding as of December 31, 2017.

(4)	The 2017 Omnibus Long-Term Incentive Plan replaced the Global Eagle Entertainment Inc. Amended and Restated 2013 Equity Incentive Plan. The awards granted under the Global Eagle Entertainment Inc. Amended and Restated 2013 Equity Incentive Plan remain outstanding under the terms of that plan, but we will not issue any further shares under that plan.

(5)	Consists of 3,477,077 unvested RSU awards (of which 345,497 constitute PSU awards) and 1,378,310 stock option awards outstanding as of December 31, 2017.

(6)	Based on 1,378,310 stock options outstanding as of December 31, 2017.

(7)	Consists of 34,975 RSU awards and 217,538 stock option awards outstanding as of December 31, 2017.

(8)	We granted all stock options under the Global Eagle Entertainment Inc. 2016 Inducement and Retention Stock Plan for EMC Employees at this exercise price.

● 2018 Proxy Statement	45

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of shares of our common stock as of April 16, 2018 (the “Beneficial Ownership Table Date”) by:

•	each person who is known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each NEO for 2017;

•	each of our current directors; and

•	all of our current executive officers and directors as a group.

We report the amounts and percentages of shares beneficially owned on the basis of SEC regulations governing the determination of beneficial ownership of securities. SEC rules deem a person to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. SEC rules also deem a person to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Beneficial ownership of our common stock is based on 90,936,719 shares of our common stock issued and outstanding as of April 16, 2018 (excluding 3,053,634 shares of our common stock held by our wholly-owned subsidiary on that date).

46	● 2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated in the footnotes to the table below, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of our common stock. Unless otherwise indicated, the address of each individual in the following table is c/o Global Eagle Entertainment, 6100 Center Drive, Suite 1020, Los Angeles, California 90045. Addresses for the other beneficial owners are set forth in the footnotes to the table.

Name and Address of Beneficial Owner	Number of Shares of Common Stock(1)	Percent of Outstanding Common Stock
PAR Investment Partners, L.P.(2)	28,971,072	31.9%
ABRY Partners, LLC(3)	9,637,955	10.6%
Nantahala Capital Management, LLC(4)	8,700,979	9.6%
Frontier Capital Management Co., LLC(5)	8,058,820	8.9%
Abrams Capital Management, LLC(6)	7,000,000	7.7%
Walé Adepoju(7)	769,242	*
Stephen Ballas(8)	100,016	*
David M. Davis(9)	905,954	*
Jeffrey E. Epstein(10)	103,832	*
Stephen Hasker(11)	80,132	*
Josh Marks	193,306	*
Jeff Leddy(12)	714,684	*
Robert W. Reding(13)	103,832	*
Jeff Sagansky(14)	844,672	*
Edward L. Shapiro(15)	109,237	*
Harry E. Sloan(16)	203,831	*
Paul Rainey	87,051	*
Thomas Severson	—	*
Eric Sondag	—	*
Ronald Steger	41,774	*
Eric Zinterhofer	—	*
All current executive officers and directors as a group (16 individuals)(17)	3,423,266	3.7%

*	Less than 1%

(1)	Represents shares of the Company’s common stock held, options and warrants held that were vested and/or exercisable at the Beneficial Ownership Table Date and any such securities that will vest and/or become exercisable within 60 days thereafter (without reduction for any shares that we may later “withhold to cover” for tax purposes).

(2)	According to a Schedule 13D/A filed with the SEC on January 5, 2017, all shares are held directly by PAR Investment Partners, L.P. (“PIP”). PAR Capital Management, Inc. (“PCM”), as the general partner of PAR Group, L.P., which is the general partner of PIP, has investment discretion and voting control over shares held by PIP. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PIP. The business address of PAR Capital Management, Inc. is 200 Clarendon Street, 48th Floor, Boston, MA 02116.

(3)

According to a Schedule 13G/A filed with the SEC on February 14, 2018 on behalf of ABRY Partners VII, L.P., a Delaware corporation (“ABRY Partners”), ABRY Partners VII Co-Investment Fund, L.P., a Delaware corporation (“ABRY Fund”), ABRY Investment Partnership, L.P., a Delaware corporation (“ABRY Partnership”), EMC Aggregator, LLC, a Delaware limited liability company (“EMC Aggregator”), EMC Acquisition Holdings LLC (“EMC Acquisition Holdings”), Jay Grossman, an individual and a U.S. Citizen, and Peggy Koenig, an individual and a U.S. citizen. ABRY Partners, ABRY Fund, ABRY Partnership, EMC Aggregator, Jay Grossman and Peggy Koenig hold shared voting and shared dispositive power with respect to 9,637,955 shares of the Company’s common stock, and EMC Acquisition Holdings holds shared voting and shared dispositive power with respect to 5,080,049 shares of the Company’s common stock. EMC Aggregator is the direct owner of 84.3% of the member interests of EMC Acquisition Holdings and may be deemed to share voting and dispositive power with respect to any shares beneficially owned by EMC Acquisition Holdings. As the direct owner of 96.72429% of the equity interests of EMC Aggregator, ABRY Partners also may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Aggregator. As the direct owner of 3.19196% of the equity interests of EMC Aggregator, ABRY Fund also may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by

● 2018 Proxy Statement	47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

EMC Aggregator. As the direct owner of 0.08375% of the equity interests of EMC Aggregator, ABRY Partnership also may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Aggregator. Each of C.J. Brucato, Tomer Yosef-Or, and James Scola is a member of the board of directors of EMC Aggregator and may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Aggregator, but disclaims beneficial ownership of such shares. ABRY Partners, ABRY Fund and ABRY Partnership, each disclaim beneficial ownership of such shares beneficially owned by EMC Aggregator. ABRY Partners VII Co-Investment GP, LLC, a Delaware limited liability company (“ABRY Co-Investment”), the general partner of ABRY Fund, may be deemed to share voting and dispositive power with respect to any shares beneficially owned by EMC Aggregator, but disclaims beneficial ownership of such Shares. ABRY VII Capital Partners, L.P., a Delaware limited partnership (“ABRY VII Capital”), the general partner of ABRY VII Capital and member of ABRY Co-Investment, may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Aggregator, but disclaims beneficial ownership of such shares. ABRY Partners Capital Investors, LLC, a Delaware limited liability company, the general partner of each of ABRY Co-Investment and ABRY Partners, may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Aggregator, but disclaims beneficial ownership of such shares. ABRY GP, a Delaware limited liability company, the general partner of ABRY Partnership, may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Aggregator, but disclaims beneficial ownership of such shares. Each of Jay Grossman and Peggy Koenig, equal members and managers of each of ABRY GP and ABRY VII Capital LLC, may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Aggregator, but each of them disclaims beneficial ownership of such shares. The business address of ABRY Partners, ABRY Fund, ABRY Partnership, EMC Aggregator, EMC Acquisition Holdings, Jay Grossman, and Peggy Koenig is c/o ABRY Partners, 888 Boylston Street, 16th Floor, Boston, MA 02199.

(4)	According to a Schedule 13G filed with the SEC on February 14, 2018, Nantahala Capital Management, LLC (“Nantahala”), Wilmot B. Harkey and Dan Mack may be deemed to share voting and dispositive power over 8,700,979 shares of the Company’s common stock held by funds and separately managed accounts under Nantahala’s control. As managing members of Nantahala, each of Messrs. Harvey and Mack may be deemed a beneficial owner of these shares. Nantahala Capital Partners SI, LP, a fund advised by Nantahala, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, approximately 6.3% of the outstanding shares of common stock beneficially owned by Nantahala. The business address of Nantahala is 19 Old Kings Highway S, Suite 200, Darien, CT 06820.

(5)	According to a Schedule 13G/A filed with the SEC on February 7, 2018, Frontier Capital Management Co., LLC holds sole voting power with respect to 4,482,360 shares of the Company’s common stock and sole dispositive power with respect to 8,058,820 shares of the Company’s common stock. The business address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110.

(6)	According to a Schedule 13G/A filed with the SEC on February 14, 2018 on behalf of Abrams Capital Partners II, L.P., a Delaware limited partnership (“Abrams II”); Abrams Capital, LLC, a Delaware limited liability company (“Abrams Capital”); Abrams Capital Management, LLC, a Delaware limited liability company (“Abrams CM LLC”); Abrams Capital Management, L.P., a Delaware limited partnership (“Abrams CM LP”); and David Abrams, an individual and a U.S. citizen, Abrams II holds shared voting and shared dispositive power with respect to 5,629,056 shares of the Company’s common stock, Abrams Capital holds shared voting and shared dispositive power with respect to 6,625,709 shares of the Company’s common stock, and each of Abrams CM LLC, Abrams CM LP and Mr. Abrams holds shared voting and shared dispositive power with respect to 7,000,000 shares of the Company’s common stock. The shares of the Company’s common stock over which Abrams Capital holds shared voting and shared dispositive power are beneficially owned by Abrams II and other private investment funds for which Abrams Capital serves as general partner. The shares of the Company’s common stock over which Abrams CM LLC and Abrams CM LP hold shared voting and shared dispositive power include the shares that are beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. The shares of the Company’s common stock over which Mr. Abrams holds shared voting and shared dispositive power include the shares that are beneficially owned by Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. The address of this stockholder is c/o Abrams Capital Management, L.P., 222 Berkeley Street, 21st Floor, Boston, MA 02116.

(7)	Includes 688,852 shares of the Company’s common stock that Mr. Adepoju has the right to acquire by exercise of vested stock options and 12,310 shares of the Company’s common stock that Mr. Adepoju will have the right to acquire by exercise of stock options which are scheduled to vest within 60 days of the Beneficial Ownership Table Date. The remaining amount in the table above for Mr. Adepoju represents shares of our common stock held by him.

(8)	Includes 64,888 shares of the Company’s common stock that Mr. Ballas has the right to acquire by exercise of vested stock options and 5,642 shares of the Company’s common stock that Mr. Ballas will have the right to acquire by exercise of stock options which are scheduled to vest within 60 days of the Beneficial Ownership Table Date. The remaining amount in the table above for Mr. Ballas represents shares of our common stock held by him.

(9)	Includes 861,861 shares of the Company’s common stock that Mr. Davis has the right to acquire by exercise of vested stock options. The remaining amount in the table above for Mr. Davis represents shares of our common stock held by him.

(10)	Includes 64,892 shares of the Company’s common stock that Mr. Epstein has the right to acquire by exercise of vested stock options, but excludes (x) 3,685 RSUs that are vested but for which he has deferred the receipt until May 2046 and (y) 5,405 RSUs that are vested but for which Mr. Epstein has deferred the receipt until April 2046. The remaining amount in the table above for Mr. Epstein represents shares of our common stock held by him and 31,152 RSUs that will vest in full in the next 60 days.

(11)	Includes 41,192 shares of the Company’s common stock that Mr. Hasker has the right to acquire by exercise of vested stock options, but excludes (x) 2,764 RSUs that are vested but for which he has deferred the receipt until May 2021 and (y) 5,405 RSUs that are vested but for which he has deferred the receipt until April 2022. The remaining amount in the table above for Mr. Hasker represents shares of our common stock held by him and 31,152 RSUs that will vest in full in the next 60 days.

(12)	Includes 618,740 shares of the Company’s common stock that Mr. Leddy has the right to acquire by exercise of vested stock options, but excludes (x) 3,685 RSUs that are vested but for which he has deferred the receipt until May 2021 and (y) 5,405 RSUs that are vested but for which he has deferred the receipt until April 2022. The remaining amount in the table above for Mr. Leddy represents shares of our common stock held by him.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(13)	Includes 64,892 shares of the Company’s common stock that Mr. Reding has the right to acquire by exercise of vested stock options, but excludes (x) 3,685 RSUs that are vested but for which he has deferred the receipt until May 2021 and (y) 5,405 RSUs that are vested but for which he has deferred the receipt until April 2022. The remaining amount in the table above for Mr. Reding represents shares of our common stock held by him and 31,152 RSUs that will vest in full in the next 60 days.

(14)	Includes 64,892 shares of the Company’s common stock that Mr. Sagansky has the right to acquire by exercise of vested stock options, but excludes (x) 3,685 RSUs that are vested but for which he has deferred the receipt until May 2021 and (y) 5,405 RSUs that are vested but for which he has deferred the receipt until April 2022. The remaining amount in the table above for Mr. Sagansky represents shares of our common stock held by him and 31,152 RSUs that will vest in full in the next 60 days.

(15)	Includes 64,892 shares of the Company’s common stock that Mr. Shapiro has the right to acquire by exercise of vested stock options, but excludes 3,685 RSUs that are vested but for which he has deferred the receipt until May 2021. The remaining amount in the table above for Mr. Shapiro represents shares of our common stock held by him and 31,152 RSUs that will vest in full in the next 60 days.

(16)	Includes 64,892 shares of the Company’s common stock that Mr. Sloan has the right to acquire by exercise of vested stock options, but excludes (x) 3,685 RSUs that are vested but for which he has deferred the receipt until May 2021 and (y) 5,405 RSUs that are vested but for which he has deferred the receipt until April 2022. The remaining amount in the table above for Mr. Sloan represents shares of our common stock held by him and 31,152 RSUs that will vest in full in the next 60 days.

(17)	Includes Walé Adepoju, Stephen Ballas, Jeffrey E. Epstein, Stephen Hasker, Jeff Leddy, Josh Marks, Per Norén, Robert W. Reding, Jeff Sagansky, Sarlina See, Edward L. Shapiro, Harry E. Sloan, Eric Sondag, Paul Rainey, Ronald Steger and Eric Zinterhofer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and beneficial owners of more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. SEC regulations require directors, executive officers and greater than ten percent stockholders to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during 2017, our directors, executive officers and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

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CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and by Item 402(u) of Regulation S-K, we provide the following “CEO Pay-Ratio Disclosure.” This presents information about the relationship of (a) the annual total compensation of our employees (based on compensation of a “median employee”) and (b) the annual total compensation of our former CEO Jeff Leddy for 2017. Mr. Leddy became our Company’s Executive Chairman in April 2018. The pay ratio below is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K.

For 2017:

•	The annual total compensation of our median employee was $57,400; and

•	Mr. Leddy’s annual total compensation (as calculated under SEC rules for CEO Pay Ratio Disclosure purposes) was $1,774,144.

•	Based on this information, we estimate that Mr. Leddy’s annual total compensation was 31 times that of the annual total compensation of our “median employee.”

We used the following methodology, assumptions, adjustments and estimates to identify our “median employee” (based on annual total compensation) as well as to determine the annual total compensation of that “median employee”:

•	We determined that, as of December 31, 2017, our employee population consisted of approximately 1,340 individuals, with 46% of these individuals located in the United States, 24% located in Europe, 7% located in Asia and 10% located in Central and South America.

•	Our employee population, after taking into consideration the adjustments permitted by SEC rules, consisted of approximately 1,270 individuals. We excluded from the employee population our employees located in Brazil (25 employees), Kenya (14 employees) and Singapore (31 employees), the number of which in the aggregate represents less than 5% of our total employee population.

•	To identify our “median employee” from our employee population, we used base pay and actual 2017 AIP bonus payments as our consistently applied compensation measure. (We did not award any AIP bonuses for 2017.)

•	Using this methodology, we determined that our “median employee” was a full-time, hourly employee located in the United States.

•	With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of that employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation for our “median employee” of $57,400.

•	With respect to the annual total compensation of Mr. Leddy, his compensation for purposes of this CEO pay-ratio analysis is different than the compensation figure that we present for him in the Summary Compensation Table on page 34 of this Proxy Statement. This is because the SEC’s calculation methodologies for CEO pay-ratio disclosure are different than those required for the Summary Compensation Table, and we have annualized Mr. Leddy’s 2017 base salary for purposes of the pay-ratio analysis whereas the Summary Compensation Table only reflects base salary amounts actually received by him during the portion of 2017 in which we employed him.

We believe that our methodology results in a reasonable estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. However, given the different methodologies that public companies will use to determine an estimate of their CEO pay ratio, you should not use our estimated CEO pay ratio reported above as a basis for comparison between us and other companies.

50	● 2018 Proxy Statement

PROPOSAL 2  APPROVE AN AMENDMENT TO OUR 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

We are asking our stockholders to approve an amendment (the “Amendment”) to our 2017 Omnibus Long-Term Incentive Plan (the “2017 Omnibus Plan”) to increase the number of shares available for grant thereunder by two million shares.

We show the proposed Amendment on page B-10 as part of the full 2017 Omnibus Plan that we have included as Annex B to this Proxy Statement. We are only asking our stockholders to approve the Amendment and are not asking stockholders to approve the 2017 Omnibus Plan, which our stockholders already approved at our last Annual Meeting on December 21, 2017.

We use the 2017 Omnibus Plan for our customary annual long-term incentive and other equity awards to attract, retain and motivate our directors and key employees. As of April 16, 2018, there were a total of 10,228,402 shares of our common stock authorized and reserved for outstanding awards pursuant to the 2017 Omnibus Plan, and we had 5,629,681 remaining shares available for issuance thereunder as of that date. We believe the remaining shares of common stock available for grant under the 2017 Omnibus Plan will be insufficient to meet our targeted equity compensation needs for 2018 and in the future. Accordingly, we are asking our stockholders to approve the Amendment to the 2017 Omnibus Plan to increase the number of shares of common stock available for grant by 2,000,000 shares. If the Amendment is approved, a total of 7,629,681 shares of common stock will now be available for grant under the 2017 Omnibus Plan.

Our Compensation Committee approved the Amendment on April 13, 2018, subject to stockholder approval at this Annual Meeting. If our stockholders now approve the Amendment, then the Amendment will become effective as of the date of the Annual Meeting, and the new additional shares will immediately become available for equity issuances thereunder. If our stockholders do not approve the Amendment, then we will continue to have available the 2017 Omnibus Plan, but as noted above, the amount of remaining shares thereunder will be insufficient to meet our equity-compensation targets for our directors and key employees for 2018 and in the future. We believe that will in turn immediately impair our ability to recruit and retain talent necessary to maintain and grow our business.

Required Vote

In order to be approved, this Proposal must receive the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal, i.e., the votes cast “FOR” this Proposal must exceed the votes cast as “AGAINST.” Shares represented by executed proxies (but with no marking indicating “FOR” or “AGAINST”) will be voted “FOR” the approval of the Amendment. Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of this Proposal.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE 2017 OMNIBUS LONG-TERM INCENTIVE PLAN AS OUTLINED IN THIS PROPOSAL 2.

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PROPOSAL 2 APPROVE AN AMENDMENT TO OUR 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

Summary of the Amended Plan

The following is only a summary of our 2017 Omnibus Plan (giving effect to the Amendment, the “Amended Plan”) and should not be read in lieu of the actual provisions of the Amended Plan, which we have attached as Annex B to this Proxy Statement. We have indicated the proposed Amendment in a bolded box on page B-10 of Annex B to this Proxy Statement. Note that we are only asking stockholders to approve the Amendment and not the full Amended Plan. We have provided this summary of the full Amended Plan for convenience only.

Background

We designed the Amended Plan to: (i) to promote the growth and success of the Company by linking a significant portion of compensation to the increase in value of our common stock; (ii) to attract and retain top quality, experienced executive officers, employees, directors and other service providers by offering a competitive incentive compensation program; (iii) to reward innovation and outstanding performance as important contributing factors to the Company’s growth and progress; (iv) to align the interests of our executive officers, employees, directors and other service providers with those of our stockholders by reinforcing the relationship between compensation and stockholder gains obtained through the achievement by award recipients of short-term objectives and long-term goals; and (v) to encourage our executive officers, employees, directors and other service providers to obtain and maintain an equity interest in the Company.

We may grant awards under the Amended Plan that consist of stock options, restricted stock, restricted stock units (RSUs), performance stock, performance units, stock appreciation rights (SARs), cash incentive (such as our AIP cash bonuses) and other stock-based awards to executive officers, employees, directors and other service providers of the Company. Generally, all of our employees are eligible to participate in the Amended Plan, but historically we have only granted equity awards to our senior employees. For example, in 2017, we awarded equity to approximately 150 employees with the title “Director” and above, out of our total personnel population (as of December 31, 2017) of approximately 1,500. This included equity grants to seven executive/Section 16 officers and seven non-employee directors during that period. We may broaden our grant pool in the future to include more junior personnel.

Key Features Protecting Stockholder Interests and Promoting Effective Corporate Governance.

The Amended Plan includes the following features to protect our stockholders’ interests and to help ensure effective corporate governance:

•	No evergreen formula. The Amended Plan does not contain an “evergreen” formula for calculating the number of shares of our stock available for issuance under the plan. These formulas automatically “refresh” a stock plan each year with new available shares in certain instances, and we believe that these sorts of formulas represent a poor compensation and corporate-governance practice.

•	No discounted stock options. The Amended Plan prohibits us from granting stock options or SARs with an exercise price less than the fair market value of our common stock on the grant date.

•	No repricing of stock options. The Amended Plan prohibits the repricing of stock options or SARs either by payment in cash, amendment of an award agreement or by substitution of a new option award at a lower price, in each case without stockholder approval.

•	No stock option reloads. The Amended Plan prohibits the grant of stock option “reloads.” An option reload allows a participant to exercise a stock option using already owned shares to pay for the exercise price, with the plan then issuing new options back to the participant equal to the total shares surrendered to pay for the exercise price.

•	Director compensation limit. The Amended Plan provides for a $400,000 maximum limit on outside director compensation (both cash and equity awards) for any board compensation year, which runs between the dates of each annual stockholders’ meeting. (As previously noted under “Board of Directors and Corporate Governance—Director Compensation” beginning on page 17, our current outside director compensation program provides for a $75,000 annual cash retainer and a $100,000 annual RSU grant, plus additional cash compensation for outside directors for their service as Board Chair or as chair of select Board committees.)

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PROPOSAL 2 APPROVE AN AMENDMENT TO OUR 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

•	No liberal “change of control” definition. The Amended Plan does not contain a “liberal” definition of change of control, e.g., one in which a change of control is triggered upon an announcement or commencement of a tender or exchange offer for a company’s common stock. Instead, a change of control under the Amended Plan generally includes only a consummated merger or acquisition involving more than 50% of our common stock or a liquidation or dissolution of the Company or other similar corporate transaction.

•	No “single trigger” vesting on a change of control where awards are assumed. The Amended Plan does not accelerate vesting of unvested awards upon a change of control unless the successor/acquirer does not honor, assume or substitute predecessor-company awards with successor/acquirer-company awards equal in value to awards outstanding at the time of the change in control. If the successor/acquirer honors, assumes or substitutes the awards, then accelerated vesting occurs only upon involuntary termination without cause or constructive termination within two years after the change of control.

•	No dividend equivalents on stock options or unvested awards. The Amended Plan prohibits the payment of dividend equivalents on stock options and SARs. The Plan permits payments of dividends or dividend equivalents on unvested awards only after the vesting of the underlying award.

•	Independent committee administration. The Amended Plan is administered by our Compensation Committee, whose members are independent under Nasdaq rules and satisfy the “non-employee director” requirements of Rule 16b-3 of the Exchange Act and the “outside director” requirements of Section 162(m), as applicable.

Share reserve and award limits

The proposed Amendment would authorize 2,000,000 new shares for grants of equity awards, which would be in addition to the available shares remaining under the 2017 Omnibus Plan (which was 5,629,681 as of April 16, 2018). In total (i.e., counting both the new authorization under the proposed Amendment plus the remaining available shares under the 2017 Omnibus Plan as of April 16, 2018), the remaining shares available under the Amended Plan would represent approximately 8.4% of our total outstanding shares of common stock as of April 16, 2018.

The Amended Plan further provides that:

•	We may not issue more than 500,000 shares in the form of incentive stock options (ISOs) under the Amended Plan, and only employees may receive ISOs.

•	Shares issued under the Amended Plan may be authorized shares that may have been previously unissued or reacquired.

•	Any shares covered by an award, or portion of an award, that is forfeited, cancelled, expired or otherwise terminated without the issuance of shares will again be available for the grant of awards.

•	We can issue replacement awards to employees of companies acquired by us, and those replacement awards do not count against the shares available for grant.

•	We may not grant to any individual (i) options, SARs or other awards based solely on the increase in value of our shares of common stock covering more than 1,000,000 shares in any calendar year (subject to the general limitation on awards of ISOs above), (ii) performance shares, shares of performance-based restricted stock, performance-based restricted stock units or performance-based dividend equivalents covering more than 1,000,000 shares in any calendar year, and (iii) performance units or any other performance-based award settled in cash to any participant in any calendar year with a value of more than $3,000,000 per year.

•	As we describe above in this section under “Key Features Protecting Stockholder Interests and Promoting Effective Corporate Governance—Director compensation limit,” no non-employee director may receive awards and cash fees under the Amended Plan for services as a director in excess of $400,000 in value in any calendar year.

Participant Eligibility

We may grant awards under the Amended Plan to individuals who are our then directors, executive officers, employees or service providers. As of the date of this Proxy Statement, we have nine non-employee directors, seven executive/Section

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PROPOSAL 2 APPROVE AN AMENDMENT TO OUR 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

16 officers and approximately 1,500 other personnel that are eligible to participate in the Amended Plan. However, as previously noted, we have historically only granted equity to our senior employees. For example, in 2017, we awarded equity to approximately 150 employees with the title “Director” and above, out of our total personnel population (as of December 31, 2017) of approximately 1,500. This included equity grants to seven executive/Section 16 officers and seven non-employee directors during that period. We may however choose to broaden our grant pool in the future to include more junior personnel.

We consider each director, executive officer, employee and other service provider who participates in the Amended Plan to be important to the long-term success of the Company.

Types of Awards

The Amended Plan provides that our Compensation Committee may grant stock options, restricted stock, RSUs, performance stock, performance units, stock appreciation rights (SARs), dividend equivalents, cash incentive (such as our AIP cash bonuses) and other stock-based awards. Each award will be subject to a separate award agreement that indicates the type, terms and conditions of the award. The following is a brief description of the types of equity awards that may be issued under the Omnibus Plan.

•	Nonqualified stock options. These awards provide for the right to purchase shares of our common stock at a specified exercise price, which may not be less than fair market value on the date of grant, and usually become exercisable (at the discretion of our Compensation Committee) in one or more installments after the grant date, subject to applicable vesting conditions. Nonqualified stock options may be granted for any term specified by the Compensation Committee, but may not exceed ten years.

•	Incentive Stock Options, or ISOs. These awards are subject to certain additional restrictions that do not apply to nonqualified stock options. Among these restrictions, incentive stock options may only be granted to employees, and in the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant, and the incentive stock option must not be exercisable after a period of five years measured from the date of grant. If the aggregate fair market value of the shares subject to the option (as determined on the date of grant) that becomes exercisable during a calendar year exceeds $100,000, then the stock option is treated as a nonqualified stock option to the extent the $100,000 limitation is exceeded.

•	Restricted stock. These awards consist of shares of our common stock, which are subject to vesting conditions, as may be determined by the Compensation Committee.

•	Restricted Stock Units, or RSUs. These awards represent the right to receive a number of shares, and/or an amount of cash equal to the value of that number of shares, corresponding to the number of RSUs granted to a participant. RSUs may be subject to vesting conditions as may be determined by the Compensation Committee. Any dividend equivalents with respect to dividends paid in stock will generally be subject to the same restrictions as the underlying award. Unvested RSUs will typically be forfeited on a termination of services to us.

•	Performance stock. These awards represent a right to receive a specified number of shares of our common stock after the grant date subject to the achievement of performance-based vesting conditions, as determined by our Compensation Committee.

•	Performance units. These awards represent the right to receive a share of our common stock or the equivalent cash value of a share of our common stock, subject to the achievement of performance-based vesting conditions, as determined by our Compensation Committee.

•	Stock appreciation rights, or SARs. These awards represent the right to a payment, in cash, shares of our common stock, or a combination of cash and shares, equal to the amount by which the market value of a share of our common stock exceeds the exercise price of the SAR. SARs may be granted in tandem with stock options or on their own. Tandem SARs will generally have terms and conditions substantially similar to the options with which they are granted.

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PROPOSAL 2 APPROVE AN AMENDMENT TO OUR 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

•	Dividend equivalents. These awards represent the right to receive payments in cash or in stock, based on dividends paid with respect to shares of our common stock. In general, dividend equivalents may be granted in tandem with another award or as freestanding awards at such time and on such terms and conditions as the Compensation Committee determines, provided that no dividend equivalent may be paid on stock options or unvested awards. Dividend equivalents will be forfeited if the holder resigns or is discharged from the employ of the Company or a Subsidiary before the award vests. Currently, the Company does not pay dividends.

•	Cash Incentive Awards. These awards are cash-based incentive awards that may be earned based on the achievement of specified performance goals.

Our Compensation Committee may make other equity-based or equity-related awards not otherwise expressly described as types of awards available under the Amended Plan. Our Compensation Committee will determine whether to settle awards granted under the Omnibus Plan in shares, the cash equivalent thereof or a combination of shares and cash.

Expiration Date and Amendment and Termination

The Amended Plan has a term of ten years from December 21, 2017, which is the date that our stockholders initially approved the initial 2017 Omnibus Plan.

The Compensation Committee may amend, suspend or terminate the Amended Plan at any time, provided that no amendment may increase the limits on the total number of shares that may be issued under it or issued to any individual (other than as specifically permitted by the Amended Plan), modify the class of persons eligible for participation in the plan, allow repricing, or materially modify the Amended Plan in any other way that would require stockholder approval under applicable law without obtaining that stockholder approval.

Securities Laws

We have designed the Amended Plan to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder. We have filed with the SEC a registration statement on Form S-8 covering the initial 6,500,000 shares of our common stock that we reserved for issuance under the 2017 Omnibus Plan, and we will file an amendment to that Form S-8 covering the additional 2,000,000 shares authorized by the proposed Amendment if our stockholders approve this Proposal 2.

Federal Income Tax Consequences

The tax consequences of awards granted under the Amended Plan are complex and depend, in large part, on the surrounding facts and circumstances. This section provides a brief summary of certain significant federal income tax consequences of the 2017 Omnibus Plan under existing United States law. This summary is not intended to be a complete statement of applicable law, and omits the tax laws of any municipality, state, or foreign country in which a participant resides.

— Stock Options

In general, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time a nonqualified stock option is granted under the Amended Plan. At the time of exercise of such a non-qualified stock option, the participant will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

For stock options that qualify for treatment as “incentive stock options” under the Code, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the

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PROPOSAL 2 APPROVE AN AMENDMENT TO OUR 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

statutory holding periods, any gain or loss realized by a participant will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods. Generally, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively.

Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.

— Stock Appreciation Rights

A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time a SAR is granted. At the time of exercise of a SAR, the participant will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the fair market value of the payment received in respect of the SAR.

— Restricted and Unrestricted Stock; Restricted Stock Units

In general, unless the participant files an election to be taxed under Section 83(b) of the Code, the participant will not recognize income upon the grant of restricted stock. The recipient will generally recognize ordinary income, and we will be entitled to a corresponding deduction for grants of restricted stock when the restrictions have been removed or expire. The amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

In general, a participant will not recognize income upon the grant of restricted stock units, but will recognize ordinary income, and we will be entitled to a corresponding deduction, for grants of restricted stock units when the restricted stock units have vested and been settled in cash and/or shares of our common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our common stock received on the date of issuance.

When the participant disposes of restricted or unrestricted stock, the difference between the amounts received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

— Performance Shares and Units

Performance shares and performance units generally are subject to tax at the time of vesting or payment, and we generally will have a corresponding deduction at that time.

— Dividend Equivalents, Deferred Share Units, and Other Awards

Dividend equivalents and deferred share units generally are subject to tax at the time shares of common stock or cash is distributed to the participant, and we generally will have a corresponding deduction at that time.

— Withholding

The Amended Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of paying cash to satisfy his or her tax withholding obligations, a participant may meet his or her withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

56	● 2018 Proxy Statement

PROPOSAL 2 APPROVE AN AMENDMENT TO OUR 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

Total Estimated Value of Newly Issuable Equity Under the Proposed Amendment

Assuming that our stockholders approve the Amendment, then we will have an additional two million shares available for issuance, with an estimated aggregate dollar value of $2.42 million. This dollar value represents (a) a $1.21 per-share price of our common stock, multiplied by (b) the two million shares to be newly available for issuance as a result of the Amendment.

Note that for purposes of this calculation:

•	This dollar value disregards any shares that were already available under the 2017 Omnibus Plan prior to the Amendment (which was 5,629,681 shares).

•	$1.21 was the per-share closing price of our common stock on Nasdaq on April 16, 2018.

•	This estimated aggregate dollar value assumes that we now only grant RSUs under the Amended Plan, and that we do not issue any other equity instruments that are “out of the money” or “in the money” that would have values different than our then-prevailing trading price on the date of grant, such as an underwater stock option with an exercise price above the then-Nasdaq trading price.

● 2018 Proxy Statement	57

PROPOSAL 3  APPROVE (ON AN ADVISORY BASIS) OUR COMPENSATION TO OUR NAMED EXECUTIVE OFFICERS FOR 2017

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers for 2017 as disclosed in this Proxy Statement in accordance with SEC rules. We currently submit this advisory vote on executive compensation to our stockholders on an annual basis and intend to continue to do so in the future.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers for 2017 and our compensation philosophy, policies and practices described in this Proxy Statement.

We have disclosed the compensation of our 2017 named executive officers in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this Proxy Statement, which begin on page 20 of this Proxy Statement. As we have discussed in those sections, we believe that we have strongly aligned our compensation policies and decisions with our stockholders’ interests. We believe that we have designed our compensation program to enable us to attract, motivate and retain talented and experienced executives to lead our Company successfully in a competitive business environment.

Accordingly, our Board asks our stockholders to indicate their support for the compensation of our named executive officers for 2017 as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers for 2017, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K (including the accompanying Compensation Discussion and Analysis, the compensation tables and narrative disclosures), is hereby APPROVED on an advisory basis.”

Because the vote is advisory, it is not binding on us, our Compensation Committee or our Board. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and our Board. Accordingly, our Board and our Compensation Committee will consider the results of this vote in the future when making determinations regarding executive compensation arrangements.

Required Vote

In order to be approved, this Proposal must receive the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal, i.e., the votes cast “FOR” this Proposal must exceed the votes cast as “AGAINST.” Shares represented by executed proxies (but with no marking indicating “FOR” or “AGAINST”) will be voted “FOR” the approval of the foregoing resolution. Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of this Proposal.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL (ON AN ADVISORY BASIS) OF OUR COMPENSATION TO OUR NAMED EXECUTIVE OFFICERS FOR 2017.

58	● 2018 Proxy Statement

PROPOSAL 4  RATIFY (ON AN ADVISORY BASIS) THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

Our Audit Committee has appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Neither our by-laws nor our other governing documents require stockholder ratification of our appointment of KPMG. However, our Board hereby submits KPMG’s appointment to our stockholders for their ratification (on a non-binding advisory basis) as a matter of good corporate-governance practice. If our stockholders fail to ratify the selection, then that stockholder action will not be binding on our Board or Audit Committee, but our Audit Committee will reconsider whether to retain KPMG. Even if the stockholders ratify KPMG’s selection, our Audit Committee may in its discretion decide to appoint a different independent registered public accounting firm at any time (in 2018 or otherwise) if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG will be present at the 2018 Annual Meeting, and they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Required Vote

In order to be approved, this Proposal must receive the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal, i.e., the votes cast “FOR” this Proposal must exceed the votes cast as “AGAINST.” Shares represented by executed proxies (but with no marking indicating “FOR” or “AGAINST”) will be voted “FOR” the ratification of KPMG as our independent registered public accounting firm for 2018. Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of the Proposal. Note that in the absence of instructions from you, your broker may use its discretion to vote your shares on this Proposal 4. See “Other Matters—What are ‘broker non-votes’?” on page 70.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION (ON AN ADVISORY BASIS) OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018 AS OUTLINED IN THIS PROPOSAL 4.

● 2018 Proxy Statement	59

AUDIT-RELATED MATTERS

Audit Firm Selection

Our Audit Committee reviews (at least annually) our independent registered public accounting firm to decide whether to continue to retain that firm.

Reiteration of Prior Disclosures Regarding Ernst & Young LLP

Ernst & Young LLP (“EY”) was our independent registered public accounting firm for our 2014, 2015 and 2016 fiscal years. In October 2017, EY notified the Chair of our Audit Committee and our management that it would decline to stand for re-appointment as our independent registered public accounting firm for 2017 fiscal year.

During the fiscal year ended December 31, 2016 and during the subsequent interim period through October 17, 2017, (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to EY’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report, or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except as follows:

•	First, as disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, our management concluded that our internal control over financial reporting was not effective as of September 30, 2016 due to material weaknesses in our control activities, monitoring, and information and communication systems, in addition to the material weakness described in the preceding bullet.

•	Second, as disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (our “2016 Form 10-K”), our management concluded that our internal control over financial reporting was not effective as of December 31, 2016 due to material weaknesses in our entity level control environment, financial statement close and reporting process, intercompany process, business combination, significant and unusual non-routine transactions, inventory, content library, internally developed software, long lived assets, goodwill impairment, accounts payable and accrued liabilities, revenue processes, license fee accruals, income taxes, payroll, stock-based compensation, treasury, and information technology processes.

Our Audit Committee discussed these material weaknesses with EY and Company management and authorized EY to respond fully to the inquiries of KPMG (our auditor for the 2017 fiscal year) concerning these material weaknesses.

EY’s audit reports contained in our 2016 Form 10-K did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the following paragraphs stating that:

“A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment. Management has identified material weaknesses in controls related to entity level control environment, financial statement close and reporting process, intercompany process, business combination, significant and unusual non-routine transactions, inventory, content library, internally developed software, long lived assets, goodwill impairment, accounts payable and accrued liabilities, revenue processes, license fee accruals, income taxes, payroll, stock based compensation, treasury, and information technology processes. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Global Eagle Entertainment Inc. as of December 31, 2016 and 2015, and the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. The material weaknesses were considered in determining the nature, timing and extent of audit tests applied in our audit of the financial statements for fiscal year ended December 31. 2016, and this report does not affect our report dated November 17, 2017, which expressed an unqualified opinion on those financial statements.

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AUDIT-RELATED MATTERS

In our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, Global Eagle Entertainment Inc. has not maintained effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.”

Selection of KPMG

On October 23, 2017, after considering several accounting-firm candidates, our Audit Committee decided to engage KPMG as our new independent registered public accounting firm for our 2017 fiscal year. During our fiscal year ended December 31, 2016 and during the subsequent interim period through October 23, 2017 (which was the date that we engaged KPMG), we did not consult with KPMG prior to its engagement regarding either the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on our financial statements. Also during that period, KPMG did not provide any written reports or oral advice considered by us in reaching a decision as to the accounting, auditing or financial reporting or any of the matters or events set forth in Item 304 of Regulation S-K.

When conducting a search for and reviewing the qualifications of an independent registered public accounting firm as our auditor, our Audit Committee considers several factors, including:

•	the professional qualifications of the firm and that of the lead audit partner and other key engagement partners relative to our needs and the complexity of our audit process

•	the appropriateness and competitiveness of the firm’s fees relative to both efficiency and service quality

•	the firm’s independence relative to us (including with respect to non-audit services) and its policies and processes for maintaining its independence

•	the firm’s capability, expertise and efficiency in handling the breadth and complexity of our global operations and audit, especially in light of our multiple material weaknesses in internal control over financial reporting

•	discussions regarding the firm’s proposed audit strategy and plan and overall scope of the audit

Our Audit Committee Chair oversaw the selection of KPMG’s lead engagement partner in order to ensure that he was appropriately suited to lead our complex audit. SEC rules require that we change the lead engagement partner every five years. We, our Audit Committee and our Audit Committee Chair will monitor and evaluate the performance of KPMG’s lead engagement partner on at least an annual basis. In addition, KPMG reviews with us and our Audit Committee at each regularly-scheduled quarterly Audit Committee meeting matters relating to or affecting its independence.

Audit Committee Pre-Approval Policy

Our Audit Committee has a Pre-Approval Policy requiring that it pre-approve any audit and non-audit services that our independent registered public accounting firm renders to us. The Policy generally requires that our Audit Committee pre-approve several types of audit, audit-related, tax and other services. Our Audit Committee may grant its pre-approval as part of its approval of the overall scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before it engages the firm to provide the service. The Audit Committee may delegate its pre-approval authority to one of its members (e.g., to the Audit Committee Chair) if the proposed services do not exceed $250,000 in value in any fiscal year, but in that case the delegate must report his or her actions pursuant to that authority to the Audit Committee at its next regularly-scheduled meeting.

Independent Registered Public Accounting Firm Fees for the Years Ended December 31, 2017 and 2016

As discussed above in “Board of Directors and Corporate Governance—Information Regarding Committees of the Board of Directors” beginning on page 14, our Audit Committee is directly responsible for determining the compensation of our independent registered public accounting firm and pre-approving that firm’s fees for its audit and non-audit services.

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AUDIT-RELATED MATTERS

The table below shows the fees billed for the audit of our annual consolidated financial statements for the years ended December 31, 2017 and 2016, respectively. As noted above, EY was our auditor prior to October 2017, and audited our consolidated financial statements for the year ended December 31, 2016. KPMG succeeded EY as our auditor beginning in October 2017, and reviewed our consolidated financial statements for the quarters ended March 31, June 30 and September 30, 2017 and audited our consolidated financial statements for the year ended December 31, 2017.

The table also shows fees billed for other services that KPMG and EY rendered for 2016 and 2017, including for the audits related to those periods. Our Audit Committee (or Audit Committee Chair) pre-approved all of the fees described below in accordance with our Audit Committee’s Pre-Approval Policy described in the immediately preceding sub-section. Our Audit Committee further determined that KPMG’s and EY’s rendering of non-audit services was compatible with maintaining their independence from us.

	For Year Ended December 31,
	2017	2016
Audit fees(1)	$10,619,691	$19,590,671
Audit-related fees(2)	$—	$—
Tax fees(3)	$386,950	$595,913
All other fees(4)	$—	$65,000
Total fees	$11,006,641	$20,251,584

(1)	“Audit fees” consist of fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, statutory audits required internationally and fees related to SEC registration statements.

(2)	“Audit-related fees” consist of fees for professional services for assurance and related services reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	“Tax fees” consist of fees for tax compliance, tax advice and tax planning.

(4)	“All other fees” consist of permitted services (other than those that meet the criteria described in the footnotes above). These fees have related to risk management advisory services, access to auditor working papers and our subscription to an online service used for accounting research purposes.

The total fees for 2016 and 2017 were driven by several factors, including our need to complete numerous additional financial-closing procedures due to our multiple material weaknesses in internal control over financial reporting. We believe that our fees for our 2018 audit process will be less than those incurred for our 2017 audit process. But, we nevertheless expect that the fees will remain substantial until we have remediated the multiple material weaknesses in our control environment due to the additional audit work associated with them.

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AUDIT-RELATED MATTERS

Audit Committee Report

Our Audit Committee has reviewed and discussed with our management and KPMG our audited financial statements for the year ended December 31, 2017 and KPMG’s assessment of our internal control over financial reporting. Our Audit Committee has also discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). Our Audit Committee received the written disclosures and a letter from KPMG required by the PCAOB regarding KPMG’s communications with our Audit Committee concerning KPMG’s independence, and our Audit Committee discussed with KPMG its independence. Based on the foregoing, our Audit Committee recommended to our Board that we include our audited financial statements for the fiscal year ended December 31, 2017 in our Annual Report on Form 10-K for that fiscal year.

Respectfully submitted,

AUDIT COMMITTEE
Ronald Steger, Chair
Stephen Hasker
Jeff Sagansky
Eric Sondag

This Audit Committee Report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the filing date hereof and irrespective of any general incorporation language in any such filing.

● 2018 Proxy Statement	63

RELATED PARTY TRANSACTIONS POLICY AND TRANSACTIONS

Related Party Transactions Policy

Our Audit Committee has a Related Party Transactions Policy that sets forth the policies and procedures for its review and approval or ratification of our “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of similar transactions: (i) in which the Company was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) $120,000 in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest.

“Related parties” under the Policy include:

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities; and

•	any immediate family member of any of the foregoing.

Pursuant to our Related Party Transactions Policy, our Audit Committee considers (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our Code of Ethics, Conflicts of Interest Policy or other policies, (iv) whether the Audit Committee believes the relationship underlying the transaction to be in the best interests of the Company and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of our Board and on his or her eligibility to serve on our Board’s committees. Management presents to our Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. We may consummate related party transactions only if our Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the Policy. Our Audit Committee does not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

Related Party Transactions

During 2017, the Company did not participate in any related party transactions, other than as described below.

Transactions with TRIO Connect and its Affiliates

In July 2015 (prior to our acquisition of EMC in July 2016), EMC divested its interest in TRIO Connect (“TRIO”), one of EMC’s joint ventures formed to commercialize EMC’s ARABSAT Ka-Band contract, such that following the divestiture EMC no longer had any ownership interest in TRIO and TRIO was instead owned by funds affiliated with ABRY Partners and EMC’s other former stockholders. (ABRY Partners is a related party because it held approximately 10.6% of our common stock as of April 16, 2018.) We did not acquire the TRIO business in connection with our acquisition of EMC.

Prior to our acquisition of the EMC business, EMC and its subsidiaries had collectively made various loans to TRIO and its affiliated entities over time in an aggregate amount equal to approximately $6.5 million. Also prior to the EMC acquisition, STMEA (FZE), a wholly-owned subsidiary of TRIO, had made sales of equipment and provided employee payroll services to EMC and its subsidiaries in an aggregate amount equal to approximately $5.7 million. After netting the then-outstanding trade payables for the equipment sales and payroll services against the then-outstanding loan amounts, TRIO and its affiliates collectively owed EMC and its subsidiaries approximately $800,000 in July 2016 at the time we acquired EMC, and we inherited this receivable in the acquisition. We believe that the receivable may be uncollectible, and as such we may later forgive it.

64	● 2018 Proxy Statement

RELATED PARTY TRANSACTIONS POLICY AND TRANSACTIONS

Between October 2016 and August 2017, we made payments to a TRIO affiliate totaling $385,000 for equipment purchases and service fees in connection with servicing various customer contracts. In September 2017, we made additional equipment purchases from TRIO’s affiliate totaling $425,000 for customer orders and for inventory purposes. We believe that all of these purchase transactions were on arms’-length pricing and terms, and our Audit Committee approved them.

ABRY Partners divested its interest in our TRIO counterparty’s operations in November 2017, such that the TRIO counterparty is no longer a related party of the Company.

ABRY Board Nomination Right

ABRY, through its affiliate EMC HoldCo 2 B.V., had a right under a nomination letter agreement (the “ABRY Nomination Agreement”) that we entered into in connection with the EMC acquisition to nominate one individual for election to our Board. This right was due to terminate when (i) ABRY held less than 5% of our outstanding common stock, (ii) ABRY or its affiliates consummated a transaction involving a company or business that competed with any business then engaged in (or contemplated to be engaged in) by us, (iii) any partner, member or employee of ABRY or any of its affiliates became a director, board observer or executive officer of any competitor of ours, (iv) we sold all or substantially all of our assets, (v) we participated in a merger, consolidation or similar transaction in which our stockholders immediately prior to the consummation of the transaction held less than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving entity in such transaction or (vi) ABRY gave written notice to us that it desires to terminate its nomination right. The ABRY Nomination Agreement also required that, subject to exceptions, ABRY and its affiliates would be subject to a “standstill” provision. This provision prohibited ABRY and its affiliates from taking actions to influence or control us (including by acquiring additional securities) until six months after the termination of ABRY’s nomination right.

ABRY Partners irrevocably forfeited its nomination right in February 2018. The “standstill” provision described above remains in effect through August 2018.

masFlight Earnout Payments

In connection with our acquisition of masFlight on August 4, 2015 (the “masFlight Closing Date”), we agreed that if, prior to the second anniversary of the masFlight Closing Date, we terminated Josh Marks (formerly CEO of masFlight and now our CEO) without “cause” or he resigned with “good reason,” we would pay a $10 million accelerated earnout payment to Mr. Marks and the other masFlight sellers. We did not terminate Mr. Marks prior to this date, and so Mr. Marks’ acceleration right is no longer applicable.

We entered into the masFlight acquisition agreements prior to Mr. Marks becoming an executive officer of our Company.

Lumexis Loan Agreement

On February 24, 2016, we entered into a loan agreement (the “Lumexis Loan Agreement”) with Lumexis Corporation (“Lumexis”), a company that provided in-flight entertainment systems to airlines. Lumexis was at the time controlled by PAR Investment Partners, L.P., or PAR. (PAR was at the time and remains our largest stockholder, holding approximately 31.9% of our outstanding common stock as of April 16, 2018.) When we entered into the Lumexis Loan Agreement, Mr. Shapiro, our then Board Chair and now our Board’s Lead Independent Director, was a Managing Partner of PAR and a member of Lumexis’s board of directors. The Lumexis Loan Agreement provided for senior secured extensions of credit by us to Lumexis of up to $5 million, bearing an annual interest rate of 15% with a maturity date of December 31, 2016. After due consideration, our Board determined that it was appropriate and in the best interests of the Company and its stockholders to enter into the Lumexis Loan Agreement given (x) Lumexis’s position as a key supplier to flydubai, one of our connectivity customers, (y) Lumexis’s position as a key supplier to another then-potential connectivity customer of our company, and (z) Lumexis’s future M&A prospects. Our Board further determined that the parties’ relationships did not give rise to any material conflict of interest (including for Mr. Shapiro) in entering into the Lumexis Loan Agreement. Mr. Shapiro recused himself from our Board’s decision to approve the transaction.

In June 2016, Lumexis notified us that it had become insolvent. In December 2016, we and Lumexis entered into a Partial Cancellation of Debt and Acceptance of Collateral, pursuant to which Lumexis transferred its rights and title to content

● 2018 Proxy Statement	65

RELATED PARTY TRANSACTIONS POLICY AND TRANSACTIONS

integration equipment to us in partial satisfaction of the amounts owed under the Lumexis Loan Agreement. In January 2017, at a public auction of Lumexis’s assets, we credit bid on and purchased substantially all of Lumexis’s remaining assets. We continue to hold a note receivable from Lumexis, but we do not anticipate any further value in that company’s collateral or any opportunity to collect on that note.

Registration Rights Agreement

When we consummated our business combination in January 2013 with Row 44 and Advanced Inflight Alliance AG, we entered into a registration rights agreement with PAR, entities affiliated with Putnam Investments, Global Eagle Acquisition LLC (the “Sponsor”) and our then and current Board members Harry E. Sloan and Jeff Sagansky, who were affiliated with the Sponsor. Under that agreement, we agreed to register the resale of securities held by them (the “registrable securities”) and to sell those registrable securities in a variety of manners, including in underwritten offerings. We also agreed to pay the securityholders’ expenses in connection with their exercise of their registration rights.

During 2017, Putnam Investments was a beneficial owner of more than 5% of our outstanding common stock. According to a Schedule 13G/A filed on February 7, 2018, Putnam Investments no longer holds more than 5% of our outstanding common stock, and as such has ceased to be a related party. PAR and Messrs. Sloan and Sagansky continue to be related parties.

66	● 2018 Proxy Statement

OTHER MATTERS

Questions and Answers Regarding These Proxy Materials and Voting

What if another matter is properly brought before the meeting?

Our Board is not aware of any other matters that will be presented for consideration at the Annual Meeting. If you have submitted a proxy and a new matter not described herein is properly presented at the meeting, your proxyholder (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How do I vote?

For Proposal 1, you may vote “FOR” or “AGAINST” each nominee to our Board of Directors, or abstain from voting on that nominee. For Proposals 2, 3 and 4, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person during the Annual Meeting or vote by proxy using the enclosed proxy card, over the telephone or through the Internet. You may still attend the meeting and vote electronically even if you have already voted by proxy.

•	To vote using the proxy card, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by proxy over the telephone, dial 866-895-6908 (toll-free) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company’s control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 24, 2018 for us to count it.

•	To vote by proxy through the Internet, please go to www.proxypush.com/ENT to complete an electronic proxy card. You will be asked to provide the Company control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. (Eastern Time) on June 24, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive a proxy card and voting instructions with these proxy materials from the broker, bank or other agent. You must complete and mail the proxy card to ensure that we count your vote. Alternatively, you may vote by telephone or through the Internet as instructed by your broker, bank or agent.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote, your shares will not be voted and your shares will not count toward the establishment of a quorum for the meeting.

● 2018 Proxy Statement	67

OTHER MATTERS

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Agent

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the proposal is considered to be a “routine” matter. See “Other Matters—What are ‘broker non-votes’?” on page 17 for more information. At the Annual Meeting, only Proposal 4 is considered to be a routine matter. Proposals 1, 2 and 3 are not considered routine. Accordingly, without your instructions, your broker or nominee may not vote your shares on Proposals 1, 2 or 3, but may use its discretion to vote your shares on Proposal 4. We will count such a discretionary vote on Proposal 4 for purposes of determining the existence of a quorum at the Annual Meeting and the number of “votes cast” on Proposal 4, but not for purposes of determining the number of “votes cast” on Proposals 1, 2 and 3.

What if I return a signed proxy card or otherwise vote without making specific selections?

If you return a signed and dated proxy card (or otherwise vote) without marking specific selections, then your shares will be voted “FOR” the election of Stephen Hasker, Jeff Leddy and Josh Marks as Class I members of our Board and “FOR” Proposals 2, 3 and 4. Also in this case, if any other matter is properly presented at the meeting, then your proxyholder (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies for the matters that our Board recommends in favor of in these proxy materials. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors or employees any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

We have engaged (at our expense) Mediant Communications, Inc. to assist us in the distribution of proxy materials and Morrow Sodali LLC (470 West Ave., Stamford, CT 06902) to solicit proxies on our behalf in connection with the Annual Meeting.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, then this is because your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card in each set of materials to ensure that you vote all of your shares.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy and/or change your vote at any time before the final vote at the Annual Meeting by adhering to the following instructions.

If you are the record holder of your shares, then you may revoke your proxy and/or change your vote in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may attend the Annual Meeting and vote in-person. However, merely attending the meeting will not, by itself, revoke your proxy. You must actually (and validly) vote in-person at the Annual Meeting.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 6100 Center Drive, Suite 1020, Los Angeles, CA 90045.

68	● 2018 Proxy Statement

OTHER MATTERS

Your most recent proxy card or telephone or Internet proxy (and the votes indicated thereon) is the one that we will count.

If you are beneficial owner of your shares (i.e., your shares are held by your broker or bank as a nominee or agent), then you should follow the instructions provided by your broker or bank for revoking your proxy and/or changing your vote.

When are stockholder proposals and director nominations due for next year’s annual stockholders’ meeting?

Rule 14a-8 Stockholder Proposals. For a proposal to be considered for inclusion in next year’s company-sponsored proxy materials, then, under Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), you must submit your proposal as follows:

•	If we call next year’s annual meeting to be within 30 days of the first anniversary of this year’s Annual Meeting, then you must submit your proposal in writing by January 9, 2019.

OTHER MATTERS

•	If we call next year’s annual meeting to be more than 30 days from the first anniversary of this year’s Annual Meeting, then you must submit your proposal in writing a reasonable time before we begin to print and send our proxy materials.

All proposals and nominations must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Stockholder Proposals and Director Nominations Under Our By-laws. For a stockholder proposal or director nomination to be properly considered at next year’s annual meeting, then, under our by-laws, you must submit your proposal or nomination as follows:

•	If we call next year’s annual meeting for a date that is within 45 days of the first anniversary of this year’s Annual Meeting, i.e., after May 11, 2019 or before August 9, 2019, then you must submit your proposal or nomination no earlier than February 25, 2019 and no later than the close of business on March 27, 2019.

•	If we call next year’s annual meeting for a date that is more than 45 days before or more than 45 days after the first anniversary of this year’s Annual Meeting, i.e., before May 11, 2019 or after August 9, 2019, then you must submit your proposal or nomination no earlier than the opening of business on the 120th day before the date of next year’s annual meeting and no later than the later of (a) the close of business on the 90th day before next year’s annual meeting and (b) the close of business on the 10th day following the day on which we first make a public announcement of the date of next year’s annual meeting.

You should also review our by-laws, which contain additional requirements about advance notice of and procedures for stockholder proposals and director nominations.

You should submit all proposals and nominations to our Corporate Secretary at 6100 Center Drive, Suite 1020, Los Angeles, CA 90045.

How are votes counted?

The inspector of election that we appoint for the Annual Meeting will tabulate votes as follows:

•	In respect of the election of our director nominees (Proposal 1). The inspector will separately count votes “FOR” and “AGAINST” as well as abstentions.

•	In respect of the vote to approve an amendment to our 2017 Omnibus Plan (Proposal 2). The inspector will separately count votes “FOR” and “AGAINST” as well as abstentions.

● 2018 Proxy Statement	69

OTHER MATTERS

•	In respect of the advisory vote to approve the compensation of our named executive officers for 2017(Proposal 3). The inspector will separately count votes “FOR” and “AGAINST” as well as abstentions.

•	In respect of the advisory vote to ratify the appointment of KPMG as our independent registered public accounting firm for 2018 (Proposal 4). The inspector will separately count votes “FOR” and “AGAINST” as well as abstentions.

Our inspector will not count abstentions and broker non-votes as “votes cast” for purposes of tabulating the results for any of our Proposals, and as such abstentions and broker non-votes will have no effect on the outcome of our Proposals. Note however that your bank, broker or nominee may use its discretion to vote on Proposal 4. In this case, we will count such a discretionary vote on Proposal 4 for purposes of determining the number of “votes cast” on Proposal 4, but not for purposes of determining the number of “votes cast” on Proposal 1, 2 and 3. See “What are ‘broker non-votes’?” immediately below this sub-section.

What are “broker non-votes”?

Under the rules of The Nasdaq Stock Market (which is the exchange on which we have listed our common stock), your broker, bank or nominee cannot vote your shares with respect to “non-discretionary” matters unless you provide instructions on how to vote in accordance with the information and procedures that your broker, bank or nominee has provided to you. All of the proposals that we are presenting to our stockholders—other than Proposal 4 (relating to the ratification of the appointment of KPMG as our independent registered public accounting firm for 2018)—are considered non-discretionary. As such, your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, then your bank, broker or other nominee may deliver a proxy card expressly indicating that it is not voting your shares with respect to Proposals 1, 2 and 3; this indication that a bank, broker or nominee is not voting your shares with respect to non-discretionary matters is referred to as a “broker non-vote.” Because banks, brokers and nominees can use their discretion to vote uninstructed shares on Proposal 4, if they so vote, then we will count the discretionary vote for the purposes of determining the existence of a quorum at the Annual Meeting and for the number of votes cast on Proposal 4, but will not count such a vote for purposes of determining the number of votes cast on Proposals 1, 2 or 3.

You should instruct your broker to vote your shares in accordance with the directions you provide.

What is the quorum requirement?

The presence (in person or by proxy) of holders of a majority in voting power of the Company’s issued and outstanding capital stock entitled to vote at the Annual Meeting constitutes a quorum for purposes of transacting business at the Annual Meeting. We will count your shares towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the Annual Meeting. We count abstentions as “present” for purposes of quorum. We do not count broker non-votes as “present” or “entitled to vote” for purposes of a quorum, unless your bank, broker or nominee uses its discretion to vote your uninstructed shares on Proposal 4, in which case we will count such a discretionary vote for purposes of determining the existence of a quorum and the vote on that proposal. See “What are ‘broker non-votes’?” immediately above this sub-section.

We may not conduct any business if we do not have a quorum at the Annual Meeting. In the absence of a quorum, the chair of the Annual Meeting will have the power to adjourn the Annual Meeting and postpone it to another date.

How can I find out the results of the voting at the Annual Meeting?

We may announce preliminary voting results at the Annual Meeting. In addition, we will publish final voting results in a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

70	● 2018 Proxy Statement

OTHER MATTERS

Other Matters at Annual Meeting

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting other than the proposals outlined in this Proxy Statement. If any other matter is properly presented at the meeting, your proxyholder (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single set of our annual stockholders’ meeting materials will be delivered to multiple stockholders sharing an address unless the affected stockholders have submitted contrary instructions. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you no longer wish to participate in “householding” and would prefer to receive a separate set of annual stockholders’ meeting materials, please notify your broker or us. Stockholders who currently receive multiple copies of the annual stockholders’ meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers or us. Please direct your written request in this regard to our Corporate Secretary at 6100 Center Drive, Suite 1020, Los Angeles, California 90045.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and our 2017 Annual Report are available on our website at www.globaleagle.com under “Investors—Financial Info.” Instead of receiving paper copies, stockholders of record can elect to receive their proxy materials for future years electronically by following the instructions provided on www.proxypush.com/ENT prior to 11:59 p.m. (Eastern Time) on June 24, 2018. Your choosing to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to our proxy voting site.

Beneficial Owners. If you hold your shares in a brokerage account, you may also have the ability to receive copies of the 2017 Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials that your bank, broker or other holder of record sent to you regarding the availability of electronic delivery.

● 2018 Proxy Statement	71

ANNEX A

EXPLANATION OF

NON-GAAP MEASURE

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States, or GAAP, we present Adjusted EBITDA, which is a non-GAAP financial measure, as a measure of our performance. The presentation of Adjusted EBITDA is not intended to be considered in isolation from, or as a substitute for, or superior to, net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity. Further, we note that Adjusted EBITDA as presented herein is defined and calculated differently than the “Consolidated EBITDA” definition in our senior secured credit agreement, which Consolidated EBITDA definition we use for financial-covenant-compliance purposes thereunder and as a measure of our liquidity.

Adjusted EBITDA is one of the primary measures used by our management and Board of Directors to understand and evaluate our financial performance and operating trends, including period to period comparisons, to prepare and approve our annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is one of the primary measures used by the Compensation Committee of our Board of Directors to establish the funding targets for (and subsequent funding of) our Annual Incentive Plan bonuses for our employees and executives. We believe our presentation of Adjusted EBITDA is useful to investors both because it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and because our management frequently uses it in discussions with investors, commercial bankers, securities analysts and other users of our financial statements.

We define Adjusted EBITDA as net income (loss) before (a) interest expense (income), (b) income tax expense (benefit) and (c) depreciation and amortization (including relating to equity-method investments) and loss on disposal and impairment of fixed assets, and we then further adjust that result to exclude (1) change in fair value of financial instruments, (2) other (income) expense, including primarily, when applicable, (gains) losses from investments and foreign-currency-transaction (gains) losses, (3) goodwill impairment expense, (4) stock-based compensation expense, (5) strategic-transaction, integration and realignment expenses (as described below), (6) auditor and related third-party professional fees and expenses related to our internal-control deficiencies (and the remediation thereof) and delays in our 2016 audit process, (7) excess content expenses (as described below), (8) securities class-action expenses (as described below), (9) losses on significant customer bankruptcies (as described below) and (10) restructuring expenses pursuant to our September 2014 integration plan (when applicable in the period). Management does not consider these items to be indicative of our core operating results.

“Excess content expenses” includes the additional purchasing costs that we incurred in 2017 to procure movie content for our customers, notwithstanding that we could have procured equivalent content under our (preferential-pricing) output arrangements with major studios. We incurred these additional costs because we could not timely identify and measure our movie-content expenditures and procurement during the period due to weaknesses in our control environment.

“Losses on significant customer bankruptcies” includes (1) our provision for bad debt associated with the bankruptcies of Air Berlin and Alitalia (two of our Media & Content customers) in 2017, together with (2) the costs (e.g., content acquisition fees) that we incurred to maintain service to those customers during their bankruptcy proceedings in order to preserve the customer relationship.

“Securities class-action expenses” includes third-party professional fees and expenses associated with the securities class-action lawsuits filed against us in 2017.

“Strategic-transaction, integration and realignment expenses” includes (1) transaction-related expenses and costs (including third-party professional fees) attributable to acquisition, financing, investment and other strategic-transaction activities, (2) integration and realignment expenses and allowances, (3) employee-severance, retention and relocation expenses, (4) purchase-accounting adjustments for deferred revenue, costs and credits associated with companies and businesses that we have acquired through our M&A activities, (5) service-level-agreement penalties incurred during our Eagle-1 migration and setup in its new orbital slot in 2017, and (6) claims at companies or businesses that we acquired through our M&A activities for underlying liabilities that pre-dated our acquisition of those companies or businesses. In respect of clause (6) in this definition, we include (i.e., exclude from net income (loss)) any estimated loss contingencies and provisions for legal settlements relating to those liabilities.

● 2018 Proxy Statement	A-1

ANNEX B

PROPOSED AMENDMENT TO THE GLOBAL EAGLE ENTERTAINMENT INC.

2017 OMNIBUS LONG-TERM INCENTIVE PLAN

See following pages.

● 2018 Proxy Statement	B-1

ANNEX B

2017 OMNIBUS LONG-TERM INCENTIVE PLAN

(AS PROPOSED TO BE AMENDED BY PROPOSAL 2)

*Blacklined text in Section 4.1 on page B-10 below (showing the proposed Amendment) indicates changes versus the existing 2017 Omnibus Long-Term Incentive Plan. The proposed additions are indicated by double underlining, and the proposed deletions are indicated by red strike-outs. Note that we are only asking our stockholders to approve the Amendment, and not the full Amended Plan. We have provided the full Plan for convenience only.*

GLOBAL EAGLE ENTERTAINMENT INC.

2017 OMNIBUS LONG-TERM INCENTIVE PLAN

Approved by the Compensation Committee on September 18, 2017

Adopted by the Board of Directors on September 19, 2017

Amended by the Compensation Committee on April 13, 2018

ARTICLE I

PURPOSES

Global Eagle Entertainment Inc. (the “Company”) has adopted this Global Eagle Entertainment Inc. 2017 Omnibus Long-Term Incentive Plan (as may be amended from time to time, the “Plan”) for the following purposes: (i) to promote the growth and success of the Company by linking a significant portion of Participant compensation to the increase in value of the Company’s common stock, par value $0.0001 per share; (ii) to attract and retain high-quality, experienced executive officers, employees, Directors and Consultants by offering a competitive incentive compensation program; (iii) to reward innovation and outstanding performance as important contributing factors to the Company’s growth and progress; (iv) to align the interests of executive officers, employees, Directors and Consultants with those of the Company’s stockholders by reinforcing the relationship between Participant rewards and stockholder gains obtained through the achievement by Plan Participants of short-term objectives and long-term goals; and (v) to encourage executive officers, employees, Directors and Consultants to obtain and maintain an equity interest in the Company.

ARTICLE II

DEFINITIONS

Whenever the following terms are used in the Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

Section 2.1 “Adjusted EBITDA” shall have the meaning set forth in Section 9.5.

Section 2.2 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act. Notwithstanding the foregoing, PAR Investment Partners L.P. shall not be considered an Affiliate for purposes of Section 2.10.

Section 2.3 “Alternative Award” shall have the meaning set forth in Section 13.1.

Section 2.4 “Applicable Laws” shall mean the requirements relating to the administration of stock option, restricted stock, restricted stock unit and other equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

Section 2.5 “Award” shall mean any Option, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, SAR, Dividend Equivalent, Cash Incentive Award, or other Stock-Based Award granted to a Participant pursuant to the Plan, including an Award combining two or more types of Awards into a single grant.

Section 2.6 “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award and setting forth the terms and conditions of the Award, including through an electronic medium. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of

B-2	● 2018 Proxy Statement

ANNEX B

electronic, internet or other non-paper means for the Participant’s acceptance of, or actions under, an Award Agreement unless otherwise expressly specified herein. In the event of any inconsistency or conflict between the express terms of the Plan and the express terms of an Award Agreement, the express terms of the Plan shall govern.

Section 2.7 “Base Price” shall have the meaning set forth in Section 2.49.

Section 2.8 “Board” shall mean the Board of Directors of the Company.

Section 2.9 “Cause” shall mean: (a) if the Participant is party to an effective employment, consulting, severance or other similar agreement with the Company, a Subsidiary, or Affiliate, and such term is defined therein, “Cause” shall have the meaning provided in such agreement; and (b) if the applicable Participant is not a party to an effective employment, consulting, severance or other similar agreement or if no definition of “Cause” is set forth in the applicable employment, consulting, severance or other similar agreement, then “Cause” shall mean, as determined by the Committee in its sole discretion, the Participant’s (i) willful misconduct or gross negligence in connection with the performance of the Participant’s material employment-related duties for the Company or any of its Subsidiaries or Affiliates; (ii) conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving fraud or moral turpitude; (iii) engaging in any business that directly or indirectly competes with the Company or any of its Subsidiaries or Affiliates; or (iv) disclosure of trade secrets, customer lists or confidential information of the Company or any of its Subsidiaries or Affiliates to any unauthorized Person; (v) engaging in willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the Company or any of its Subsidiaries or Affiliates, including, but not limited to by way of damage to the Company’s, Subsidiary’s, or Affiliate’s reputation or public standing or material violation of any Company policy; or (vi) failure to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding, after notice thereof from the Board or the Committee to the Participant and a reasonable opportunity for the Participant to cure such non-cooperation. The Participant’s employment or service shall be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of the Plan, no act or failure to act on the Participant’s part shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that such action or omission was in the best interests of the Company. Notwithstanding the foregoing, neither the Plan nor this provision is intended to, and shall not be interpreted in a manner that limits or restricts a Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

Section 2.10 “Change of Control” shall mean the first to occur of any of the following events after the Effective Date, whether such event occurs as a single transaction or as a series of related transactions, unless otherwise provided in an Award Agreement:

(a) The acquisition, directly or indirectly, by any Person, entity or “group” (as used in Section 13(d) of the Exchange Act) (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, or (iii) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the securities eligible to vote for the election of the Board (“Company Voting Securities”)) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this Section 2.10(a), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale (each as defined below) that does not constitute a Change of Control for purposes of Section 2.10(b) or (e) below;

(b) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (each of the events referred to in this sentence being hereinafter referred to as a “Reorganization”), as a result of which Persons who were the “beneficial owners” (as such term is defined in Rule

● 2018 Proxy Statement	B-3

ANNEX B

13d-3 under the Exchange Act (or a successor rule thereto)) of Company Voting Securities immediately prior to such Reorganization do not immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

(c) Within any twenty-four (24)-month period, individuals who were directors of the Company on the first days of such period (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the first day of such period whose election, or nomination by the Board for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (including without limitation any settlement thereof);

(d) The approval by the Company’s stockholders of the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or Affiliate or a liquidation as a result of which Persons who were holders of voting securities of the Company immediately prior to such liquidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; or

(e) The consummation of the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more Persons or entities that are not, immediately prior to such sale, transfer or other disposition, Subsidiaries or Affiliates of the Company (a “Sale”);

in each case, provided that, as to Awards subject to Section 409A, such event also constitutes a “change in control event” within the meaning of Section 409A. In addition, notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation, or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding.

Section 2.11 “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

Section 2.12 “Committee” shall mean the Compensation Committee of the Board, which shall consist of two or more members, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3, as promulgated under the Exchange Act, and an “outside director” within the meaning of Section 162(m).

Section 2.13 “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company and such other stock or securities into which such common stock is hereafter converted or for which such common stock is exchanged.

Section 2.14 “Company” shall have the meaning set forth in Article I.

Section 2.15 “Competitive Activity” shall mean a Participant’s material breach of restrictive covenants relating to noncompetition, nonsolicitation (of customers or employees), preservation of confidential information, or other covenants having the same or similar scope, included in an Award Agreement or other agreement to which the Participant and the Company or any of its Subsidiaries or Affiliates is a party.

Section 2.16 “Consultant” shall mean any individual or entity who is engaged by the Company or any of its Subsidiaries or Affiliates to render consulting or advisory services to such entity.

Section 2.17 “Corporate Event” shall mean, as determined by the Committee in its sole discretion, any transaction or event described in Section 4.5(a) or any unusual or infrequently occurring or nonrecurring transaction or event affecting the Company, any Subsidiary or Affiliate of the Company, or the financial statements of the Company or any of its Subsidiaries or Affiliates, or any changes in Applicable Laws, regulations or accounting principles (including, without limitation, a recapitalization of the Company).

B-4	● 2018 Proxy Statement

ANNEX B

Section 2.18 “Covered Transaction” shall have the meaning set forth in Section 13.3.

Section 2.19 “Director” shall mean a member of the Board or a member of the board of directors of any Subsidiary or Affiliate of the Company.

Section 2.20 “Disability” shall mean (x) with respect to an Incentive Stock Option, the meaning given in Code Section 22(e)(3), and (y) for Awards that are subject to Section 409A, “disability” shall have the meaning set forth in Section 409A(a)(2)(c); provided that, with respect to Awards that are not subject to Section 409A, in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary or Affiliate of the Company that employs such individual, “Disability” shall have the meaning, if any, specified in such agreement.

Section 2.21 “Dividend Equivalent” shall mean the right to receive payments, in cash or in Shares, based on dividends paid with respect to Shares.

Section 2.22 “Effective Date” shall have the meaning set forth in Section 14.7.

Section 2.23 “Eligible Representative” for a Participant shall mean such Participant’s personal representative or such other person as is empowered under the deceased Participant’s will or the then Applicable Laws of descent and distribution to represent the Participant hereunder. If a Participant dies, amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death will be paid to the beneficiary designated by the Participant for the Company’s 401(k) plan or, if none, the Participant’s spouse, or if the Participant is otherwise unmarried at the time of death, the Participant’s Eligible Representative.

Section 2.24 “Employee” shall mean any individual classified as an employee by the Company or one of its Subsidiaries or Affiliates, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan, including any person to whom an offer of employment has been extended (except that any Award granted to such person shall be conditioned on his or her commencement of service). A person shall not cease to be an Employee in the case of (a) any leave of absence approved by the Company or required by law or (b) transfers between locations of the Company or between the Company, any of its Subsidiaries or Affiliates, or any successor to the foregoing. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, and such Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option on the first day immediately following a three (3)-month period from the date the employment relationship is deemed terminated.

Section 2.25 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

Section 2.26 “Executive Officer” shall mean each person who is an officer of the Company or any Subsidiary or Affiliate and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

Section 2.27 “Exercise Price” shall have the meaning set forth in Section 6.3.

Section 2.28 “Fair Market Value” of a Share as of any date of determination means the last sales price on such date on the Nasdaq Stock Market, as reported in The Wall Street Journal, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale on such market. If the Shares are not listed on the Nasdaq Stock Market, but are traded on a national securities exchange or in another over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that exchange or market, will be used, unless otherwise specified by the Committee. If the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Committee, in its discretion, will be used.

● 2018 Proxy Statement	B-5

ANNEX B

Section 2.29 “FASB” shall have the meaning set forth in Section 4.5(a).

Section 2.30 “FASB ASC Topic 718” shall have the meaning set forth in Section 4.5(a).

Section 2.31 “GAAP” shall have the meaning set forth in Section 9.5.

Section 2.32 “IASB Principles” shall have the meaning set forth in Section 9.5.

Section 2.33 “Incentive Stock Option” shall mean an Option that qualifies under Code Section 422, and is expressly designated as an Incentive Stock Option in the Award Agreement.

Section 2.34 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

Section 2.35 “Non-U.S. Awards” shall have the meaning set forth in Section 3.5.

Section 2.36 “Option” shall mean an option to purchase Common Stock granted under the Plan at a stated Exercise Price. The term “Option” includes both an Incentive Stock Option and a Non-Qualified Stock Option.

Section 2.37 “Optionee” shall mean a Participant to whom an Option or SAR is granted under the Plan.

Section 2.38 “Participant” shall mean any Service Provider who has been granted an Award pursuant to the Plan.

Section 2.39 “Performance Award” shall mean Performance Shares, Performance Units, and all other Awards that vest (in whole or in part) upon the achievement of specified Performance Goals.

Section 2.40 “Performance Goals” means the objectives established by the Committee for a Performance Period pursuant to Section 9.5 for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 2.41 “Performance Period” shall mean the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 2.42 “Performance Share” means an Award granted pursuant to Article IX of the Plan of a contractual right to receive a Share (or the cash equivalent thereof) upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 2.43 “Performance Unit” means a U.S. Dollar-denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Article IX of the Plan, payable upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 2.44 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or any other entity of whatever nature.

Section 2.45 “Plan” shall have the meaning set forth in Article I.

Section 2.46 “Prior Plan” means the Amended and Restated Global Eagle Entertainment Inc. 2013 Equity Incentive Plan.

Section 2.47 “Replacement Awards” shall mean Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any of its Subsidiaries or Affiliates.

Section 2.48 “Restricted Stock” shall mean an Award of Shares granted pursuant to Section 8.1, which is subject to a risk of forfeiture, restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.

B-6	● 2018 Proxy Statement

ANNEX B

Section 2.49 “Restricted Stock Unit” shall mean an Award granted pursuant to Section 8.2, which is a contractual right to receive a number of Shares or an amount of cash equal to the value of that number of Shares corresponding to the number of units granted to a Service Provider without payment, as compensation for services to the Company or its Subsidiaries or Affiliates, which right is subject to performance and/or time-based vesting restrictions.

Section 2.50 “Section 162(m)” shall mean Code Section 162(m).

Section 2.51 “Section 409A” shall mean Code Section 409A.

Section 2.52 “Securities Act” shall mean the Securities Act of 1933, as amended.

Section 2.53 “Service Provider” shall mean an Employee, Consultant, or Director.

Section 2.54 “Share” shall mean a share of Common Stock.

Section 2.55 “Stock Appreciation Right” or “SAR” shall mean the right to receive a payment from the Company in cash and/or Shares equal to the product of (i) the excess, if any, of the Fair Market Value of one Share on the exercise date over a specified price (the “Base Price”) fixed by the Committee on the grant date (which specified price shall not be less than the Fair Market Value of one Share on the grant date), multiplied by (ii) a number of Shares stated in the Award Agreement.

Section 2.56 “Stock-Based Award” shall have the meaning set forth in Section 10.1.

Section 2.57 “Subplans” shall have the meaning set forth in Section 3.5.

Section 2.58 “Subsidiary” of any entity shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company has at least a 50% equity interest, provided that, to the extent required under Code Section 422 when granting an Incentive Stock Option, Subsidiary shall mean any corporation in an unbroken chain of corporations beginning with such entity if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 2.59 “Termination of employment,” “termination of service” and any similar term or terms shall mean, with respect to a Director who is not an Employee of the Company or any of its Subsidiaries or Affiliates, the date upon which such Director ceases to be a member of the Board, with respect to a Consultant who is not an Employee of the Company or any of its Subsidiaries or Affiliates, the date upon which such Consultant ceases to provide consulting or advisory services to the Company or any of its Subsidiaries or Affiliates, and, with respect to an Employee, the date the Participant ceases to be an Employee; provided, that, with respect to any Award subject to Section 409A, such terms shall mean “separation from service,” as defined in Section 409A and the rules, regulations and guidance promulgated thereunder.

(a) A Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or a Subsidiary or Affiliate shall not be considered to have ceased service as a Non-Employee Director with respect to any Award until such Participant’s termination of employment with the Company and its Subsidiaries;

(b) A Participant who ceases to be employed by the Company or a Subsidiary or Affiliate, and immediately thereafter becomes a Non-Employee Director, a non-employee director of a Subsidiary or Affiliate, or a consultant to the Company or any Subsidiary or Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Subsidiaries or Affiliates has ceased; and

(c) A Participant employed by a Subsidiary or Affiliate will be considered to have terminated employment when such entity ceases to be a Subsidiary or Affiliate.

Section 2.60 “Withholding Taxes” shall mean any federal, state, local or foreign income taxes, withholding taxes or employment taxes required to be withheld under Applicable Law, in an amount not exceeding the maximum individual

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statutory tax rate in a given jurisdiction, or such other amount permitted by FASB Accounting Standards Update 2016-09, as amended from time to time, without triggering liability classification or another accounting cost or consequence as determined by the Committee.

ARTICLE III

ADMINISTRATION

Section 3.1 Committee. The Plan shall be administered by the Committee, which, unless otherwise determined by the Board, shall be constituted to comply with Applicable Laws, including, without limitation, Section 16 of the Exchange Act and Section 162(m).

Section 3.2 Powers of the Committee. Subject to the provisions of the Plan, including, but not limited to Sections 4.8 and 4.9, the Committee shall have the authority in its discretion to:

(a) Determine the type or types of Awards to be granted to each Participant;

(b) Select the Service Providers to whom Awards may from time to time be granted hereunder;

(c) Determine all matters and questions related to the termination of service of a Service Provider with respect to any Award granted to him or her hereunder, including, but not by way of limitation of, all questions of whether a particular Service Provider has taken a leave of absence, all questions of whether a leave of absence taken by a particular Service Provider constitutes a termination of service, and all questions of whether a termination of service of a particular Service Provider resulted from discharge for Cause;

(d) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(e) Determine whether to settle an Award in Shares or the cash equivalent thereof;

(f) Approve forms of Award Agreement for use under the Plan, which need not be identical for each Service Provider or each Award type;

(g) Determine the terms and conditions of any Awards granted hereunder (including, without limitation, the Exercise Price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Awards or the Common Stock relating thereto) based in each case on such factors as the Committee determines appropriate, in its sole discretion;

(h) Prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to Subplans established for the purpose of satisfying applicable foreign laws;

(i) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise or purchase price of an Award may be paid in, cash, Common Stock, other Awards, or other property, or an Award may be canceled, forfeited or surrendered;

(j) Modify the terms of any Award, and authorize the exchange or replacement of Awards; provided, however, that (i) no such modification, exchange or substitution shall be to the detriment of a Participant with respect to any Award previously granted without the affected Participant’s written consent, (ii) in no event shall the Committee be permitted to, without prior stockholder approval, cancel an Option or SAR in exchange for cash, reduce the Exercise Price of any outstanding Option or grant price of any SAR or exchange or replace an outstanding Option with a new Award or Option with a lower Exercise Price or exchange or replace an outstanding SAR with a new Award or SAR with a lower grant price, except pursuant to Section 4.5 or Article XIII, and (iii) any such modification, exchange or substitution shall not violate Section 409A (it is not an extension of a stock right if the expiration of the Option or SAR is tolled while the Option or SAR is unexercisable because an exercise would violate applicable securities laws, provided that the period during which the Option or SAR may be exercised is not extended more than thirty (30) calendar days after the exercise of the Option or SAR first would no longer violate applicable securities laws);

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(k) Construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and

(l) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

Section 3.3 Delegation by the Committee. The Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any officer or group of officers, or Director or group of Directors of the Company or its Subsidiaries any portion of its authority and powers under the Plan with respect to Participants who are not executive officers, as defined by the Securities Exchange Act of 1934, Rule 3b-7, as that definition may be amended from time to time, or Non-Employee Directors; provided, that any delegation to one or more officers of the Company shall be subject to and comply with Section 152 and Section 157(c) of the Delaware General Corporation Law (or successor provisions). In addition, (i) with respect to any Award intended to qualify as “performance-based” compensation under Section 162(m), the Committee shall mean the Compensation Committee of the Board or such other committee or subcommittee of the Board or the Compensation Committee as the Board or the Compensation Committee of the Board shall designate, consisting solely of two or more members, each of whom is an “outside director” within the meaning of Section 162(m) and (ii) with respect to any Award intended to qualify for the exemption contained in Rule 16b-3 promulgated under the Exchange Act, the Committee shall consist solely two or more Non-Employee Directors or, in the alternative, the entire Board.

Section 3.4 Compensation, Professional Assistance, Good Faith Actions. The Committee may receive such compensation for its services hereunder as may be determined by the Board. All expenses and liabilities incurred by the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee, in its sole discretion, may elect to engage the services of attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations, decisions and determinations made by the Committee, in good faith shall be final and binding upon all Participants, the Company and all other interested persons. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. The Committee shall not be personally liable for any action, determination, or interpretation made with respect to the Plan or the Awards, and the Committee shall be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation. For the purposes of this Section 3.4, “Committee” shall be deemed to include any person to whom the Committee has delegated its responsibilities in accordance with Section 3.3.

Section 3.5 Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-U.S. Awards”), (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances (“Subplans”) and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan.

(a) The Committee’s decision to grant Non-U.S. Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify, or terminate any Subplans at any time, and such amendment, modification, or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates, and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment, or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-U.S. Award (x) are wholly discretionary and, although provided by either the Company, a Subsidiary, or Affiliate, do not constitute regular or periodic payments and (y) except as otherwise required under Applicable Laws, are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the

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payment of Non-U.S. Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

(b) If an Award is held by a Participant who is employed or residing in a foreign country and the amount payable or Shares issuable under such Award would be taxable to the Participant under Code Section 457A in the year such Award is no longer subject to a substantial risk of forfeiture, then the amount payable or Shares issuable under such Award shall be paid or issued to the Participant as soon as practicable after such substantial risk of forfeiture lapses (or, for Awards that are not considered nonqualified deferred compensation subject to Section 409A, no later than the end of the short-term deferral period permitted by Code Section 457A) notwithstanding anything in the Plan or the Award Agreement to contrary.

ARTICLE IV

SHARES SUBJECT TO PLAN

Section 4.1 Shares Subject to Plan. Subject to Section 4.5, the aggregate number of Shares that may be issued under the Plan shall be equal to the sum of (i) ~~6,500,000~~8,500,000 Shares, (ii) any Shares authorized and approved for issuance, but not awarded, under the Prior Plan; and (iii) any Shares subject to an Award under the Plan or the Prior Plan that expire without being exercised, or are forfeited, or canceled, without a distribution of Shares to the Participant. No more than Five Hundred Thousand (500,000) Shares may be issued in the form of Incentive Stock Options under the Plan. The Shares issued under the Plan may be authorized but unissued or reacquired Common Stock. No provision of the Plan shall be construed to require the Company to maintain the Shares in certificated form.

Section 4.2 Adjustments to Authorized Share Pool. Upon the grant of an Award, the maximum number of Shares set forth in Section 4.1 shall be reduced by the maximum number of Shares that are issued or may be issued pursuant to such Award. If any such Award or portion thereof is for any reason forfeited, canceled, expired, or otherwise terminated without the issuance of Shares, the Shares subject to such forfeited, canceled, expired or otherwise terminated Award or portion thereof shall again be available for grant under the Plan. Shares that are tendered or withheld from issuance with respect to an Award in satisfaction of any tax withholding or similar obligations and Shares tendered to the Company by the Participant or withheld by the Company in payment of the Exercise Price of an Option or SAR also shall again be available for grant under the Plan. Except to the extent required by Applicable Law, Replacement Awards shall not be counted against Shares available for grant pursuant to the Plan (and shall not be added back under this Section 4.2).

Section 4.3 Individual Award Limitations. Subject to Section 4.1 and Section 4.5, the following individual Award limits shall apply:

(a) No Participant may be granted more than Three Million (3,000,000) Options or SARs in the aggregate under the Plan in any calendar year.

(b) No Participant may be granted Awards other than Options or SARs during any calendar year that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares under which more than Three Million (3,000,000) Shares may be earned for each twelve (12) months in the vesting period or Performance Period. During any calendar year no Participant may be granted Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash under which more than Three Million Dollars ($3,000,000) may be earned for each twelve (12) months in the Performance Period.

Section 4.4 Limitations on Non-Employee Director Compensation. The aggregate value of cash compensation and the Fair Market Value of Shares subject to Awards that may be paid or granted by the Company during any calendar year to any Non-Employee Director for Board service shall not exceed Four Hundred Thousand U.S. Dollars ($400,000). For the avoidance of doubt, compensation shall be counted towards this limit for the Board compensation year in which it is earned (and not when it is paid or settled in the event it is deferred).

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Section 4.5 Changes in Common Stock; Disposition of Assets and Corporate Events.

(a) In the event of any stock dividend, stock split, spinoff, rights offering, extraordinary dividend, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company constituting an “equity restructuring” within the meaning of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), the Committee shall make or provide for equitable adjustments in (i) the number and type of shares or other securities covered by outstanding Awards, (ii) the prices specified therein (if applicable), and (iii) the kind of shares covered thereby (including shares of another issuer). The Committee in its sole discretion and in good faith should determine the form of the adjustment required to prevent dilution or enlargement of the rights of Participants and shall, in furtherance thereof, take such other actions with respect to any outstanding Award or the holder or holders thereof, in each case as it determines to be equitable, which may include a cash payment to the Participant equivalent to the value of any dilution of the rights of such Participant. In the event of any merger, consolidation, or any other corporate transaction or event having a similar effect that is not an “equity restructuring” with the meaning of FASB ASC Topic 718, the Committee in its sole discretion may, in addition to the actions permitted to be taken in respect of an equity restructuring, provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection with such alternative consideration the surrender of all Awards so replaced. After any adjustment made by the Committee pursuant to this Section 4.5, the number of shares subject to each outstanding Award shall be rounded down to the nearest whole number.

(b) Any adjustment of an Award pursuant to this Section 4.5 shall be effected in compliance with Code Sections 422 and 409A to the extent applicable.

Section 4.6 Dividend Equivalents. Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Committee, provided that: (i) no Dividend Equivalents shall be paid on unvested Awards but may be accumulated and paid once the underlying Award vests; and (ii) no Dividend Equivalents may be paid on Options or SARs. Dividend Equivalents may be granted in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. The grant date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Committee, or such other date permitted by Applicable Laws as the Committee shall determine in its sole discretion. For the avoidance of doubt, Dividend Equivalents with respect to Performance Shares or Performance Units shall not be fully vested until the Performance Shares or Performance Units have been earned. Dividend Equivalents shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Award, if any, to which such Dividend Equivalent relates, or pursuant to a separate Award Agreement with respect to freestanding Dividend Equivalents, in each case, containing such provisions not inconsistent with the Plan as the Committee shall determine.

Section 4.7 Award Agreement Provisions. The Committee may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company and its Subsidiaries or Affiliates that are not inconsistent with the terms of the Plan.

Section 4.8 Prohibition Against Repricing. Except to the extent (i) approved in advance by the Company’s stockholders if required by, and, if so required, in accordance with, (A) the listing requirements of any principal securities exchange or market on which the Shares are then traded or (B) any other applicable law or regulation or (ii) pursuant to Section 4.5 as a result of any Corporate Event, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Exercise Price of any outstanding Option or Base Price of any outstanding SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted.

Section 4.9 Prohibition Against Option Reloads. Except to the extent approved in advance the Company’s stockholders if required by, and, if so required, in accordance with, (i) the listing requirements of any principal securities exchange or market on which the Shares are then traded or (ii) any other applicable law or regulation, the Committee shall not have the power or authority to include provisions in an Option Award Agreement that provides for the reload of the Option or SAR upon exercise or settlement.

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ANNEX B

ARTICLE V

GRANTING OF OPTIONS AND SARS

Section 5.1 Eligibility. The Committee may grant Non-Qualified Stock Options and SARs to Service Providers. Subject to Section 5.2, Incentive Stock Options may only be granted to Employees.

Section 5.2 Qualification of Incentive Stock Options. No Employee may be granted an Incentive Stock Option under the Plan if such Employee, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary of the Company or “parent corporation” (within the meaning of Code Section 424(e)) unless such Incentive Stock Option conforms to the applicable provisions of Code Section 422.

Section 5.3 Granting of Options and SARs to Service Providers.

(a) Options and SARs. The Committee may from time to time:

(i) Select from among the Service Providers (including those to whom Options or SARs have been previously granted under the Plan) such of them as in its opinion should be granted Options and/or SARs;

(ii) Determine the number of Shares to be subject to such Options and/or SARs granted to such Service Provider, and determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and

(iii) Determine the terms and conditions of such Options and SARs, consistent with the Plan.

(b) SARs may be granted in tandem with Options or may be granted on a freestanding basis, not related to any Option. Unless otherwise determined by the Committee at the grant date or determined thereafter in a manner more favorable to the Participant, SARs granted in tandem with Options shall have substantially similar terms and conditions to such Options to the extent applicable, or may be granted on a freestanding basis, not related to any Option.

(c) Upon the selection of a Service Provider to be granted an Option or SAR under this Section 5.3, the Committee shall issue, or shall instruct an authorized officer to issue, such Option or SAR and may impose such conditions on the grant of such Option or SAR, as it deems appropriate. Subject to Section 14.2 of the Plan, any Incentive Stock Option granted under the Plan may be modified by the Committee, without the consent of the Optionee, even if such modification would result in the disqualification of such Option as an “incentive stock option” under Code Section 422.

Section 5.4 Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (a) two (2) years after the grant date of the Incentive Stock Option or (b) one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Shares acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such Participant as to the sale of such Shares.

ARTICLE VI

TERMS OF OPTIONS AND SARS

Section 6.1 Award Agreement. Each Option and each SAR shall be evidenced by a written Award Agreement, which shall be executed (including by electronic means) by the Optionee and an authorized officer and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to qualify such Options as “incentive stock options” under Code Section 422. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan.

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Section 6.2 Exercisability and Vesting of Options and SARs.

(a) Each Option and SAR shall vest and become exercisable according to the terms of the applicable Award Agreement; provided, however, that by a resolution adopted after an Option or SAR is granted the Committee may, on such terms and conditions as it may determine to be appropriate consistent with the Plan, accelerate the time at which such Option or SAR or any portion thereof may be exercised.

(b) Except as otherwise provided by the Committee or in the applicable Award Agreement, no portion of an Option or SAR which is unexercisable on the date that an Optionee incurs a termination of service as a Service Provider shall thereafter become exercisable.

(c) The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Service Provider in any calendar year may not exceed One Hundred Thousand U.S. Dollars ($100,000) or such other limitation as imposed by Code Section 422(d), or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(d) SARs granted in tandem with an Option shall become vested and exercisable on the same date or dates as the Options with which such SARs are associated vest and become exercisable. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of Shares, and may be exercised only with respect to the Shares for which the related Option is then exercisable.

Section 6.3 Exercise Price and Base Price. Excluding Replacement Awards, the per Share purchase price of the Shares subject to each Option (the “Exercise Price”) and the Base Price of each SAR shall be set by the Committee and shall be not less than one hundred percent (100%) of the Fair Market Value of such Shares on the date such Option or SAR is granted.

Section 6.4 Expiration of Options and SARs. No Option or SAR may be exercised after the first to occur of the following events:

(a) The expiration of ten (10) years from the date the Option or SAR was granted; or

(b) With respect to an Incentive Stock Option in the case of an Optionee owning (within the meaning of Code Section 424(d)), at the time the Incentive Stock Option was granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the expiration of five (5) years from the date the Incentive Stock Option was granted.

ARTICLE VII

EXERCISE OF OPTIONS AND SARS

Section 7.1 Person Eligible to Exercise. During the lifetime of the Optionee, only the Optionee may exercise an Option or SAR (or any portion thereof) granted to him or her; provided, however, that the Optionee’s Eligible Representative may exercise his or her Option or SAR or portion thereof during the period of the Optionee’s Disability. After the death of the Optionee, any exercisable portion of an Option or SAR may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his or her Eligible Representative.

Section 7.2 Partial Exercise. At any time and from time to time prior to the date on which the Option or SAR becomes unexercisable under the Plan or the applicable Award Agreement, the exercisable portion of an Option or SAR may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional Shares and the Committee may, by the terms of the Option or SAR, require any partial exercise to exceed a specified minimum number of Shares.

Section 7.3 Manner of Exercise. Subject to any generally applicable conditions or procedures that may be imposed by the Committee, an exercisable Option or SAR, or any exercisable portion thereof, may be exercised solely by delivery to the

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Committee or its designee of all of the following prior to the time when such Option or SAR or such portion becomes unexercisable under the Plan or the applicable Award Agreement:

(a) Notice in writing signed by the Optionee or his or her Eligible Representative, stating that such Option or SAR or portion is being exercised, and specifically stating the number of Shares with respect to which the Option or SAR is being exercised (which form of notice shall be provided by the Committee upon request and may be electronic);

(b) (i) With respect to the exercise of any Option, full payment (in cash (through wire transfer only) or by personal, certified, or bank cashier check) of the aggregate Exercise Price of the Shares with respect to which such Option (or portion thereof) is thereby exercised; or

(ii) With the consent of the Committee, (A) Shares owned by the Optionee duly endorsed for transfer to the Company or (B) Shares issuable to the Optionee upon exercise of the Option, with a Fair Market Value on the date of Option exercise equal to the aggregate Exercise Price of the Shares with respect to which such Option (or portion thereof) is thereby exercised; or

(iii) With the consent of the Committee, payment of the Exercise Price through a broker-assisted cashless exercise program established by the Company; or

(iv) With the consent of the Committee, any form of payment of the Exercise Price permitted by Applicable Laws and any combination of the foregoing methods of payment.

(c) Full payment to the Company (in cash or by personal, certified or bank cashier check or by any other means of payment approved by the Committee) of all amounts necessary to satisfy any and all Withholding Taxes arising in connection with the exercise of the Option or SAR (notice of the amount of which shall be provided by the Committee as soon as practicable following receipt by the Committee of the notice of exercise);

(d) In the event that the Option or SAR or portion thereof shall be exercised as permitted under Section 7.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or SAR or portion thereof.

Section 7.4 Settlement of SARs. Unless otherwise determined by the Committee, upon exercise of a SAR, the Participant shall be entitled to receive payment in the form, determined by the Committee and set forth in the Award Agreement, of Shares, or cash, or a combination of Shares and cash having an aggregate value equal to the amount determined by multiplying: (a) any increase in the Fair Market Value of one Share on the exercise date over the Base Price of such SAR, by (b) the number of Shares with respect to which such SAR is exercised; provided, however, that on the grant date, the Committee may establish, in its sole discretion, a maximum amount per Share that may be payable upon exercise of a SAR, and provided, further, that in no event shall the value of the Common Stock or cash delivered on exercise exceed the excess of the Fair Market Value of the Shares with respect to which the SAR is exercised over the Fair Market Value of such Shares on the grant date of such SAR.

Section 7.5 Conditions to Issuance of Shares. The Company shall evidence the issuance of Shares delivered upon exercise of an Option or SAR in the books and records of the Company or in a manner determined by the Company. Notwithstanding the above, the Company shall not be required to effect the issuance of any Shares purchased upon the exercise of any Option or SAR or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on any and all stock exchanges on which such class of Common Stock is then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its sole discretion, deem necessary or advisable;

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(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable and

(d) The payment to the Company (or its Subsidiary or Affiliate, as applicable) of all amounts which it is required to withhold under Applicable Law in connection with the exercise of the Option or SAR.

The Committee shall not have any liability to any Optionee for any delay in the delivery of Shares to be issued upon an Optionee’s exercise of an Option or SAR.

Section 7.6 Rights as Stockholders. The holder of an Option or SAR shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of an Option or SAR.

Section 7.7 Transfer Restrictions. The Committee, in its sole discretion, may set forth in an Award Agreement such further restrictions on the transferability of the Shares purchasable upon the exercise of an Option or SAR, as it deems appropriate. Any such restriction may be referred to in the Share register maintained by the Company or otherwise in a manner reflecting its applicability to the Shares. The Committee may require the Employee to give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option, within two (2) years from the grant date of such Option or one (1) year after the transfer of such Shares to such Employee. The Committee may cause the Share register maintained by the Company to refer to such requirement.

ARTICLE VIII

RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNIT AWARDS

Section 8.1 Restricted Stock.

(a) Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Service Provider selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

(b) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or limitations on the right to pay dividends or Dividend Equivalents on Restricted Stock before said Restricted Stock vests); provided, however, that any cash or shares of Common Stock distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Stock and held or restricted as provided in this Section. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

(c) Issuance of Restricted Stock. The issuance of Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine.

Section 8.2 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Service Provider selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the settlement date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the settlement date, the Company shall, subject to the terms of the Plan, transfer to the Participant one Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

Section 8.3 Rights as a Stockholder. A Participant shall not be, nor have any of the rights or privileges of, a stockholder in respect of Restricted Stock Units awarded pursuant to the Plan, except as the Committee may provide under Section 4.6.

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ANNEX B

ARTICLE IX

PERFORMANCE SHARES AND PERFORMANCE UNITS

Section 9.1 Grant of Performance Shares or Performance Units. The Committee is authorized to make Awards of Performance Shares and Performance Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Performance Shares and Performance Units shall be evidenced by an Award Agreement.

Section 9.2 Issuance and Restrictions. The Committee shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for any Performance Period and the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Period. The Committee shall determine the duration of each Performance Period (the duration of Performance Periods may differ from one another), and there may be more than one Performance Period in existence at any one time. An Award Agreement evidencing the grant of Performance Shares or Performance Units shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan, as the Committee shall determine. No Common Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.

Section 9.3 Earned Performance Shares and Performance Units. Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, as the Committee shall determine, either in an Award Agreement or thereafter on terms more favorable to the Participant to the extent consistent with Section 162(m). In addition to the achievement of the specified Performance Goals, the Committee may condition payment of Performance Shares and Performance Units on such other conditions as the Committee shall specify in an Award Agreement. The Committee may also provide in an Award Agreement for the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Share or Performance Unit Award.

Section 9.4 Rights as a Stockholder. A Participant shall not have any rights as a stockholder in respect of Performance Shares or Performance Units awarded pursuant to the Plan, except as the Committee may provide under Section 4.6. Performance Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Performance Shares or limitations on the right to pay dividends or Dividend Equivalents on Performance Shares before said Performance Shares vest); provided, however, that any cash or shares of Common Stock distributed as a dividend or otherwise with respect to any Performance Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Performance Shares and held or restricted as provided in this Section. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

Section 9.5 Performance Goals. The Committee shall establish the Performance Goals that must be satisfied in order for a Participant to receive an Award for a Performance Period or for an Award of Performance Shares or Performance Units (or other Award subject to performance conditions) to be earned or vested. At the discretion of the Committee, the Performance Goals may be based upon (alone or in combination): (a) net or operating income (before or after taxes); (b) earnings before taxes, interest, depreciation, and/or amortization (“EBITDA”); (c) EBITDA excluding charges for stock-based compensation, management fees, acquisition, integration and transaction costs, impairments, restructuring charges and other adjustments that the Committee deems appropriate (“Adjusted EBITDA”) (understanding that the definition of, and the formula for determining Adjusted EBITDA may change from time to time but is generally expected to be Adjusted EBITDA as publicly reported by the Company to its investors), and operating leverage or Adjusted EBITDA growth/sales growth (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales, revenue growth, or sales growth in excess of market growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment, cash conversion, or pre-tax, pre-interest cash flow/Adjusted

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ANNEX B

EBITDA); (i) productivity ratios (including but not limited to measuring liquidity, profitability or leverage) and synergies achievements; (j) share price (including, but not limited to, growth measures and total stockholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, Adjusted EBITDA margins); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth or customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA); (s) workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention, and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria, (v) tax savings or (w) at any time in the case of (A) persons who are not “covered employees” under Section 162(m) or (B) Awards (whether or not to “covered employees”) not intended to qualify as performance-based compensation under Section 162(m), such other criteria as may be determined by the Committee. In addition, the Company may use “Pre-Bonus Adjusted EBITDA” as a Financial Performance Measure, which adds back any AIP Awards made during the fiscal year to Adjusted EBITDA. The foregoing Financial Performance Measures may be supplemented from time to time as appropriate. Performance Goals may be established on a Company-wide basis or with respect to one or more business units, divisions, geographies, Subsidiaries or Affiliates, or products and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more Subsidiaries, Affiliates, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies, or (v) other external measures of the selected performance criteria. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. Any performance objective may measure performance on an individual basis, as appropriate. The Committee may provide for a threshold level of performance below which no Shares or compensation will be granted or paid in respect of Performance Shares or Performance Units, and a maximum level of performance above which no additional Shares or compensation will be granted or paid in respect of Performance Shares or Performance Units, and it may provide for differing amounts of Shares or compensation to be granted or paid in respect of Performance Shares or Performance Units for different levels of performance. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including but not limited to unusual and/or infrequently occurring or nonrecurring items as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, capital gains and losses, dividends, Share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes.

Section 9.6 Special Rule for Performance Goals. If, at the time of grant, the Committee intends any Award to qualify as performance-based compensation within the meaning of Section 162(m) (except with respect to Options or SARs), the Committee must establish Performance Goals (and any exclusions) for the applicable Performance Period prior to the 91st day of the Performance Period (or by such other date as may be required under Section 162(m)) but not later than the date on which twenty-five percent (25%) of the Performance Period has elapsed.

Section 9.7 Negative Discretion. Notwithstanding anything in this Article IX to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to Participants under Section 9.9 based on performance or any other factors that the Committee, in its discretion, shall deem appropriate, provided that any such reduction must be proportionate among all Participants, and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under the Award or under the Plan.

● 2018 Proxy Statement	B-17

ANNEX B

Section 9.8 Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary, but subject to the maximum number of Shares available for issuance under Article IV of the Plan, the Committee shall have the right, in its discretion, to grant an Award in cash, Shares or other Awards, or in any combination thereof, to any Participant (except for Awards intend to qualify as performance-based compensation under Section 162(m), to the extent Section 162(m) is applicable to the Company and the Plan) in a greater amount than would apply under the applicable Performance Goals, based on individual performance or any other criteria that the Committee deems appropriate. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee have, or exercise, discretion with respect to an Award intended to qualify as performance-based compensation under Section 162(m) if such discretion or the exercise thereof would cause such qualification not to be available.

Section 9.9 Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Period and prior to any payment or vesting in respect of such Performance Period, the Committee shall certify in writing the number of Shares, units, and/or amount of cash that have been earned or vested on the basis of performance in relation to the established Performance Goals.

Section 9.10 Payment of Awards. Payment or delivery of Common Stock and/or cash with respect to earned Performance Shares and earned Performance Units shall be made to the Participant or, if the Participant has died, to the Participant’s Eligible Representative, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 9.9 and (unless an applicable Award Agreement shall set forth one or more other dates or unless otherwise deferred in accordance with Company policies) in any event no later than two and one-half (2 1⁄2) months after the latest of (i) the end of the fiscal year in which the Performance Period has ended, (ii) the end of the Participant’s first taxable year in which the right to the Performance Shares is no longer subject to a substantial risk of forfeiture, and (iii) the end of the Company’s recipient’s first fiscal year in which the Participants’ rights to the Performance Shares are no longer subject to a substantial risk of forfeiture. The Committee shall determine and set forth in the applicable Award Agreement whether earned Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, Shares or in a combination thereof, with the value or number of Shares payable to be determined based on the Fair Market Value of the Common Stock on the date of the Committee’s certification under Section 9.9 or such other date specified in the Award Agreement. The Committee may, in an Award Agreement with respect to the award or delivery of Shares or cash, condition the vesting of such Shares or cash on the performance of additional service.

Section 9.11 Newly Eligible Participants. Notwithstanding anything in this Article IX to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments, as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares, Performance Units, or other Performance Awards after the commencement of a Performance Period.

ARTICLE X

OTHER STOCK-BASED AWARDS

Section 10.1 Grant of Stock-Based Awards. The Committee is authorized to make Awards of other types of equity-based or equity-related awards (“Stock-Based Awards”) not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as the Committee shall determine. All Stock-Based Awards shall be evidenced by an Award Agreement. Such Stock-Based Awards may be granted as an inducement to enter the employ of the Company or any Subsidiary or Affiliate or in satisfaction of any obligation of the Company or any Subsidiary or Affiliate to an officer or other key employee, whether pursuant to the Plan or otherwise, that would otherwise have been payable in cash or in respect of any other obligation of the Company. Such Stock-Based Awards may entail the transfer of actual Shares, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Section 10.2 Automatic Grants for Directors. Subject to Section 4.3, the Committee may institute, by resolution, grants of automatic Awards to new and continuing Directors, with the number and type of such Awards, the frequency of grant and all related terms and conditions, including any applicable vesting conditions, as determined by the Committee in its sole discretion.

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ANNEX B

ARTICLE XI

CASH INCENTIVE AWARDS

Section 11.1 Cash Incentive Awards. The Committee may grant Awards that may be earned in whole or in part based on the attainment of the Performance Goals (“Cash Incentive Awards”). In the event the Committee deems it appropriate that the Company’s short-term cash incentives for executive officers of the Company who are from time to time determined by the Committee to be “covered employees” for purposes of Section 162(m), qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m), the provisions of this Section 11 (and Section 9, to the extent applicable) shall apply to such Cash Incentive Awards.

Section 11.2 Eligibility and Participation. All Section 16 Participants of the Company shall be eligible to receive Cash Incentive Awards under the Plan.

Section 11.3 New Hires, Promotions, and Terminations. Unless otherwise provided in an Award Agreement, Company plan or policy, or other agreement between the Company or Affiliate and a Participant, the following rules shall apply:

(a) New Participants During the Performance Period. If an individual is newly hired or promoted during a Performance Period into a position eligible for a Cash Incentive Award as a Section 16 Participant under this Section 11, he or she shall be eligible (but not guaranteed) to receive a Cash Incentive Award under this Section 11 for the Performance Period, prorated for the portion of the Performance Period following the date of eligibility for a Cash Incentive Award hereunder.

(b) Disability or Death. A Section 16 Participant who terminates employment with the Company due to Disability or death during a Performance Period shall be eligible (but not guaranteed) to receive a Cash Incentive Award prorated for the portion of the Performance Period prior to termination of employment. A Participant who terminates employment with the Company due to Disability or death following the end of a Performance Period but before Cash Incentive Awards relating to such Performance Period are paid shall be eligible (but not guaranteed) to receive the full Cash Incentive Award for such Performance Period. Cash Incentive Awards payable in the event of death, if paid, shall be paid to the Section 16 Participant’s estate. Any such Cash Incentive Award shall be payable at the same time as other Cash Incentive Awards are paid for the relevant year.

(c) Termination of Employment. Subject to Section 11.3(b), if a Participant’s employment with the Company terminates for any reason (whether voluntarily or involuntarily) either during a Performance Period or following the end of a Performance Period but before Cash Incentive Awards relating to such Performance Period are paid, unless otherwise determined by the Committee, no Cash Incentive Award (or portion thereof) shall be payable or earned with respect to such Performance Period.

Section 11.4 General. The provisions of this Section 11 are intended to ensure that Cash Incentive Awards granted to Section 16 Participants hereunder that are intended to qualify as “performance-based compensation” (within the meaning of Section 162(m)) satisfy the exemption from the limitation on deductibility imposed by Section 162(m) that is set forth in Section 162(m)(4)(C), and this Section 11 and the Plan shall be interpreted and operated consistent with that intention to the extent applicable. Notwithstanding the foregoing, neither the adoption and operation of this Section 11 by the Committee nor its submission to (or approval by) the shareholders of the Company shall be construed as having created any limitations on the power of Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, whether tied to performance or otherwise, and the adoption and operation of this Article 11 shall not preclude the Board or the Committee from approving other Cash Incentive Awards or short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder, whether or not such Participants are Section 16 Participants, as the Committee deems appropriate and in the best interests of the Company.

● 2018 Proxy Statement	B-19

ANNEX B

ARTICLE XII

TERMINATION AND FORFEITURE

Section 12.1 Termination for Cause. Unless otherwise determined by the Committee at the grant date and set forth in the Award Agreement covering the Award or otherwise in writing or determined thereafter in a manner more favorable to the Participant, if a Participant’s employment or service terminates for Cause, all Options and SARs, whether vested or unvested, and all other Awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of Cause) shall be immediately forfeited and canceled, effective as of the date of the Participant’s termination of service.

Section 12.2 Termination for Any Other Reason. Unless otherwise determined by the Committee at the grant date and set forth in the Award Agreement covering the Award or otherwise in writing or determined thereafter in a manner more favorable to the Participant, or otherwise as may be provided in an agreement between a Participant and the Company, if a Participant’s employment or service terminates for any reason other than Cause:

(a) All Awards that are unvested or unexercisable shall be immediately forfeited and canceled, effective as of the date of the Participant’s termination of service;

(b) All Options and SARs that are vested shall remain outstanding until (w) in the case of termination for death or Disability, the 180th calendar day following the date of the Participant’s death or Disability, (x) in the case of retirement at normal retirement age (and, for purposes of the Plan, “normal retirement age” shall have the meaning set forth in the applicable Award Agreement or, if not defined in the Award Agreement, pursuant to the customary policies of the Company), (I) for Options and SARs that are vested at the date of retirement, the 180th calendar day following the date of the Participant’s retirement, and (II) for Options and SARs that become vested following the Participant’s retirement (if any), the 90th calendar day following such post-termination vesting date, (y) the expiration of three months following the effective date of the Participant’s termination of employment or service (as applicable) for any reason other than death, Disability or retirement at normal retirement age or (z) the Award’s normal expiration date, in all cases whichever is earlier, after which any unexercised Options and SARs shall immediately terminate; provided that if the exercise period of an Option or SAR would expire at a time when trading in the Common Stock is prohibited by federal securities law or the Company’s insider trading policy, the expiration of the Option or SAR shall be automatically extended until the thirtieth (30th) calendar day following the expiration of such prohibition (so long as such extension shall not violate Section 409A); and

(c) All Awards other than Options and SARs that are vested shall be treated as set forth in the applicable Award Agreement (or in any more favorable manner determined by the Committee).

Section 12.3 Post-Termination Informational Requirements. Before the settlement of any Award following termination of employment or service, the Committee may require the Participant (or the Participant’s Eligible Representative, if applicable) to make such representations and provide such documents or agreements as the Committee deems necessary or advisable to effect compliance with Applicable Law and determine whether the provisions of Section 12.1 or Section 12.4 may apply to such Award.

Section 12.4 Forfeiture of Awards. Awards and Common Stock that has been distributed pursuant to Awards shall be subject to any clawback policy adopted by the Committee, the Board, or the Company from time to time (including after the Effective Date), including any such policy adopted to comply with Applicable Law. Awards granted under the Plan (and gains earned or accrued in connection with Awards) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Committee or the Board from time to time or as set forth in the Award Agreement communicated to Participants. Any such policies may (in the discretion of the Committee or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only. The Participant shall also forfeit and disgorge to the Company any Awards granted or vested and any gains earned or accrued due to the exercise of Options or SARs or the sale of any Common Stock to the extent required by Applicable Law or regulations in effect on or after the Effective Date, including Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act. For the avoidance of doubt, the Committee shall have full authority to

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ANNEX B

implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder. The implementation of policies and procedures pursuant to this Section 12.5 and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards.

ARTICLE XIII

CHANGE OF CONTROL

Section 13.1 Alternative Award; Double Trigger. Unless otherwise provided in an Award Agreement or other agreement between a Participant and the Company, no cancellation, acceleration of vesting or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith, prior to the occurrence of a Change of Control, that such Award shall be honored or assumed, or new rights substituted therefor, in connection with the Change of Control (such honored, assumed or substituted award, an “Alternative Award”), provided that any Alternative Award must:

(a) Give the Participant who held such Award rights and entitlements substantially equivalent to or better than the rights and terms applicable under such Award immediately prior to the Change of Control, including, without limitation, an identical or better schedule as to vesting and/or exercisability, and for Alternative Awards that are stock options, identical or better methods of payment of the Exercise Price thereof (provided, however, that, notwithstanding this Section 13.1(a), if the securities underlying the Alternative Award are not publicly traded, the acquisition, holding and disposition of the shares underlying the Alternative Award may be subject to such terms and conditions as are established by the Committee prior to the Change of Control); and

(b) Have terms such that if, on or prior to the second anniversary following a Change of Control, the Participant’s employment is involuntarily (other than for Cause) or constructively terminated (in each case as the terms “involuntarily” and “constructively” are determined by the Committee as constituted prior to the Change of Control), at a time when any portion of the Alternative Award is unvested, the unvested portion of such Alternative Award shall immediately vest in full and such Participant shall be provided with either cash marketable stock equal to the fair market value of the stock subject to the Alternative Award on the date of termination (and, in the case of Alternative Awards that are stock options or stock appreciation rights, in excess of the Exercise Price or Base Price that the Participant would be required to pay in respect of such Alternative Award).

Section 13.2 Accelerated Vesting and Payment. Except as otherwise provided in this Article XIII or in an Award Agreement or thereafter on terms more favorable to a Participant, upon a Change of Control, or otherwise as provided in an agreement between the Participant and the Company, if Alternative Awards are not provided in accordance with Section 13.1:

(a) Each unvested Option or SAR shall become fully vested and exercisable;

(b) The vesting restrictions applicable to all other unvested Awards (other than freestanding Dividend Equivalents not granted in connection with another Award) shall lapse, all such Awards shall vest and become non-forfeitable; the Performance Goals established by the Committee for Performance Shares, Performance Units or similar performance-based Awards for the Performance Period in which the Change of Control is effective shall be deemed to have been achieved at the target level;

(c) Any Awards (other than freestanding Dividend Equivalents not granted in connection with another Award) that were vested prior to the Change of Control but that have not been settled or converted into Shares prior to the Change of Control, plus those Awards that become vested in accordance with Section 13.2(b) above, shall be settled in cash or converted into Shares; and

(d) All freestanding Dividend Equivalents not granted in connection with another Award shall be cancelled without payment therefor.

For avoidance of doubt, upon a Change of Control the Committee may cancel Options and SARs for no consideration if the aggregate Fair Market Value of the Shares subject to Options and SARs is less than or equal to the Exercise Price of such Options or the Base Price of such SARs.

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ANNEX B

Section 13.3 Certain Covered Transactions. In the event of a Change of Control that is a merger or consolidation in which the Company is not the surviving corporation or that results in the acquisition of substantially all the Company’s outstanding Shares by a Person or group of Persons or entities acting in concert, or in the event of a sale or transfer of all or substantially all of the Company’s assets (a “Covered Transaction”), the Committee shall have the discretion to provide for the termination of all outstanding Options and SARs as of the effective date of the Covered Transaction; provided, that, no Option or SAR will be so terminated (without the consent of the Participant) prior to the expiration of twenty (20) calendar days following the later of (i) the date on which the Award became fully exercisable and (ii) the date on which the Participant received written notice of the Covered Transaction. In the event of a Change of Control that involves a purchase of Shares for cash, the Board can implement or negotiate a procedure whereunder all Participants’ unexercised Options or SARs may be cashed out as part of the purchase transaction, without requiring exercise, for the difference between the purchase price and the Exercise Price.

Section 13.4 Section 409A. Notwithstanding the discretion in Sections 13.1 and 13.2, if any Award is subject to Section 409A and an Alternative Award would be deemed a non-compliant modification of such Award under Section 409A, then no Alternative Award shall be provided and such Award shall instead be treated as provided in Section 13.1 or in the Award Agreement (or in such other manner determined by the Committee that is a compliant modification under Section 409A).

ARTICLE XIV

OTHER PROVISIONS

Section 14.1 Awards Not Transferable. Unless otherwise agreed to in writing by the Committee, no Award or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 14.1 shall prevent transfers by will or by the Applicable Laws of descent and distribution.

If allowed by the Committee, a Participant may transfer the ownership of some or all of the vested or earned Awards granted to such Participant, other than Incentive Stock Options to (i) the spouse, children or grandchildren of such Participant (the “Family Members”), (ii) a trust or trusts established for the exclusive benefit of such Family Members, or (iii) a partnership in which such Family Members are the only partners. Notwithstanding the foregoing:

(a) Under no circumstances will a Participant be permitted to transfer a stock option to a third-party financial institution without prior shareholder approval, and

(b) Vested or earned Awards may be transferred without the Committee’s pre-approval if the transfer is made incident to a divorce as required pursuant to the terms of a “domestic relations order” as defined in Code Section 414(p); provided that no such transfer will be allowed with respect to Incentive Stock Options if such transferability is not permitted by Code Section 422.

Any such transfer shall be without consideration and shall be irrevocable. No Award so transferred may be subsequently transferred, except by will or applicable laws of descent and distribution. The Committee may create additional conditions and requirements applicable to the transfer of Awards. Following the allowable transfer of a vested Option, such Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately prior to the transfer. For purposes of settlement of the Award, delivery of Stock upon exercise of an Option, and the Plan’s Change of Control provisions, any reference to a Participant shall be deemed to refer to the transferee.

Section 14.2 Amendment, Suspension or Termination of the Plan or Award Agreements.

(a) The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee; provided that without the approval by the Company’s stockholders if required by, and, if so required, in accordance with, (A) the listing requirements of any principal securities exchange or market on which

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ANNEX B

the Shares are then traded or (B) any other applicable law or regulation, no amendment or modification to the Plan may (i) except as otherwise expressly provided in Section 4.5, increase the number of Shares subject to the Plan specified in Section 4.1 or the individual Award limitations specified in Section 4.3; (ii) modify the class of persons eligible for participation in the Plan or (iii) materially modify the Plan in any other way that would require stockholder approval under Applicable Law.

(b) Except as provided otherwise expressly provided in the Plan, neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of the Award, materially adversely alter or impair any rights or obligations under any Award theretofore granted. Except as provided by Section 4.5, notwithstanding the foregoing, the Committee at any time, and from time to time, may amend the terms of any one or more existing Award Agreements, provided, however, that the rights of a Participant under an Award Agreement shall not be adversely impaired in a material manner without the Participant’s written consent. The Company shall provide a Participant with notice of any amendment made to such Participant’s existing Award Agreement in accordance with the terms of this Section 14.2(b).

(c) Notwithstanding any provision of the Plan to the contrary, in no event shall adjustments made by the Committee pursuant to Section 4.5 or the application of Section 12.4, 13.1, 13.2, 14.6 or 14.12 to any Participant constitute an amendment of the Plan or of any Award Agreement requiring the consent of any Participant.

(d) No Award may be granted during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the expiration of ten (10) years from the Effective Date (provided that no incentive stock options may be granted after ten (10) years from the date the Board approves the Plan).

Section 14.3 Effect of Plan upon Other Award and Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any of its Subsidiaries or Affiliates. Nothing in the Plan shall be construed to limit the right of the Company or any of its Subsidiaries or Affiliates (a) to establish any other forms of incentives or compensation for Service Providers or (b) to grant or assume options or restricted stock other than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options or restricted stock in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

Section 14.4 At-Will Employment. Nothing in the Plan or any Award Agreement hereunder shall confer upon the Participant any right to continue as a Service Provider of the Company or any of its Subsidiaries or Affiliates or shall interfere with or restrict in any way the rights of the Company and any of its Subsidiaries or Affiliates, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without Cause.

Section 14.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 14.6 Conformity to Securities Laws. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated under any of the foregoing, to the extent the Company, any of its Subsidiaries or Affiliates, or any Participant is subject to the provisions thereof. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Awards shall be granted and may be exercised, only in such a manner as to conform to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan and Awards granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules, and regulations.

Section 14.7 Term of Plan. The Plan shall become effective on the date that it is approved by the Compensation Committee of the Board of Directors of the Company and approved by Company stockholders at the Company’s next following Annual Meeting of Stockholders (the “Effective Date”) and shall continue in effect, unless sooner terminated pursuant to Section 14.2, until the tenth (10th) anniversary of the Effective Date. The provisions of the Plan shall continue thereafter to govern all outstanding Awards, including after the tenth (10th) anniversary of the Effective Date.

Section 14.8 Governing Law and Venue. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of law

● 2018 Proxy Statement	B-23

ANNEX B

that would apply the laws of any other jurisdiction. Any and all claims and disputes of any kind whatsoever arising out of or relating to the Plan shall only be brought in the Delaware Chancery Court. The Participant or Person hereby waives any objection which it may now have or may hereafter have to the foregoing choice of venue and further irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court in any such claim or dispute.

Section 14.9 Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

Section 14.10 Governing Documents. In the event of any express contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and the Company or any Subsidiary or Affiliate of the Company that has been approved by the Committee, the express terms of the Plan shall govern, unless it is expressly specified in such Award Agreement or other written document that such express provision of the Plan shall not apply. In addition, to the extent any employment or other written agreement between the Participant or the Company or any Subsidiary or Affiliate or a severance plan maintained by the Company or any Subsidiary or Affiliate provides vesting terms with respect to an Award or all awards, which are more favorable to the Participant than those set forth in the Plan or an Award Agreement, the vesting terms in such employment or other written agreement or severance plan shall control.

Section 14.11 Withholding Taxes. In addition to any rights or obligations with respect to Withholding Taxes under the Plan or any applicable Award Agreement, the Company or any Subsidiary or Affiliate employing a Service Provider shall have the right to withhold from the Service Provider, or otherwise require the Service Provider or an assignee to pay, any Withholding Taxes arising as a result of grant, exercise, vesting or settlement of any Award or any other taxable event occurring pursuant to the Plan or any Award Agreement, including, without limitation, to the extent permitted by law, the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to the Service Provider or to take such other actions (including, without limitation, withholding any Shares or cash deliverable pursuant to the Plan or any Award or approving a broker-assisted sell-to-cover transaction) as may be necessary to satisfy such Withholding Taxes; provided, however, that in the event that the Company withholds Shares issued or issuable to the Participant to satisfy all or any portion of the Withholding Taxes, the Company shall withhold a number of whole Shares having a Fair Market Value, determined as of the date of withholding, not in excess of the amount required to be withheld by law, not exceeding the maximum individual statutory tax rate in a given jurisdiction (or such lower mount as may be necessary to avoid liability award accounting, or any other accounting consequence or cost, as determined by the Committee, and in any event in accordance with Company policies), and any remaining amount shall be remitted in cash or withheld; and provided, further, that with respect to any Award subject to Section 409A, in no event shall Shares be withheld pursuant to this Section 14.11 (other than upon or immediately prior to settlement in accordance with the Plan and the applicable Award Agreement) other than to pay taxes imposed under the U.S. Federal Insurance Contributions Act (FICA) and any associated U.S. federal withholding tax imposed under Code Section 3401 and in no event shall the value of such Shares (other than upon immediately prior to settlement) exceed the amount of the tax imposed under FICA and any associated U.S. federal withholding tax imposed under Code Section 3401. The Participant shall be responsible for all Withholding Taxes and other tax consequences of any Award granted under the Plan.

Section 14.12 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan, the Committee determines that any Award may be subject to Section 409A and related regulations and Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, (b) comply with the requirements of

B-24	● 2018 Proxy Statement

ANNEX B

Section 409A and related Department of Treasury guidance or (c) comply with any correction procedures available with respect to Section 409A. Notwithstanding anything else contained in the Plan or any Award Agreement to the contrary, if a Service Provider is a “specified employee” as determined pursuant to Section 409A under any Company Specified Employee policy in effect at the time of the Service Provider’s “separation from service” (as determined under Section 409A) or, if no such policy is in effect, as defined in Section 409A), then, to the extent necessary to comply with, and avoid imposition on such Service Provider of any tax penalty imposed under, Section 409A, any payment required to be made to a Service Provider hereunder upon or following his or her separation from service shall be delayed until the first to occur of (i) the six-month anniversary of the Service Provider’s separation from service and (ii) the Service Provider’s death. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten-day period following the lapsing of the delay period.

Section 14.13 No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Subsidiary or Affiliates indemnify, defend or hold harmless any Person with respect to the tax consequences of any Award.

Section 14.14 Notices. Except as provided otherwise in an Award Agreement, all notices and other communications required or permitted to be given under the Plan or any Award Agreement shall be in writing and shall be deemed to have been given if delivered personally, sent by email or any other form of electronic transfer approved by the Committee, sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, (i) in the case of notices and communications to the Company, to 6100 Center Drive, Suite 1020, Los Angeles, California 90045 to the attention of the General Counsel of the Company or (ii) in the case of a Participant, to the last known address, or email address or, where the individual is an employee of the Company or one of its subsidiaries, to the individual’s workplace address or email address or by other means of electronic transfer acceptable to the Committee. All such notices and communications shall be deemed to have been received on the date of delivery, if sent by email or any other form of electronic transfer, at the time of dispatch or on the third business day after the mailing thereof.

Section 14.15 Unfunded Plan. The Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to the Plan’s benefits. The Plan does not establish any fiduciary relationship between the Company and any Participant or other Person. To the extent any Person holds any rights by virtue of an Award granted under the Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

Section 14.16 Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and the Plan is not to be construed with reference to such titles.

***

● 2018 Proxy Statement	B-25

Global Eagle ANNUAL MEETING OF GLOBAL EAGLE ENTERTAINMENT INC. Date: June 25, 2018 Time: 12:00 P.M. (Pacific Time) Place: 6100 Center Drive, Third Floor, Los Angeles, California Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1, 2, 3 and 4. 1: Election of Class I Directors For Against Abstain 01 Stephen Hasker 02 Jeff Leddy 03 Josh Marks For Against Abstain 2: Approve Long-Term an Incentive amendment Plan to to our increase 2017 Omnibus thereunder the number by of two shares million available shares for grant 3: Approve compensation (on an of advisory our named basis) executive the officers for 2017 4: Ratify of KPMG (on LLP an advisory as our independent basis) the appointment registered public accounting firm for 2018 Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of Global Eagle Entertainment Inc. to be held on Monday, June 25, 2018 for Holders as of April 26, 2018 This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET TELEPHONE Call Go www. To proxypush.com/ENT 866-895-6908 • online. • Use any touch-tone telephone. Cast your vote OR • Have your Proxy Card/Voting Instruction Form ready. • View Meeting Documents. • Follow the simple recorded instructions. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2018 This Notice of 2018 Annual Meeting and Proxy Statement and our 2017 Annual Report are available on our website at www.globaleagle.com under “Investors—Financial Info.” PROXY TABULATOR FOR GLOBAL EAGLE ENTERTAINMENT INC. P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT #

Please separate carefully at the perforation and return just this portion in the envelope provided. Proxy — Global Eagle Entertainment Inc. Annual Meeting of Stockholders June 25, 2018, 12:00 p.m. (Pacific Time) This Proxy is Solicited on Behalf of the Board of Directors The purpose of the Annual Meeting is to take action on the following: 1. Elect Stephen Hasker, Jeff Leddy and Josh Marks as Class I members of our Board of Directors 2. Approve an amendment to our 2017 Omnibus Long-Term Incentive Plan to increase the number of shares available for grant thereunder by two million shares 3. Approve (on an advisory basis) the compensation of our named executive officers for 2017 4. Ratify (on an advisory basis) the appointment of KPMG LLP as our independent registered public accounting firm for 2018 We describe these items of business in more detail in the Proxy Statement accompanying this Notice. Only stockholders of record as of the close of business on April 26, 2018 are entitled to receive notice of, and to vote at, the Annual Meeting and any and all adjournments or postponements thereof. Stockholders who hold shares in street name may vote through their brokers, banks or other nominees. Regardless of the number of shares you own or whether you plan to attend the Annual Meeting, please vote. All stockholders of record can vote (i) over the Internet by accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you, (ii) by calling the toll-free telephone number specified on the enclosed proxy card and following the instructions when prompted, (iii) by written proxy by signing and dating the enclosed proxy card and returning it to us pursuant to the instructions under “Other Matters - How do I vote?” on page 67 of this Proxy Statement or (iv) by attending the Annual Meeting and voting in person. We encourage you to receive all proxy materials electronically. If you wish to receive these materials electronically, please follow the instructions on the proxy card. See also “Other Matters - Electronic Access to Proxy Statement and Annual Report” on page 71 of the Proxy Statement for more information in this regard. To attend the meeting and vote your shares in person, please mark this box.